Exhibit 4.a

CREDIT AGREEMENT

Dated as of September 1, 2004

among

CROWN AMERICAS, INC.

(f/k/a Crown Cork & Seal Americas, Inc.),

as the U.S. Borrower,

CROWN EUROPEAN HOLDINGS S.A.,

as the Euro Borrower,

THE SUBSIDIARY BORROWERS NAMED HEREIN,

CROWN HOLDINGS, INC., CROWN INTERNATIONAL HOLDINGS, INC.

and

CROWN CORK & SEAL COMPANY, INC.,

as Parent Guarantors,

THE LENDERS REFERRED TO HEREIN

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent,

and

CITIBANK INTERNATIONAL plc,

as U.K. Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

as Sole Arranger and

Sole Bookrunner in respect

of the Term B Facility

CITIGROUP GLOBAL MARKETS INC.

and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Bookrunners in respect of the Revolving Facilities

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

ABN AMRO BANK N.V., BNP PARIBAS and CALYON NEW YORK BRANCH,

as Co-Documentation Agents

BANK OF AMERICA, N.A.,

as Senior Managing Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

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-ii-

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EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of U.S. Indemnity, Subrogation and Contribution Agreement
EXHIBIT F-1	Form of Term B Note
EXHIBIT F-2	Form of Revolving Note
EXHIBIT G-1	Form of Officer’s Certificate of the U.S. Borrower
EXHIBIT G-2	Form of Officer’s Certificate of the Euro Borrower/Subsidiary Borrower
EXHIBIT G-3	Form of Officer’s Certificate of Subsidiary Loan Party
EXHIBIT G-4	Form of Chief Financial Officer’s Certificate
EXHIBIT H	Form of U.S. Guarantee Agreement
EXHIBIT I-1	Form of U.S. Shared Pledge Agreement
EXHIBIT I-2	Form of U.S. Bank Pledge Agreement
EXHIBIT I-3	Form of Euro Bank Pledge Agreement
EXHIBIT J	Form of U.S. Security Agreement
EXHIBIT K	Form of Non-U.S. Guarantee Agreement
EXHIBIT L	Form of Opinion of Dechert LLP
EXHIBIT M-1	Form of U.S. Local Counsel Opinions
EXHIBIT M-2	Form of Opinion of Gide Loyrette Nouel
EXHIBIT M-3	Form of Opinion of Dechert LLP, Paris
EXHIBIT N	Form of Mortgage
EXHIBIT O	Form of Real Property Officers’ Certificate
EXHIBIT P-1	Form of U.S. Intercreditor Agreement
EXHIBIT P-2	Form of Euro Intercreditor Agreement
EXHIBIT P-3	Form of Receivables Intercreditor Agreement
EXHIBIT Q	Form of Sharing Agreement
EXHIBIT R	Form of Crown Développement Parent Guarantee
EXHIBIT S	Form of Solvency Certificate
EXHIBIT T	Form of Intercompany Note
EXHIBIT U	Mandatory Cost Formula

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SCHEDULE 1.01(b)	Subsidiary Borrowers
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 2.06(a)	Existing Letters of Credit
SCHEDULE 3.02	Immaterial Subsidiaries
SCHEDULE 3.10	Subsidiaries
SCHEDULE 3.11(a)	Ownership of Properties
SCHEDULE 3.11(b)	Leased and Owned Real Property
SCHEDULE 3.11(g)	Principal Properties
SCHEDULE 3.17	Insurance
SCHEDULE 3.21(a)	Indebtedness
SCHEDULE 3.21(b)	Existing Non-U.S. Facilities
SCHEDULE 3.21(c)	Existing Factoring Facilities
SCHEDULE 3.22(e)	Mortgage Filing Offices
SCHEDULE 3.22(f)	Euro Collateral Documents
SCHEDULE 3.22(g)	Required Actions — Intercompany Collateral
SCHEDULE 4.01(b)	Domestic and Non-U.S. Local Counsel
SCHEDULE 4.01(i)(A)	Mortgaged Properties
SCHEDULE 4.01(i)(C)	Title Insurance Amounts
SCHEDULE 4.01(k)-1	Intercompany Notes
SCHEDULE 4.01(k)-2	French Intercompany Loan Agreements
SCHEDULE 4.01(l)	Intercompany Collateral Documents
SCHEDULE 5.20	Post-Closing Matters
SCHEDULE 6.02(viii)	Permitted Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.05(ii)	Permitted Transfers
SCHEDULE 6.05(viii)	Permitted Divestitures
SCHEDULE 6.05(ix)	Permitted Sale and Leaseback Transaction
SCHEDULE 6.08	Minority Interests
SCHEDULE 6.09(vi)	Agreements Excepted from Transactions with Affiliates
SCHEDULE 6.10	Existing Restrictions

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CREDIT AGREEMENT (this “Agreement”) dated as of September 1, 2004 among CROWN AMERICAS, INC. (f/k/a Crown Cork & Seal Americas, Inc.), a Pennsylvania corporation (the “U.S. Borrower”), CROWN EUROPEAN HOLDINGS S.A., a corporation organized under the laws of France (the “Euro Borrower”), each of the subsidiary borrowers referred to herein (the “Subsidiary Borrowers” and together with the U.S. Borrower and the Euro Borrower, the “Borrowers”), CROWN CORK & SEAL COMPANY, INC. (“CCSC”), CROWN HOLDINGS, INC. (“Crown Holdings”) and CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”), as Parent Guarantors, the financial institutions listed on Schedule 2.01, as such Schedule may be from time to time supplemented and amended (the “Lenders”), and CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Term B Dollar Lenders, the Revolving Dollar Lenders, the Revolving LC Lenders and any New Term Loan Dollar Lenders, CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole arranger and sole bookrunner (in such capacity, the “Term B Arranger”) in respect of the Term B Facility, CITIBANK INTERNATIONAL plc, as administrative agent (in such capacity, the “U.K. Administrative Agent”) for the Revolving Euro Lenders and any New Term Loan Euro Lenders, CGMI and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners (in such capacity, each a “Lead Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), and ABN AMRO BANK N.V., BNP PARIBAS and CALYON NEW YORK BRANCH, as co-documentation agents (in such capacity, each a “Co-Documentation Agent”) and BANK OF AMERICA, N.A., as senior managing agent (in such capacity, the “Senior Managing Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan denominated in Dollars and bearing interest at the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Crown Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of properties (excluding any exchange of Equity Interests of Crown Holdings) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Crown Holdings or any of its Subsidiaries.

“Additional Collateral” has the meaning assigned to such term in Section 5.11.

“Additional Cost Rate” has the meaning assigned to such term in Exhibit U.

“Additional Euro Collateral” has the meaning assigned to such term in Section 5.11.

“Additional First Lien Notes” means (i) additional First Lien Notes issued after the Effective Date under the First Lien Notes Indenture and (ii) other first lien notes issued by a Permitted Issuer, the terms of which notes (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Term B Loan Maturity Date, (b) do not restrict, limit or adversely affect the ability of any Loan Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (c) the covenants, events of default, subsidiary guaranties and other terms of which, taken as a whole, are not more restrictive to the Euro Borrower and Crown Holdings and their Subsidiaries than those in the First Lien Notes (as reasonably determined by the Administrative Agent), (d) no Subsidiary of Crown Holdings is an obligor under such notes that is not a Loan Party and (e) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings.

“Additional Second Lien Notes” means (i) additional Second Lien Notes issued after February 26, 2003 under the Second Lien Notes Indenture and (ii) other second lien notes issued by a Permitted Issuer, the terms of which notes (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the Term B Loan Maturity Date, (b) the Liens securing such notes are subordinated to the Liens securing the Obligations to the same extent as set forth in the Security Documents and Intercreditor Agreements, (c) do not restrict, limit or adversely affect the ability of any Loan Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (d) the covenants, events of default, subsidiary guaranties and other terms of which, taken as a whole, are not more restrictive to the Euro Borrower and Crown Holdings and their Subsidiaries than those in the Second Lien Notes (as reasonably determined by the Administrative Agent), (e) no Subsidiary of Crown Holdings is an obligor under such notes that is not a Loan Party and (f) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings.

“Additional Third Lien Notes” means (i) additional Third Lien Notes issued after February 26, 2003 under the Third Lien Notes Indenture and (ii) other third lien notes issued by a Permitted Issuer, the terms of which notes (a) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the Term B Loan Maturity Date, (b) the Liens securing such notes are subordinated to the Liens securing the Obligations to the same extent as set forth in the Security Documents and Intercreditor Agreements, (c) do not restrict, limit or adversely affect the ability of any Loan Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (d) the covenants, events of default, subsidiary guaranties and other terms of which, taken as a whole, are not more restrictive to the Euro Borrower and Crown Holdings and their Subsidiaries than those in the Third Lien Notes (as reasonably determined by the Administrative Agent), (e) no Subsidiary of Crown Holdings is an obligor under such notes that is not a Loan Party and (f) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings.

“Additional U.S. Collateral” has the meaning assigned to such term in Section 5.11(b).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

provided, however, that notwithstanding the foregoing, for purposes of Section 10.04, an “Affiliate” shall be a Person engaged in the business of banking or buying or investing in loans who is controlled by, or under common control with, a Lender.

“Agent Fees” has the meaning assigned to such term in Section 2.10(c).

“Agents” means the Administrative Agent, the U.K. Administrative Agent and each Collateral Agent.

“Aggregate Dollar Revolving Credit Exposure” means the aggregate amount of the Revolving Dollar Lenders’ Revolving Dollar Credit Exposures.

“Aggregate Euro Revolving Credit Exposure” means the aggregate amount of the Revolving Euro Lenders’ Revolving Euro Credit Exposures.

“Aggregate Revolving Credit Exposure” means the sum of the Aggregate Dollar Revolving Credit Exposure and the Dollar Equivalent of the Aggregate Euro Revolving Credit Exposure.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 10.17(b).

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Issuing Bank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Issuing Bank from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

“Anti-Terrorism Law” has the meaning assigned to such term in Section 3.23(a).

“Applicable Agent” means (a) with respect to any Loan, Borrowing or Letter of Credit denominated in Dollars, the Administrative Agent and (b) with respect to any Loan or Borrowing denominated in Euros or Pounds Sterling, the U.K. Administrative Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 10.17(b).

“Applicable Currency” has the meaning assigned to such term in Section 2.12(a).

“Applicable Rate” means, for any day, and subject to Section 2.21, (A) before the Trigger Date, (i) in the case of ABR Revolving Dollar Loans and ABR Revolving LC Loans, 1.75%, (ii) in the case of Eurocurrency Revolving Loans and Eurocurrency Revolving LC Loans, 2.75%, (iii) in the case of ABR Term B Dollar Loans, 1.25% and (iv) in the case of Eurocurrency Term B Dollar Loans, 2.25% and (B) on and after the Trigger Date in respect of Revolving Loans and Revolving LC Loans only, the applicable rates per annum set forth in the table below based on the Applicable Rating Level on such date:

Applicable Rating Level	ABR Revolving Dollar Loans and ABR Revolving LC Loans	Eurocurrency Revolving Loans and Eurocurrency Revolving LC Loans
Level I	1.25%	2.25%
Level II	1.50%	2.50%
Level III	1.75%	2.75%
Level IV	2.00%	3.00%
Level V	2.25%	3.25%

For purposes of such calculation of the Applicable Rate with respect to Revolving Loans on and after the Trigger Date, each change in the Applicable Rate resulting from a change in the Applicable Rating Level shall be effective three (3) Business Days after the date of any such change in the Applicable Rating Level. During the continuance of an Event of Default, the Applicable Rate shall be the highest rate set forth in the table above unless and until such time as Crown Holdings has provided such written notice or such Event of Default shall have been cured or waived. Within one (1) Business Day of receipt by the Administrative Agent of written notice from Crown Holdings of a change in the Applicable Rating Level, the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

“Applicable Rating Level” means for any day, the highest Rating Level (as such term is defined below in this definition) issued by S&P or Moody’s (collectively, in this definition called the “Designated Rating Agencies”). As used in this definition, (a) the term “Rating Level” means for any day with respect to any of the Designated Rating Agencies, the rating level described below (or its then equivalent) applicable on such day, issued by such Designated Rating Agency, from time to time, with respect to the Indebtedness incurred under this Agreement or if such rating is unavailable, equivalents thereof, including counterparty ratings, implied ratings and corporate ratings; and (b) “>“ means a rating equal to or more favorable than and “<“ means a rating equal to or less favorable than.

Rating Level	S&P	Moody’s
Level I	>BBB-	>Baa3
Level II	BB+	Ba1
Level III	BB	Ba2
Level IV	BB-	Ba3
Level V	<B+	<B1

If the ratings established by Moody’s and S&P shall fall within different levels, the rating in the inferior level (e.g., Level III is inferior to Level II) shall be disregarded; provided that (x) in the case of Level I, the pricing for such level may be obtained only if both of the stated ratings are satisfied (e.g. in the case of a split-rating by S&P of BB+ and by Moody’s of Baa3 or higher, Level II shall apply), (y) in the case of Level V, the pricing for such level shall be applied only if both of the stated ratings are satisfied (e.g. in the case of a split-rating by S&P of BB- and by Moody’s of B1 or lower, Level IV shall apply), (z) in all other cases, the pricing for such level may be obtained if either of the stated ratings are satisfied; provided that in the event that the ratings differential is (i) two levels (e.g., Levels II and IV), the intermediate level shall be used, (ii) three levels (e.g., Levels I and IV), the higher of the two intermediate levels shall be used (e.g., Level II is higher than Level III) and (iii) four levels (e.g., Levels I and V), Level III shall be used.

If any of the Designated Rating Agencies shall not have in effect a rating for the Indebtedness incurred under this Agreement or if the rating system of any of the Designated Rating Agencies shall change, or if either of the Designated Rating Agencies shall cease to be in the business of rating corporate debt obligations, the Borrowers and Requisite Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Designated Rating Agency, but until such an agreement shall be reached, the Applicable Rating Level shall be based only upon the rating by the remaining Designated Rating Agency.

“Asbestos Payment” means any payment in cash actually made by or on behalf of Crown Holdings or any Subsidiary in respect of any liability related to asbestos or any actual or threatened claim, action or proceeding related to asbestos (including any settlement of any thereof). For avoidance of doubt, deferred payments shall only constitute Asbestos Payments when made.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by Crown Holdings or any of its Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary, except (a) sales and dispositions permitted by Sections 6.05(i), (ii), (iii), (iv), (v), (vi), (x), (xi) and (xii), and (b) any such transaction or series of transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $2.0 million (or, when taken together with all other such transactions, in excess of $10.0 million in any twelve-month period).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“Authorized Officer” means, with respect to any Loan Party, those of its officers whose signature and incumbency has been certified to the Administrative Agent and the Lenders pursuant to Section 4.01(d) or any successor thereto.

“Available Dollar Revolving Credit Commitment” means as to any Revolving Dollar Lender, at any time of determination, an amount equal to such Revolving Dollar Lender’s Revolving Dollar Credit Commitment at such time minus such Revolving Dollar Lender’s Revolving Dollar Credit Exposure at such time.

“Available Euro Revolving Credit Commitment” means, as to any Revolving Euro Lender, at any time of determination, an amount equal to such Revolving Euro Lender’s Revolving Euro Credit Commitment at such time minus the Dollar Equivalent of such Revolving Euro Lender’s Revolving Euro Credit Exposure at such time.

“Available Liquidity” means, at any date, the sum of (x) the Available Revolving Credit Commitment of all Revolving Lenders plus (y) unused availability under the Permitted Receivables or Factoring Financings; provided that in the case of clauses (x) and (y), the applicable Loan Party shall actually be permitted to borrow thereunder, plus (z) cash and Permitted Investments of Crown Holdings and its Subsidiaries, as certified in writing by a Financial Officer of Crown Holdings as of a date no earlier than seven days prior to the date of determination.

“Available Revolving Credit Commitment” means the sum of the Available Dollar Revolving Credit Commitment and the Available Euro Revolving Credit Commitment.

“Bank” has the meaning assigned to such term in the UCC.

“Bank Related Cash Management Agreement” means agreements of Crown Holdings or any of its Subsidiaries arising from treasury, depository and cash management services provided by one or more counterparties that are the Administrative Agent, the U.K. Administrative Agent or a Lender or an Affiliate thereof at the time that such Bank Related Cash Management Agreement was entered into in connection with this Agreement.

“Bank Related Debt” means obligations under Hedging Agreements and Bank Related Cash Management Agreements owed to counterparties that are the Administrative Agent, the U.K. Administrative Agent or a Lender or any Affiliate thereof at the time such Hedging Agreement or Bank Related Cash Management Agreement was entered into to the extent permitted hereunder.

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means a Loan or group of Loans to one Borrower of the same Class and Type and denominated in a single currency (except as provided in Section 2.12(b)) made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which the relevant Borrower requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York and (a) with respect to any Loan denominated in Euros, any such day for (i) payments or purchases of Euros, a TARGET Business Day and (ii) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England, Frankfurt, Germany and in any other principal financial center as the U.K. Administrative Agent may from time to time determine for this purpose, and (b) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a day for trading by and between banks in deposits of the applicable currency for such Loans in the interbank eurocurrency market. For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is open for business.

“Capital Expenditures” means, for any period and with respect to any Person, (a) any and all expenditures made by such Person or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the consolidated financial statements of such Person prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise, and (b) all Capital Lease Obligations of such Person and its Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Interest Expense” means, for any period and with respect to any Person, Consolidated Interest Expense of such Person and its Subsidiaries for such period, less the sum of, to the extent included in Consolidated Interest Expense, (a) interest expense actually “paid in kind” in that period, (b) the amortization of any financing fees paid by, or on behalf of, such Person or any of its Subsidiaries, and (c) the amortization of debt discounts, if any.

“CCSC” has the meaning assigned to such term in the preamble hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CGMI” has the meaning assigned to it in the preamble hereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Equity Interests, a merger or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Crown Holdings, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Crown Holdings by Persons who were neither (i) nominated by the board of directors of Crown Holdings nor (ii) appointed by directors so nominated, (c) Crown Holdings shall fail to own, directly or indirectly, beneficially or of record all of the outstanding Equity Interests of either the U.S. Borrower or the Euro Borrower (other than director’s qualifying shares), (d) the occurrence of a “Change of Control” as defined under the First Lien Notes Indenture, (e) the occurrence of a “Change of Control” as defined under the Second Lien Notes Indenture, (f) the occurrence of a “Change of Control” as defined under the Third Lien Notes Indenture, or (g) the occurrence of a “Change of Control” as defined in any agreement governing Additional First Lien Notes, Additional Second Lien Notes, Additional Third Lien Notes or any other Refinancing Plan Indebtedness.

“Charges” has the meaning assigned to such term in Section 10.10.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Dollar Loans, Revolving Euro Loans, Revolving LC Loans, Term B Dollar Loans, New Term Dollar Loans or New Term Euro Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Dollar Credit Commitment, Revolving Euro Credit Commitment, Revolving LC Commitment, Term B Dollar Commitment, New Term Loan Euro Commitment or New Term Loan Dollar Commitment and when used in reference to any Lender, refers to whether such Lender is a Revolving Dollar Lender, a Revolving Euro Lender, a Revolving LC Lender, a Term B Dollar Lender, a New Term Loan Dollar Lender or New Term Loan Euro Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral,” “Mortgaged Property” or “Trust Property,” as defined in any applicable U.S. Security Document, and any other Property pledged pursuant to any other Security Document.

“Collateral Account” means the collateral account or sub-account established and maintained by Citicorp North America, Inc. in its name as U.S. Collateral Agent for the benefit of the Lenders, in accordance with the provisions of the U.S. Security Agreement.

“Collateral Agents” means, collectively, the U.S. Collateral Agent and the Euro Collateral Agent.

“Commitment” means a Revolving Dollar Credit Commitment, a Revolving Euro Credit Commitment, a Revolving LC Commitment, a Term B Dollar Commitment, a New Term Loan Dollar Commitment or a New Term Loan Euro Commitment, or any combination thereof, as the context may require.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Percentage” means 0.50% per annum.

“Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.10(a).

“Commitment Percentage” means (i) with respect to any Revolving Dollar Lender at any time, the percentage of the Total Revolving Dollar Credit Commitment represented by such Lender’s Revolving Dollar Credit Commitment, (ii) with respect to any Revolving Euro Lender at any time, the percentage of the Total Revolving Euro Credit Commitment represented by such Lender’s Revolving Euro Credit Commitment and (iii) with respect to any Revolving LC Lender at any time, the percentage of the Total Revolving LC Commitment represented by such Revolving LC Lender’s Revolving LC Commitment. If (x) the Revolving Credit Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and (y) the Revolving LC Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving LC Commitments most recently in effect, giving effect to any assignments.

“Communications” has the meaning assigned to such term in Section 10.19.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(b) and shall be substantially in the form of Exhibit D.

“Conduit Financing Arrangement” has the meaning assigned to such term in Section 2.16.

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period)(it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back”), and (v) actual cash realized relating to the sale of Real Property or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary losses) for such period and any gains (or plus losses) realized in connection with any Asset Sale of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period, minus Capital Expenditures in such Test Period of Crown Holdings and its Subsidiaries, to (b) the sum of (i) Net Cash Interest Expense of Crown Holdings and its Subsidiaries for such Test Period plus (ii) the amount of scheduled mandatory payments on account of principal of Indebtedness of Crown Holdings and its Subsidiaries (other than Existing Unsecured Debt) for the next succeeding four quarters (provided that with respect to any succeeding four quarters that include September 30, 2011, the scheduled payments of principal in respect of Term B Dollar Loans shall be deemed not to exceed an aggregate of $1,250,000), plus (iii) all dividends paid in cash by Crown Holdings or any of its Subsidiaries during such Test Period (other than dividends paid to Crown Holdings or any of its Subsidiaries) plus (iv) Asbestos Payments during such Test Period. For Test Periods ending prior to June 30, 2005, Cash Interest Expense shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred on the first day of such Test Period.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) yield, discount, interest expense or fees associated with any Permitted Receivables or Factoring Financing (other than amounts payable to any Loan Party), and (b) capitalized interest. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements. Breakage costs in connection with repaying and terminating the Existing Credit Agreement on the Effective Date shall not be considered Consolidated Interest Expense.

“Consolidated Net Income” means, for any period and for any Person, the net income or loss of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (v) gains and losses from the early extinguishment of Indebtedness.

“Consolidated Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Crown Holdings and its Subsidiaries for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and computed in accordance with GAAP. Consolidated Tangible Assets shall be calculated after giving effect to the transaction giving rise to the need to calculate Consolidated Tangible Assets.

“Constar Agreements” means all agreements and documentation entered into by CCSC or its Affiliates, on the one hand, and Constar International Inc. or its Subsidiaries and Affiliates, on the other hand (including, without limitation, tax sharing, intellectual property, leases, administrative services and other matters), as described in the Registration Statement on Form S-1, in connection with the Constar Disposition.

“Constar Disposition” means the sale by CCSC in a registered public offering of all of the common stock of Constar International Inc. consummated in November 2002.

“Contested Collateral Lien Conditions” means with respect to a Lien (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the liabilities secured by such Lien shall exceed $5.0 million, at the option and upon request of the applicable Collateral Agent, Crown Holdings or the applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the applicable Collateral Agent’s reasonable estimate of all interest and penalties related thereto.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Crown Développement” means Crown Développement SAS, after giving effect to the change of its corporate form on January 28, 2004.

“Crown Développement Parent Guarantee” means the guarantee agreement, dated as of the date hereof, in the form of Exhibit R, pursuant to which Crown Développement shall guarantee all the Obligations of the Euro Borrower and pledge all of the Equity Interests it owns in the Euro Borrower.

“Crown Holdings” has the meaning assigned to such term in the preamble hereto.

“Crown International” has the meaning assigned to such term in the preamble hereto.

“Debentures” means each of the following:

(1) $200 million 8% Debentures due 2023 of CCSC issued under the 1993 Indenture;

(2) $350 million 7 3/8% Debentures due 2026 of CCSC issued under the 1996 Indenture; and

(3) $150 million 7 1/2% Debentures due 2096 of CCSC issued under the 1996 Indenture.

“Debt Basket Amount” means 5% of Consolidated Tangible Assets as set forth in the financial statements last delivered by Crown Holdings pursuant to Section 5.01(a) or (b); provided that such percentage shall be increased to 10% if and for so long as Leverage Condition 2 is satisfied.

“Debt Incurrence” has the meaning assigned thereto in Section 2.05(d)(i).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Denomination Date” means, in relation to any Euro Borrowing or Pound Sterling Borrowing, the date that is three Business Days before the date such Euro Borrowing or Pound Sterling Borrowing is made.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Crown Holdings or any of its Subsidiaries.

“Dollar Borrowing” means a Borrowing of Loans in Dollars.

“Dollar Equivalent” means at the time of determination thereof (a) with respect to Dollars, the amount in Dollars and (b) with respect to any amount in Euros or Pounds Sterling, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank International plc in London at 11:00 a.m. (London time) on the date of determination to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Dollars with Euros or Pound Sterling, as applicable. Notwithstanding the foregoing, for purposes of initially determining the Dollar Equivalent of any Euro Borrowing or Pounds Sterling Borrowing, such determination shall be made on the Denomination Date of such Euro Borrowing or Pound Sterling Borrowing.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Wholly Owned Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.09).

“Embargoed Person” has the meaning assigned to such term in Section 6.18.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Crown Holdings or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Rights” means all securities convertible into or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

“Euro” means the base unit of currency among participating European Union countries.

“Euro Acceleration” has the meaning assigned to such term in Section 7.04.

“Euro Agents” mean the U.K. Administrative Agent and the Euro Collateral Agent.

“Euro Borrower” has the meaning assigned to such term in the preamble hereto.

“Euro Borrowing” means a Borrowing of Loans in Euros.

“Euro Collateral” means all Collateral securing only the Euro Obligations.

“Euro Collateral Agent” means Citicorp Trustee Company Limited, in its capacity as collateral agent under the Euro Security Documents and the Euro Intercreditor Agreement, and any of its successors or assigns.

“Euro Equivalent” means at the time of determination thereof (a) with respect to Euros, the amount in Euros and (b) with respect to any amount in Dollars, the equivalent of such amount in Euros determined by using the rate of exchange quoted by Citibank International plc in London at 11:00 a.m. (London time) on the date of determination to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Euros with Dollars.

“Euro Intercreditor Agreement” means the First Amended and Restated Euro Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit P-2, dated as of the date hereof, among the U.K. Administrative Agent, Wells Fargo Bank, N.A., as trustee for holders of the First Lien Notes, Wells Fargo Bank, N.A., as trustee for holders of the Second Lien Notes, Wells Fargo Bank, N.A., as trustee for the holders of the Third Lien Notes, and Citicorp Trustee Company Limited, as Euro Collateral Agent, and the other persons who may become party thereto from time to time.

“Euro Loan Parties” means (a) the Euro Borrower, (b) each Subsidiary Borrower and (c) each Subsidiary of the Euro Borrower designated on Schedule 1.01(b) as a subsidiary guarantor or which becomes such a subsidiary guarantor pursuant to the provisions of Section 5.11.

“Euro Obligations” means, with respect to the Euro Borrower and any Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the Euro Borrower and any Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to the Euro Borrower and any Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to the Euro Borrower and any Subsidiary Borrower and all other obligations and liabilities of the Euro Borrower and any Subsidiary Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by the Euro Borrower and any Subsidiary Borrower to any Agent or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “Euro Obligations” shall not include any obligations in respect of Bank Related Debt.

“Euro Bank Pledge Agreement” means the Euro Bank Pledge Agreement, substantially in the form of Exhibit I-3, dated as of the date hereof, among the U.S. Loan Parties and the Euro Collateral Agent for the benefit of the Secured Parties named therein.

“Euro Security Documents” means each security agreement, pledge agreement (including the Euro Bank Pledge Agreement), mortgage or other document or instrument identified on Schedule 3.22(f) executed and delivered for the benefit of the Euro Collateral Agent or the U.K. Administrative Agent on behalf of the Revolving Euro Lenders, the Euro Intercreditor Agreement and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 5.11 to secure any of the Euro Obligations. The Euro Security Documents shall also include the French Delegations of Dividends.

“Euro Subsidiary Loan Parties” means each Subsidiary of the Euro Borrower designated on Schedule 1.01(b) as a subsidiary guarantor or Subsidiary Borrower or which becomes a subsidiary guarantor pursuant to the provisions of Section 5.11.

“Euro Termination” has the meaning assigned to such term in Section 7.05(b).

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Revolving Credit Borrowing” means a Revolving Credit Borrowing comprised of Eurocurrency Loans.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, without duplication, for Crown Holdings and its Subsidiaries for any period for which such amount is being determined:

(a) Consolidated Net Income of Crown Holdings and its Subsidiaries adjusted to exclude any amount of gain that both (x) is included in Consolidated Net Income and (y) results in Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(d), plus

(b) the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of Crown Holdings and its Subsidiaries, plus

(c) the amount by which working capital for such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash and Permitted Investments) of Crown Holdings and its Subsidiaries minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Permitted Investments which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.05(d)) of Crown Holdings and its Subsidiaries from the beginning to the end of such period), minus

(d) the amount by which working capital for such period increased (i.e., the increase in Consolidated Current Assets (excluding cash and Permitted Investments) of Crown Holdings and its Subsidiaries minus Consolidated Current Liabilities (excluding (A) changes in current liabilities for borrowed money and (B) cash or Permitted Investments which are Net Proceeds required to be applied to the prepayment of the Loans pursuant to Section 2.05(d)) of Crown Holdings and its Subsidiaries from the beginning to the end of such period), minus

(e) the amount of Capital Expenditures of Crown Holdings and its Subsidiaries that are paid other than from the proceeds of Borrowings in such period, minus

(f) the amount of Asbestos Payments and cash payments in respect of pension or health care benefit obligations of Crown Holdings and its Subsidiaries that are actually paid in such period, minus

(g) payments of principal under the Term B Loans on the Installment Payment Dates pursuant to Section 2.05(e) made during such period, minus

(h) optional prepayments of principal under the Term B Loans made during such period, minus

(i) payments of principal or purchases in respect of Existing Unsecured Debt (other than the Debentures), the Second Lien Notes and the Third Lien Notes to the extent not refinanced with proceeds of Indebtedness (except to the extent that the amounts of such payments were utilized to decrease the mandatory prepayments under Section 2.05(d)(iv) in respect of Excess Cash Flow for the preceding Fiscal Year).

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“Excess New Revolving LC Commitment Fee Percentage” has the meaning assigned to such term in Section 2.21(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset Sale” has the meaning assigned to such term in Section 2.05(d)(iii).

“Excluded Debt Issuance” means any Indebtedness permitted to be incurred under Section 6.01(a).

“Excluded U.K. Companies” means CarnaudMetalbox Bevcan Limited, CarnaudMetalbox Aerosols (UK) Limited, Metalbox Employees Funds Trustee Limited, Metalbox Life Funds Trustee Limited, Metalbox Pension Trustees Limited, CarnaudMetalbox Closures Limited, Metalbox Limited, CMB Charities Limited, CMB Bottles & Closures Limited, Thomas Ashton Limited, CMB Benevolent Fund Limited, Metgate Developments Limited, The Can Makers Limited and Crown Cork & Seal Finance (No. 2) Limited, each a company organized under the laws of England and Wales.

“Executive Order” has the meaning assigned to such term in Section 3.23.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 26, 2003, among the U.S. Borrower, the Euro Borrower, each of the subsidiary borrowers referred to therein, CCSC, Crown Holdings and Crown International, the financial institutions listed therein and Citicorp North America, Inc., as administrative agent, and Citibank International plc, as U.K. administrative agent.

“Existing Factoring Facilities” means the existing factoring programs of the Euro Borrower and its subsidiaries in France, Belgium, Italy, South Africa and Spain and having the amount outstanding under such facilities, in each case as set forth on Schedule 3.21(c).

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of the U.S. Borrower or any other Subsidiary of Crown Holdings that is (a) outstanding on the Effective Date and (b) listed on Schedule 2.06(a).

“Existing Non-U.S. Facilities” means the existing working capital facilities of the Non-U.S. Subsidiaries of the Euro Borrower or the U.S. Borrower as of the Effective Date and having size and principal amount outstanding under such facilities, in each case as set forth on Schedule 3.21(b).

“Existing Unsecured Debt” means each of the following Indebtedness to the extent outstanding on the Effective Date:

(1) the Debentures;

(2) $300.0 million original principal amount of 8 3/8% Notes due 2005 of CCSC issued under the 1995 Indenture;

(3) $300.0 million original principal amount of 7% Notes due 2006 of Crown Cork & Seal Finance PLC issued under the 1996 Indenture; and

(4) €300.0 million original principal amount of 6% Senior Notes due 2004 of Crown Finance S.A. issued under the Fiscal and Paying Agency Agreement dated as of December 6, 1999 among CCSC, Crown Finance S.A. and Citibank, N.A. as paying agent.

“Factoring Subsidiary” means any Subsidiary of the U.S. Borrower or the Euro Borrower that sells Receivables Assets or otherwise raises financing through a factoring program in connection with a Permitted Receivables or Factoring Financing.

“Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding

Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fees, the LC Fees and the Agent Fees.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

“First Lien Indebtedness” means the outstanding amount of all Indebtedness (without giving effect to clause (i) in the definition thereof) of Crown Holdings or any of its Subsidiaries secured by (or that has a benefit of) a Lien on any assets or properties of Crown Holdings or any of its Subsidiaries (other than Indebtedness permitted to be incurred under Section 6.01(a)(iii), (iv), (v) or, to the extent not First Lien Notes or Additional First Lien Notes, Section 6.01(a)(vi)). First Lien Indebtedness shall include (i) the First Lien Notes and any Additional First Lien Notes, (ii) Loans and Reimbursement Obligations under this Agreement, (iii) the Receivables Net Investment and other amounts payable under any Permitted Receivables or Factoring Financing, (iv) the face amount of any outstanding Letter of Credit (whether or not drawn), (v) the Existing Non-U.S. Facilities and (vi) any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but to the extent, and only to the extent, such liability exceeds $50,000,000).

“First Lien Leverage Ratio” means, for any Test Period, the ratio of (a) First Lien Indebtedness of Crown Holdings and its Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“First Lien Notes” means the €350.0 million in aggregate principal amount of 6 1/4% First Priority Senior Secured Notes due 2011 of the Euro Borrower issued under the First Lien Notes Indenture on the Effective Date.

“First Lien Notes Indenture” means the Indenture dated as of September 1, 2004, by and among the Euro Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the First Lien Notes.

“First Tier Subsidiary” means any Subsidiary of the Euro Borrower organized in England, Belgium, Canada, Germany, France, Mexico and Switzerland that, directly or indirectly, owns all of the Equity Interests of the other Subsidiaries of the Euro Borrower organized in the same jurisdiction.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2003 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

“French Delegations of Dividends” shall mean, with respect to a Subsidiary Loan Party organized in France, the delegations of dividends (“délégations de dividendes”) pertaining to dividends to be received by such Subsidiary Loan Party from all its subsidiaries organized under the laws of France in which it holds Equity Interests, if any, in favor of the Euro Collateral Agent.

“French Intercompany Borrower” means each Subsidiary of the Euro Borrower organized under the laws of France that executes and delivers a French Intercompany Loan Agreement.

“French Intercompany Loan Agreement” means a written agreement relating to an Intercompany Loan from the Euro Borrower to a Subsidiary of the Euro Borrower organized in France.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“German Borrowers” means each Subsidiary of the Euro Borrower organized under the laws of the Federal Republic of Germany, and designated as such on Schedule 1.01(b), and each other Subsidiary of the Euro Borrower organized under the laws of the Federal Republic of Germany and requested by the Euro Borrower to be a German Borrower, subject to the approval of the Administrative Agent.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or any “keep well,” maintenance of net worth or other similar agreement or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreements” means the Non-U.S. Guarantee Agreements and the U.S. Guarantee Agreement.

“Guarantors” means, for purposes of Section 7.01(j) and Article IX only, the Parent Guarantors and the Euro Borrower.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Immaterial Subsidiary” shall mean any Subsidiary of Crown Holdings designated as such in writing to the Administrative Agent from time to time by Crown Holdings; provided that (i) no Loan Party or Intercompany Borrower hereunder may be an Immaterial Subsidiary, (ii) no subsidiary that is a Significant Subsidiary may be an Immaterial Subsidiary, (iii) the aggregate equity value of all Immaterial Subsidiaries shall not exceed $50.0 million at any time and (iv) the aggregate Indebtedness of all Immaterial Subsidiaries shall not exceed $100.0 million at any time. Schedule 3.02 lists the Immaterial Subsidiaries as of the Effective Date.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Crown Holdings, any qualification or exception to such opinion or certification

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a default under any of Sections 6.12 through 6.14, inclusive.

“Increased Amount Date” has the meaning assigned to such term in Section 2.21(a).

“Increased Cost Lender” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or other monetary or financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning assigned to such term in Section 10.05(b).

“Information Memorandum” means (i) the Confidential Information Memorandum dated August 2004 and posted electronically on Intralinks relating to Crown Holdings and this Agreement and (ii) the Offering Memorandum dated August 11, 2004 related to the First Lien Notes.

“Installment Payment Date” has the meaning given to such term in Section 2.05(e).

“Insurance Subsidiary” means Crownway Insurance Company, a Vermont corporation.

“Intellectual Property” has the meaning given to such term in the U.S. Security Agreement.

“Intercompany Borrower” means each Subsidiary of the Euro Borrower that executes and delivers an Intercompany Note or a French Intercompany Loan Agreement.

“Intercompany Collateral Documents” means each document or instrument executed and delivered by an Intercompany Borrower granting a Lien on any of its property to secure payment of an Intercompany Loan and related obligations as listed on Schedule 4.01(l).

“Intercompany Loan Documents” means the Intercompany Notes or the French Intercompany Loan Agreements, the Intercompany Collateral Documents and each other document executed and delivered by an Intercompany Borrower.

“Intercompany Loans” means (a) the Intercompany Notes and (b) the intercompany loans represented by French Intercompany Loan Agreements, in each case, as identified on Schedule 4.01(k).

“Intercompany Notes” means the intercompany loans made by the Euro Borrower to CROWN Verpakking Nederland NV and represented by Intercompany Notes substantially in the form of Exhibit T, as identified on Schedule 4.01(k)-1.

“Intercreditor Agreements” means, collectively, the U.S. Intercreditor Agreement, the Euro Intercreditor Agreement and the Receivables Intercreditor Agreement.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on (i) in the case of a weekly Eurocurrency Borrowing, the corresponding day of the week that is 1, 2 or 3 weeks thereafter, as the relevant Borrower may elect or (ii) in the case of any other Eurocurrency Borrowing, the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the relevant Borrower may elect; provided unless the Administrative Agent shall otherwise agree, that prior to the 31st day after the Effective Date, the applicable Borrower shall only be permitted to request Interest Periods of seven days; and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Term B Loan Maturity Date or Revolving Credit Maturity Date, as applicable, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted in accordance with Section 2.03; provided unless the Administrative Agent shall otherwise agree, that with respect to any ABR Loans made on the Effective Date, the Interest Period shall end on September 7, 2004; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For the first Interest Period hereunder with respect to any Borrowing on the Effective Date, the first day of such Interest Period shall be deemed to be the day immediately preceding the Effective Date and interest shall accrue from and including such day immediately preceding the Effective Date.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means Citicorp North America, Inc., in its capacity as the issuer of Letters of Credit hereunder and the Existing Letters of Credit (and any amendment, renewal or extension thereof), and each other Issuing Bank designated pursuant to Section 2.06(l), and their successors in such capacity as provided in Section 2.06(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Italian Assets” means the asset(s) of an Italian Subsidiary and that does not otherwise constitute Collateral or a Principal Property and other than any Equity Interest in any Person that is not an Italian Subsidiary.

“Italian Subsidiaries” means one or more Non-Subsidiary Loan Parties incorporated or otherwise formed under the laws of the Republic of Italy with respect to which more than 80% of each of its (i) sales are generated from operations located in the Republic of Italy and (ii) assets are located in the Republic of Italy, in each case, determined on a consolidated basis in accordance with GAAP.

“Joinder Agreement” means, with respect to any New Term Loans, a joinder agreement among the applicable Borrower, the Administrative Agent, the U.K. Administrative Agent and any New Term Loan Lenders in respect of such New Term Loans, providing for the making of such New Term Loans and the terms thereof, subject to Section 2.22.

“Joint Lead Arrangers” has the meaning assigned to such term in the preamble hereto.

“Judgment Currency” has the meaning assigned to such term in Section 10.17(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrower at such time plus (c) the aggregate amount of all Revolving LC Loans. The LC Exposure of any Revolving LC Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.10(b).

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” has the meaning assigned to it in the preamble hereto, and shall include any New Revolving LC Lenders and any New Term Loan Lenders.

“Letter of Credit” means any demand letter of credit (including each Existing Letter of Credit) issued pursuant to this Agreement (and shall include any Letters of Credit issued under the New Revolving LC Commitments pursuant to Section 2.21).

“Leverage Condition 1” means the condition that for three consecutive Test Periods, the Total Leverage Ratio is less than 3.0x.

“Leverage Condition 2” means the condition that for three consecutive Test Periods, the Total Leverage Ratio is less than 3.5x.

“Leverage Condition 3” means the condition that for three consecutive Test Periods, the Total Leverage Ratio is less than 4.0x.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, (a) in the case of Dollars, the rate appearing on Page 3750 of the Telerate Service and (b) in the case of Euros or Pounds Sterling, the British Bankers Association Interest Settlement Rate appearing on the appropriate page of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Applicable Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of that currency in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Day, as the rate for Dollar or Euro or Pound Sterling deposits of $5.0 million, €5.0 million or £5.0 million, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate supplied to the Applicable Agent at its request quoted by the Reference Banks in the London interbank market as of the Quotation Day as the rate for Dollar, Euro or Pound Sterling deposits, as applicable, with a maturity comparable to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to create any of the foregoing.

“Loan Documents” means this Agreement, the Guarantee Agreements, the Intercompany Loan Documents, the Security Documents, any Joinder Agreements and, if requested by a Lender pursuant to Section 2.07(e), each Note.

“Loan Parties” means each Parent Guarantor, the Borrowers and the Subsidiary Loan Parties and Crown Développement.

“Loan Party Information” has the meaning assigned to such term in Section 10.18.

“Loans” means the Revolving Dollar Loans, the Revolving Euro Loans, the Revolving LC Loans, the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans.

“Mandatory Cost” means the percentage rate calculated by the U.K. Administrative Agent in accordance with Exhibit U.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise), contingent liabilities or prospects of Crown Holdings and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the rights of or benefits available to the Lenders taken as a whole under any Loan Document, or (d) the value of the Collateral, taken as a whole, or the validity, enforceability, perfection or priority of the Liens, taken as a whole, granted to the Collateral Agents (for their benefit and for the benefit of the other applicable Lenders) on the Collateral pursuant to the Security Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Crown Holdings and its Subsidiaries (other than any Immaterial Subsidiary), individually or in an aggregate principal amount exceeding $50.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Crown Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Crown Holdings or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. The First Lien Notes, the Second Lien Notes and the Third Lien Notes shall always constitute Material Indebtedness, regardless of the principal amount outstanding.

“Maximum Rate” has the meaning assigned to such term in Section 10.10.

“Minority Acquisition” means the acquisition by the Euro Borrower through one or more of its Subsidiaries of the outstanding Equity Interests of the Specified Subsidiary for consideration of not more than as set forth on Schedule 6.08.

“Minority Equity Interest” means any Equity Interest in any Person engaged in a line of business which is complementary, reasonably related, ancillary or useful to any business in which Crown Holdings or any of its Subsidiaries is then engaged, where such Equity Interest constitutes 50% or less of all Equity Interests issued and outstanding of such Person.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, assignment of leases and rents, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt or other security document granting a Lien on any Mortgaged Property to secure the U.S. Obligations, including any amendment thereto. Each Mortgage shall be substantially in the form of Exhibit N or otherwise satisfactory in form and substance to the applicable U.S. Collateral Agent.

“Mortgaged Property” means, initially, each parcel of Real Property and the improvements thereto owned by a Loan Party and identified on Schedule 4.01(i)(A), and includes each other parcel of Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Multicurrency Borrowing” has the meaning assigned to such term in Section 2.12(b).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which any Loan Party or Subsidiary could incur liability.

“Net Cash Interest Expense” means, with respect to any Person and its Subsidiaries and for any period, Cash Interest Expense of such Person and its Subsidiaries for such period, less the amount of interest income received in cash by such Person and its Subsidiaries for such period.

“Net Indebtedness” means at any date, Indebtedness on such date less cash and Permitted Investments of Crown Holdings and its Subsidiaries on such date determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $1.0 million, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1.0 million, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Crown Holdings and its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by Crown Holdings and its Subsidiaries in connection with such event, and (iii) in the case of an Asset Sale, the amount of all payments required to be made by Crown Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Prior Lien (as defined in the U.S. Security Agreement or applicable Mortgage) and refinancings thereof permitted hereunder or a Lien permitted by Section 6.02(vi) or (x) and the amount of any reserves established by Crown Holdings and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Crown Holdings); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“New Revolving LC Commitments” shall have the meaning assigned to such term in Section 2.21.

“New Revolving LC Lender” shall have the meaning assigned to such term in Section 2.21.

“New Revolving LC Loans” shall mean Revolving LC Loans of New Revolving LC Lenders pursuant to Section 2.06(a).

“New Term Dollar Loan” shall having the meaning assigned to such term in Section 2.22.

“New Term Euro Loan” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Commitments” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Dollar Commitments” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Dollar Lender” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Effective Date” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Euro Commitments” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Euro Lender” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan Lender” shall mean a New Term Loan Dollar Lender or a New Term Loan Euro Lender, as the context may require.

“New Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.22.

“New Term Loans” shall have the meaning assigned to such term in Section 2.22.

“1993 Indenture” means the Indenture dated as of April 1, 1993 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1995 Indenture” means the Indenture dated as of January 15, 1995 between CCSC and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee.

“1996 Indenture” means the Indenture dated as of December 17, 1996 among CCSC, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 10.09(g).

“Non-Priority Debt” means any Unsubordinated Debt other than First Lien Notes, Additional First Lien Notes, Term B Loans and Existing Unsecured Debt (other than the Debentures).

“Non-Subsidiary Loan Party” means any Subsidiary of Crown Holdings that is not a Subsidiary Loan Party.

“Non-U.S. Guarantee Agreement” means each Non-U.S. Guarantee Agreement, substantially in the form of Exhibit K, to be entered into by each Euro Subsidiary Loan Party and the U.K. Administrative Agent for the benefit of the Revolving Euro Lenders.

“Non-U.S. Guarantee Subsidiary” means any Wholly Owned Subsidiary organized in England, Belgium, Canada, France, Germany, Mexico or Switzerland (other than a Receivables Subsidiary or an SLB Subsidiary) and any Wholly Owned Subsidiary organized in Canada (other than a Receivables Subsidiary or an SLB Subsidiary).

“Non-U.S. Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Non-U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Note” means a note substantially in the form of Exhibit F-1 or F-2.

“Obligations” means the U.S. Obligations, the Euro Obligations and the Subsidiary Borrower Obligations.

“Officer’s Certificate” means a certificate delivered by the relevant Borrower substantially in the form of Exhibit G-1 or 2, as applicable.

“Organic Document” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Parent Guarantor” means each of Crown Holdings, CCSC and Crown International and any other Subsidiary of Crown Holdings that is a parent company (directly or indirectly) of either the U.S. Borrower or the Euro Borrower (other than Crown Développement) under their respective guaranties in Article IX and Crown Développement under the Crown Développement Parent Guarantee. For purposes of Article IX hereof only, “Parent Guarantor” shall not include Crown Développement.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Certificate” means a certificate in the form of Annex 3 to the U.S. Security Agreement or any other form approved by the U.S. Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a pro forma basis, (A) Crown Holdings shall be in compliance with all covenants set forth in Sections 6.12 through 6.14 as of the most recent Test Period (assuming, for purposes of Sections 6.12 through 6.14, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Sections 6.12 through 6.14 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), and (B) Crown Holdings shall have at least $350.0 million of Available Liquidity after giving effect to the consummation of the Acquisition;

(iii) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrowers and the Subsidiaries are permitted to be engaged in under Section 6.03(c) and (x) if such Person shall be a U.S. Subsidiary, such Person shall execute a joinder, and become party, to the U.S. Intercreditor Agreement, the Euro Intercreditor Agreement and, if applicable, the Receivables Intercreditor Agreement, and the Sharing Agreement, and the property of such Person acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens, and (y) if such Person shall be a Non-U.S. Guarantee Subsidiary, to the extent permitted by applicable law, such Person shall execute a joinder, and become party, to the Euro Intercreditor Agreement and the Sharing Agreement, and the property of such Person acquired in connection with any such transactions shall be made subject to the Lien of the Euro Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(iv) with respect to any transaction involving Acquisition Consideration of more than $50.0 million, unless the Administrative Agent shall otherwise agree, Crown Holdings shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three Fiscal Years of the Person or business to be acquired (if available) and unaudited financial statements thereof for the most recent interim period (if available), (B) reasonably detailed projections for the succeeding five years (if available) pertaining to the Person or business to be acquired and updated projections for Crown Holdings after giving effect to such transaction, (C) copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Requisite Lenders;

(v) with respect to any transaction involving Acquisition Consideration of more than $10.0 million, at least 2 Business Days prior to the proposed date of consummation of the transaction, Crown Holdings shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(vi) the Acquisition Consideration for all Permitted Acquisitions since the Effective Date shall not exceed $250.0 million; provided that such amount shall be increased to $500.0 million if and for so long as Leverage Condition 2 is satisfied.

“Permitted Cross Chain Transactions” means

(i) any merger or consolidation of any Wholly Owned Subsidiary of the U.S. Borrower or the Euro Borrower into any other Subsidiary of the U.S. Borrower or the Euro Borrower in a transaction in which the surviving entity is a Wholly Owned Subsidiary of the U.S. Borrower or the Euro Borrower and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and

(ii) any sale or transfer by any Subsidiary Loan Party of all or substantially all of its assets or all of the stock of a Subsidiary that it owns to any other Subsidiary Loan Party or any such sale between Non-Subsidiary Loan Parties (whether or not such Subsidiaries are both Subsidiaries of the same Borrower);

provided that (a) if one or more of the Subsidiaries that are the subject of the merger or sale of assets or sale of stock, or the seller of the stock is a Subsidiary Loan Party, the Liens under the Security Documents on the assets or such stock and the Guarantee of the Obligations of such Subsidiary Loan Parties will (and the Administrative Agent and the U.K. Administrative Agent will be satisfied that such Lien and Guarantee will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets or such stock continues to secure at least all Obligations secured prior to such transactions and the Administrative Agent shall have received legal opinions from counsel to the Borrowers and reasonably acceptable to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee and Liens and the continued perfection of such Liens, (b) if the surviving entity of any such merger in clause (i) is not a Subsidiary Loan Party or any such sale in clause (ii) is to a Non-Subsidiary Loan Party, the parent companies of the non-surviving entity or the seller, as applicable, received fair consideration in connection with such transaction in the form of either cash or an intercompany note secured by substantially all of the assets of the obligor and (c) Crown Holdings shall have delivered an officers’ certificate to the Administrative Agent confirming compliance with clauses (a) and (b).

“Permitted Investments” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union (as it exists on the Effective Date) or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or such member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of any member state of the European Union (as it exists on the Effective Date), the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(5) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Permitted Issuer” means a Parent Guarantor (other than CCSC), the U.S. Borrower or the Euro Borrower or any direct special purpose finance Subsidiary of any of the foregoing formed solely to be the issuer of any Refinancing Plan Indebtedness; provided that such Person becomes a Loan Party and Section 5.11 is complied with respect to such special purpose finance Subsidiary.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent Guarantor Transaction” means

(i) any merger or consolidation of any Subsidiary with or into a Wholly Owned Subsidiary of Crown Holdings that is a Parent Guarantor (other than CCSC) and, if such merger or consolidation includes a Borrower, with the applicable Borrower as the surviving corporation or

(ii) any sale of the Equity Interests of any Subsidiary or any distribution or dividend or other transfer of the Equity Interests of any Subsidiary to Crown Holdings or any of its Wholly Owned Subsidiaries that is a Parent Guarantor (other than CCSC);

provided, however, that (a) such transaction has been approved by the board of directors of Crown Holdings, and a certified copy of the written resolution approving such transaction shall have been provided to the Administrative Agent, (b) both before and after giving effect to such transaction and deeming such transaction to be a Credit Event under this Agreement, the conditions in paragraphs (b) and (c) of Section 4.02 with respect to such Credit Event have been satisfied (treating such Credit Event as a representation and warranty by the Credit Parties on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of Section 4.02), (c) if the Subsidiary that is the subject of the merger or consolidation or the sale or dividend or distribution of Equity Interests is a Loan Party, the Liens under the Security Documents on the Equity Interests and assets and the Guarantee of the Obligations of such Loan Party will (and the Administrative Agent and the U.K. Administrative Agent will be satisfied that such Lien and Guarantee will) remain valid, enforceable and shall not be impaired as a result of such transactions and that the Lien on such assets continues to secure at least all Obligations secured prior to such transactions, and the Administrative Agent shall have received legal opinions from counsel to the Borrowers and reasonably acceptable to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent with respect to the continued validity and enforceability and non-impairment of such Guarantee and Liens and the continued perfection of such Liens, and (d) Crown Holdings shall have delivered an officers’ certificate to the Administrative Agent confirming compliance with clauses (a), (b) and (c), and (d) after the consummation of such transaction, Crown Holdings will own at all times, directly or indirectly, 100% of the Equity Interests of the U.S. Borrower and the Euro Borrower (the failure of this condition to be met at any time shall be deemed an occurrence of a Change in Control).

“Permitted Public Refinancing Debt” means senior or subordinated unsecured notes, including convertible notes, of a Permitted Issuer sold pursuant to a public offering or pursuant to an offering in reliance on Section 4(2) and Rule 144A and/or Regulation S under the Securities Act of 1933, as amended, the terms of which notes (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to six months after the Term B Loan Maturity Date, (ii) do not restrict, limit or adversely affect the ability of any Loan Party or any of its Subsidiaries to perform its obligations under any of the Loan Documents, (iii) are subject to covenants, events of default, subsidiary guaranties, and other terms of which, taken as a whole, that are not more restrictive to the issuer thereof than those set forth in the Third Lien Notes (as reasonably determined by the Administrative Agent), (iv) provide that no Subsidiary of Crown Holdings is an obligor under such notes that is not a Loan Party and (v) are customary for similar offerings by issuers with credit ratings, financial profiles and capital structures comparable to that of Crown Holdings.

“Permitted Receivables or Factoring Financings” means

(i) the transactions under the Second Amended and Restated Receivables Purchase Agreement dated as of December 5, 2003 among Crown Cork & Seal Receivables (DE) Corporation, as Seller, Crown Cork & Seal Company USA, Inc., as the Servicer, the banks and other financial institutions party thereto as Purchasers thereunder and Citibank, N.A., as administrative agent for the Purchasers and the other owners thereunder, as the same has been amended through and including the Effective Date and may thereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (as so amended, amended and restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), and under the “Transaction Documents” as defined therein,

(ii) the Existing Factoring Facilities and

(iii) refinancings of the program under the Receivables Purchase Agreement and/or the Existing Factoring Facilities (including, without limitation, by extending the maturity thereof) or the consummation of one or more other receivables or factoring financings (including any amendment, modification or supplement thereto or refinancing or extension thereof), with the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings under clauses (i) through (iii) outstanding at any time not to exceed $500.0 million, in each case pursuant to a structured receivables financing consisting of a securitization or factoring of Receivables Assets the material terms of which are substantially similar to the receivables or factoring programs described in clauses (i) and (ii) or otherwise on market terms for companies having a credit profile similar to Crown Holdings and its Subsidiaries at the time of such refinancing or financing; provided that the aggregate Receivables Net Investment of all Permitted Receivables or Factoring Financings outstanding at any time may exceed $400.0 million only to the extent that such excess is paid with respect to a securitization or factoring of Receivables Assets of a Non-Subsidiary Loan Party.

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” means any Pension Plan or Welfare Plan.

“Pledged Securities” means any Equity Interests pledged pursuant to any Security Document.

“Pound Sterling” means the lawful money of the United Kingdom.

“Pound Sterling Equivalent” means at the time of determination thereof (a) with respect to Pound Sterling, the amount in Pound Sterling and (b) with respect to any amount in Dollars, the equivalent of such amount in Pound Sterling determined by using the rate of exchange quoted by Citibank International plc in London at 11:00 a.m. (London time) on the date of determination to prime banks in London for the spot purchase in the London foreign exchange market of such amount of Pound Sterling with Dollars.

“Principal Property” has the meaning given to such term under the indentures, agreements and instruments governing the Existing Unsecured Debt as such indentures, agreements and instruments are in effect on the Effective Date.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Quotation Day” in respect of the determination of the LIBO Rate for any Interest Period for any Eurocurrency Borrowing in (a) Dollars, means two Business Days before the first day of that Interest Period, (b) Euros, means two TARGET Business Days before the first day of that Interest Period or (c) Pounds Sterling, means the first day of that Interest Period; provided that if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates.

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Officers’ Certificate” means a certificate substantially in the form of Exhibit O.

“Receivables Assets” means accounts receivable (including any bills of exchange), any security therefor, collections thereof, bank accounts holding payments in respect of accounts receivable, and related assets and property.

“Receivables Intercreditor Agreement” means, in connection with the Receivables Purchase Agreement, the Second Amended and Restated Intercreditor Agreement, dated as of September 1, 2004 and substantially in the form of Exhibit P-3, among Crown Holdings, Crown International, CCSC, Crown Cork & Seal Receivables (DE) Corporation, Crown Cork & Seal Company USA, Inc., CROWN Risdon USA, Inc., CROWN Zeller USA, Inc., Citibank, N.A. and the U.S. Collateral Agent, and, in connection with any amendment to or refinancing of the Receivables Purchase Agreement or any other Permitted Receivables or Factoring Financing, an intercreditor agreement (or amendment thereto or amendment and restatement thereof) substantially similar to the intercreditor agreement referred to above (as determined by the Administrative Agent).

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables or Factoring Financings in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of such Permitted Receivables or Factoring Financings; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as if such distribution had not been made.

“Receivables Subsidiary” means, initially, Crown Cork & Seal Receivables (DE) Corporation, and any other special purpose subsidiary which exists solely to purchase and sell Receivables Assets or to otherwise raise financing in connection with a Permitted Receivables or Factoring Financing.

“Reference Banks” means:

(a) in connection with the initial syndication of the Loans and Commitments, in respect of LIBO Rate and Mandatory Cost, the principal London office of Citibank, N.A.; and

(b) on and after the Effective Date, in respect of LIBO Rate and Mandatory Cost, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Applicable Agent in consultation with Crown Holdings.

“Refinanced Term Loans” has the meaning assigned to such term in Section 10.09(e).

“Refinancing Plan Indebtedness” means any one or more of the following: (i) Permitted Public Refinancing Debt, (ii) Additional First Lien Notes, (iii) Additional Second Lien Notes and/or (iv) Additional Third Lien Notes.

“Register” has the meaning assigned to such term in Section 10.04(d).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means any reimbursement obligation owed by the U.S. Borrower to the Issuing Bank on behalf of a Revolving LC Lender in respect of any LC Disbursement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replacement Term Loans” has the meaning assigned to such term in Section 10.09(e).

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite Dollar Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Revolving Dollar Credit Commitments or, after the termination of the Revolving Dollar Credit Commitments, the Revolving Dollar Credit Exposure, (b) the aggregate outstanding amount of all Term B Dollar Loans, (c) the aggregate outstanding amount of the Revolving LC Commitments or, after the termination of the Revolving LC Commitments, the LC Exposure and (d) the aggregate outstanding amount of any New Term Dollar Loans.

“Requisite Euro Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Revolving Euro Credit Commitments or, after the termination of the Revolving Euro Credit Commitments, the Revolving Euro Credit Exposure and (b) the aggregate outstanding amount of any New Term Euro Loans then outstanding.

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Revolving Dollar Credit Commitments and the Revolving Euro Credit Commitments or, after the termination of the Revolving Dollar Credit Commitments and/or the Revolving Euro Credit Commitments, the Revolving Dollar Credit Exposure and/or the Revolving Euro Credit Exposure, as applicable, (b) the aggregate outstanding amount of all Term B Dollar Loans, (c) the aggregate outstanding amount of the Revolving LC Commitments or, after the termination of the Revolving LC Commitments, the LC Exposure, and (d) the aggregate outstanding amount of any New Term Dollar Loans and any New Term Euro Loans.

“Requisite Revolving LC Lenders” means, at any time, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving LC Commitments or, after the termination of the Revolving LC Commitments, the LC Exposure.

“Requisite Term Lenders” means Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of all Term B Dollar Loans, and (b) the aggregate outstanding amount of any New Term Dollar Loans and any New Term Euro Loans.

“Restricted Payment” means (i) any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights of Crown Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights of Crown Holdings or any Subsidiary and (ii) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for purposes of paying such Indebtedness when due) of any Subordinated Indebtedness of Crown Holdings or any Subsidiary (unless defeased, repaid or redeemed in connection with the refinancing thereof that is otherwise permitted under this Agreement).

“Restricted Securities” shall mean any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by CCSC or any Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of CCSC that would be considered a “Restricted Subsidiary” under (and as defined in) any indenture, agreement or instrument governing or evidencing any Existing Unsecured Debt as such indenture, agreement or instrument is in effect on the Effective Date.

“Revolving Credit Borrowing” means a Revolving Dollar Borrowing, a Revolving Euro Borrowing or a Revolving LC Borrowing.

“Revolving Credit Commitment Period” means the period from and including the date of this Agreement to but not including the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

“Revolving Credit Commitments” means the Revolving Dollar Credit Commitment and the Revolving Euro Credit Commitment.

“Revolving Credit Exposure” means the Revolving Dollar Credit Exposure and the Revolving Euro Credit Exposure.

“Revolving Credit Maturity Date” means February 15, 2010.

“Revolving Dollar Borrowing” means a Borrowing comprised of Revolving Dollar Loans or Revolving LC Loans.

“Revolving Dollar Credit Commitment” means, with respect to each Revolving Dollar Lender, the commitment of such Revolving Dollar Lender to make Revolving Dollar Loans in Dollars, expressed in each case as an amount representing the maximum principal amount of such Revolving Dollar Lender’s Revolving Dollar Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Dollar Lender’s Revolving Dollar Credit Commitment is set forth on Schedule 2.01 (in the case of Revolving Dollar Credit Commitments in effect on the

Effective Date), or in the Assignment and Acceptance pursuant to which such Revolving Dollar Lender shall have assumed its Revolving Dollar Credit Commitment, as applicable. The aggregate amount of the Revolving Dollar Lenders’ Revolving Dollar Credit Commitments as of the Effective Date is $200.0 million.

“Revolving Dollar Credit Exposure” means, with respect to any Revolving Dollar Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Dollar Loans of such Revolving Dollar Lender.

“Revolving Dollar Lender” means a Lender with a commitment to make Revolving Dollar Loans or with any Revolving Dollar Credit Exposure, in its capacity as such.

“Revolving Dollar Loans” means the revolving loans in Dollars made by the Revolving Dollar Lenders to the U.S. Borrower pursuant to Section 2.01(a)(ii). Each Revolving Dollar Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Euro Borrowing” means a Borrowing comprised of Revolving Euro Loans.

“Revolving Euro Credit Commitment” means, with respect to each Revolving Euro Lender, the commitment of such Revolving Euro Lender to make Revolving Euro Loans in Euros or Pound Sterling expressed as an amount in Dollars representing the maximum aggregate amount of such Revolving Euro Lender’s Revolving Euro Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Euro Lender’s Revolving Euro Credit Commitment is set forth on Schedule 2.01 (in the case of Revolving Euro Credit Commitments in effect on the Effective Date), or in the Assignment and Acceptance pursuant to which such Revolving Euro Lender shall have assumed its Revolving Euro Credit Commitment, as applicable. The aggregate amount of the Revolving Euro Lenders’ Revolving Euro Credit Commitments as of the Effective Date is $200.0 million.

“Revolving Euro Credit Exposure” means, with respect to any Revolving Euro Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Euro Loans of such Revolving Euro Lender stated in the currency of each outstanding Revolving Euro Loan.

“Revolving Euro Lender” means a Lender with a commitment to make Revolving Euro Loans or with any Revolving Euro Credit Exposure, in its capacity as such.

“Revolving Euro Loans” means the revolving loans in Euros, Pounds Sterling or Dollars made by the Revolving Euro Lenders pursuant to Section 2.01(a)(iii); provided that the aggregate principal amount of all Revolving Euro Loans denominated in Pounds Sterling shall not exceed the Pound Sterling Equivalent of $150.0 million. Each Revolving Euro Loan shall be a Eurocurrency Loan.

“Revolving Facilities” means the revolving facility represented by the Revolving Loans and Revolving Credit Commitments and the revolving letter of credit facility represented by the Revolving LC Loans and the Revolving LC Commitments.

“Revolving LC Commitment” means, with respect to each Revolving LC Lender, the commitment of such Revolving LC Lender to acquire participations in Letters of Credit hereunder and make Revolving LC Loans in respect of Reimbursement Obligations hereunder in Dollars, expressed in each case as an amount representing the maximum principal amount of such Revolving LC Lender’s LC Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving LC Lender’s Revolving LC Commitment is set forth on Schedule 2.01 (in the case of Revolving LC Commitments in effect on the Effective Date), or in the Assignment and Acceptance pursuant to which such Revolving LC Lender shall have assumed its Revolving LC Commitment, as applicable. The aggregate amount of the Revolving LC Lenders’ Revolving LC Commitments as of the Effective Date is $100.0 million.

“Revolving LC Commitment Period” means the period from and including the date of this Agreement to but not including the Revolving Maturity Date or any earlier date on which the Revolving LC Commitments to make Revolving LC Loans pursuant to Section 2.01 shall terminate as provided herein.

“Revolving LC Lender” means a Lender with a commitment to issue, amend or renew Letters of Credit or with any LC Exposure, in its capacity as such (including any New Revolving LC Lenders).

“Revolving LC Loan Conversion” has the meaning assigned to such term in Section 2.06(f).

“Revolving LC Loans” means Loans in Dollars pursuant to Section 2.06.

“Revolving LC Maturity Date” means February 15, 2010.

“Revolving Lenders” means Revolving Dollar Lenders, Revolving Euro Lenders, Revolving LC Lenders and New Revolving LC Lenders.

“Revolving Loans” means Revolving Dollar Loans and Revolving Euro Loans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“SEC” means the Securities and Exchange Commission.

“Second Lien Dollar Notes” means the $1.085 billion in aggregate principal amount of 9.5% Second Priority Senior Secured Notes due 2011 of the Euro Borrower issued under the Second Lien Notes Indenture on February 26, 2003.

“Second Lien Euro Notes” means the €285 million in aggregate principal amount of 10.25% Second Priority Senior Secured Notes due 2011 of the Euro Borrower issued under the Second Lien Notes Indenture on February 26, 2003.

“Second Lien Mortgage” means a mortgage, deed of trust, deed to secure debt, assignment of leases and rents, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt or other security document granting a Lien on any Mortgaged Property to secure the Second Priority Indebtedness, as defined in the U.S. Intercreditor Agreement, including any amendment thereto.

“Second Lien Notes” means the Second Lien Dollar Notes and the Second Lien Euro Notes.

“Second Lien Notes Indenture” means the Indenture dated as of February 26, 2003, by and among the Euro Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the Second Lien Dollar Notes and Second Lien Euro Notes.

“Secured Parties” has the meaning given to such term in the applicable Security Document; provided that in the case of the Mortgages, Secured Parties shall mean the First Lien Secured Parties as defined therein.

“Security Documents” means the Euro Security Documents and the U.S. Security Documents.

“Senior Managing Agent” has the meaning assigned to such term in the preamble hereto.

“SFAS 133” means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”

“Sharing Agreement” means the First Amended and Restated Global Participation and Proceeds Sharing Agreement, substantially in the form of Exhibit Q hereto, dated as of the date hereof, among the Administrative Agent, the U.K. Administrative Agent, the trustees under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture, the Collateral Agents and each of the other Persons that become a party thereto from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the Effective Date.

“SLB Subsidiary” means, any special purpose subsidiary which is created solely to enter into a sale and leaseback transaction otherwise permitted under this Agreement.

“Specified Subsidiary” means the Non-U.S. Subsidiary of the Euro Borrower listed on Schedule 6.08 hereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any Parent Guarantor or any Subsidiary of any Parent Guarantor which are reasonably customary in an accounts receivable securitization transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation and without regard to whether any Lender actually obtains or maintains eurocurrency funding for its Eurocurrency Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of Crown Holdings or any of its Subsidiaries that is expressly subordinated in right of payment to the Obligations; provided that for the avoidance of doubt, any secured Indebtedness shall not be considered “subordinated” for purposes of this definition by virtue of a junior lien priority, the Sharing Agreement or any similar agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Subsidiary Borrower” means each German Borrower and each U.K. Borrower.

“Subsidiary Borrower Obligations” means, with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to such Subsidiary Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to such Subsidiary Borrower and all other obligations and liabilities of such Subsidiary Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by such Subsidiary Borrower to any Agent, or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “Subsidiary Borrower Obligations” shall not include any obligations in respect of Bank Related Debt.

“Subsidiary Loan Parties” means (i) each of the U.S. Borrower’s Domestic Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), (ii) each Subsidiary Borrower and (iii) each Subsidiary of the Euro Borrower and each other Subsidiary designated on Schedule 1.01(b) as a subsidiary guarantor or which becomes a subsidiary guarantor pursuant to the provisions of Section 5.11.

“Substitute Interest Rate” has the meaning assigned to such term in Section 2.12(a).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof (or such longer period as may be approved by the U.S. Collateral Agent if the survey exception on any title policy relating thereto is removed or insured over) unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey endorsement.

“Syndication Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Taking” means any taking of any Property of Crown Holdings or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Crown Holdings or any Subsidiary or any portion thereof, by any Governmental Authority.

“TARGET Business Day” has the meaning assigned to such term in this Section 1.01 in the definition of “Business Day.”

“Taxes” has the meaning assigned to such term in Section 2.16.

“Term B Dollar Borrowing” means a Borrowing comprised of Term B Dollar Loans or a New Term Dollar Loan.

“Term B Dollar Commitments” means with respect to a Term B Dollar Lender, the commitment, if any, of such Term B Dollar Lender to make a Term B Dollar Loan in Dollars hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B Dollar Loan to be made by such Term B Dollar Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Term B Dollar Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Dollar Commitment, as applicable. The initial aggregate amount of the Term B Dollar Lenders’ Term B Dollar Commitments is $125.0 million.

“Term B Dollar Lender” means a Lender with a Term B Dollar Commitment and an outstanding Term B Dollar Loan to the U.S. Borrower.

“Term B Dollar Loan” means a Loan in Dollars made pursuant to Section 2.01(a)(i).

“Term B Lender” means a Term B Dollar Lender or any New Term Dollar Lender or any New Term Euro Lender, as the context may require.

“Term B Loan Maturity Date” means September 1, 2011.

“Term B Loans” means Term B Dollar Loans, any New Term B Dollar Loans and any New Term Euro Loans, as the context may require.

“Term B Facility” means the term B facility represented by the Term B Dollar Loans and the Term B Dollar Commitments, any New Term Loans and any New Term Loan Commitments.

“Test Period” means, for the covenants contained in Sections 6.12 through 6.14, the four consecutive complete Fiscal Quarters of Crown Holdings then last ended. Compliance with such covenants shall be tested as of the end of each Test Period.

“Thai Assets” means the asset(s) of a Thai Subsidiary and that does not otherwise constitute Collateral or a Principal Property and other than any Equity Interest in any Person that is not a Thai Subsidiary.

“Thai Subsidiaries” means one or more Non-Subsidiary Loan Parties incorporated or otherwise formed under the laws of Thailand with respect to which more than 80% of each of its (i) sales are generated from operations located in Thailand and (ii) assets are located in Thailand, in each case, determined on a consolidated basis in accordance with GAAP.

“Third Lien Mortgage” means a mortgage, deed of trust, deed to secure debt, assignment of leases and rents, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt or other security document granting a Lien on any Mortgaged Property to secure the Third Priority Indebtedness, as defined in the U.S. Intercreditor Agreement, including any amendment thereto.

“Third Lien Notes” means the $725 million in aggregate principal amount of 10.875% Third Priority Senior Secured Notes due 2013 of the Euro Borrower issued under the Third Lien Notes Indenture.

“Third Lien Notes Indenture” means the Indenture dated as of February 26, 2003, by and among the Euro Borrower, the guarantors named therein and Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee, governing the Third Lien Notes.

“Title Company” means Fidelity National Title Insurance Company or such other title insurance or abstract company as shall be designated by the Administrative Agent.

“Total Dollar Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Dollar Credit Commitments of the Revolving Dollar Lenders as in effect at such time.

“Total Euro Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Euro Credit Commitments of the Revolving Euro Lenders, as in effect at such time.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables or Factoring Financing) plus any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but, to the extent and only to the extent, such liability exceeds $50,000,000), as of the last day of such Test Period, to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

“Total Revolving LC Credit Commitment” means, at any time, the aggregate amount of the Revolving LC Commitments of the Revolving LC Lenders as in effect at such time.

“Transactions” means the execution and delivery by each Loan Party of each of the Loan Documents and the Borrowings hereunder and the issuance of the First Lien Notes.

“Transferee” has the meaning assigned to such term in Section 2.16.

“Trigger Date” means the date of delivery of financial statements for the Fiscal Quarter ended March 31, 2005.

“Triggering Event” has the meaning assigned to such term in the Sharing Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“U.K. Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“U.K. Borrowers” means each Subsidiary of the Euro Borrower organized under the laws of England and Wales, as designated as such on Schedule 1.01(b), and each other Subsidiary of the Euro Borrower organized under the laws of England and Wales and requested by the Euro Borrower to be a U.K. Borrower, subject to the approval of the Administrative Agent.

“Unsubordinated Debt” means any Indebtedness of Crown Holdings or any of its Subsidiaries that is permitted to be incurred hereunder and that is not expressly subordinated in right of payment to any other Indebtedness of Crown Holdings or any of its Subsidiaries; provided that for the avoidance of doubt, any secured Indebtedness shall not be considered “subordinated” for purposes of this definition by virtue of a junior lien priority, the Sharing Agreement or any similar agreement.

“U.S. Acceleration” has the meaning assigned to such term in Section 7.04.

“U.S. Bank Pledge Agreement” means the Bank Pledge Agreement, substantially in the form of Exhibit I-2, among Crown Holdings and the U.S. Collateral Agent for the benefit of the Secured Parties named therein.

“U.S. Borrower” has the meaning assigned to such term in the preamble hereto.

“U.S. Collateral” means all Collateral securing the U.S. Obligations and the Euro Obligations.

“U.S. Collateral Agent” means Citicorp North America, Inc., in its capacity as collateral agent under the U.S. Security Documents.

“U.S. Guarantee Agreement” means the U.S. Guarantee Agreement, substantially in the form of Exhibit H, made by the Domestic Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary) in favor of the Administrative Agent for the benefit of the applicable Lenders.

“U.S. Indemnity, Subrogation and Contribution Agreement” means the U.S. Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E.

“U.S. Intercreditor Agreement” means the First Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, substantially in the form of Exhibit P-1, dated as of the date hereof, among the Administrative Agent, Wells Fargo Bank, N.A., as trustee for the holders of the First Lien Notes, Wells Fargo Bank, N.A., as trustee for the holders of the Second Lien Notes, Wells Fargo Bank, N.A., as trustee for the holders of the Third Lien Notes, Citicorp North America, Inc., as U.S. Collateral Agent, and the other Persons that may become party thereto from time to time.

“U.S. Loan Parties” means the U.S. Borrower and the Domestic Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary).

“U.S. Obligations” means, with respect to the U.S. Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to the U.S. Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the U.S. Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of the U.S. Borrower and all other obligations and liabilities of the U.S. Borrower to any Agent, the Issuing Bank or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) that are to be paid by the U.S. Borrower to any Agent, the Issuing Bank or to any Lender pursuant to any Loan Document) or otherwise. For the avoidance of doubt, this definition of “U.S. Obligations” shall not include any obligations in respect of Bank Related Debt.

“U.S. Security Agreement” means the U.S. Security Agreement, substantially in the form of Exhibit J among the U.S. Loan Parties and the U.S. Collateral Agent for the benefit of the Secured Parties named therein.

“U.S. Security Documents” means the U.S. Security Agreement, the U.S. Bank Pledge Agreement, the U.S. Shared Pledge Agreement, the U.S. Intercreditor Agreement, the Receivables Intercreditor Agreement, the Mortgages, the Second Lien Mortgages, the Third Lien Mortgage, the Perfection Certificate executed by the U.S. Loan Parties and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the U.S. Obligations.

“U.S. Shared Pledge Agreement” means the First Amended and Restated U.S. Shared Pledge Agreement, substantially in the form of Exhibit I-1, dated as of the date hereof, among the U.S. Loan Parties and the U.S. Collateral Agent for the benefit of the Secured Parties named therein.

“U.S. Subsidiary” means any Subsidiary of Crown Holdings that is not a Non-U.S. Subsidiary.

“U.S. Termination” has the meaning assigned to such term in Section 7.05(b).

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Dollar Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.06.

(b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

(c) For purposes of the limitations in Article VI (other than Sections 6.12 through 6.14, inclusive) stated in Dollars, non-Dollar currencies will be converted into Dollars using the methodology set forth in the definition of Dollar Equivalent at the spot exchange rate in effect at the time of incurrence.

ARTICLE II

THE CREDITS

SECTION 2.01. Credit Commitments. (a) (i) (A) Subject to the terms and conditions hereof, each Term B Dollar Lender severally agrees to make Term B Dollar Loans in Dollars to the U.S. Borrower on the Effective Date in a principal amount not to exceed its Term B Dollar Commitment.

(B) Amounts repaid or prepaid in respect of Term B Dollar Loans or any New Term Dollar Loans may not be reborrowed.

(ii) Subject to the terms and conditions hereof, each Revolving Dollar Lender severally agrees to make Revolving Dollar Loans in Dollars to the U.S. Borrower from time to time during the Revolving Credit Commitment Period.

(iii) Subject to the terms and conditions hereof, each Revolving Euro Lender severally agrees to make Revolving Euro Loans in Euros or Pounds Sterling or Dollars to the Euro Borrower and in Pounds Sterling to the U.K. Borrowers and in Euros to the German Borrowers, in each case, from time to time during the Revolving Credit Commitment Period.

(b) During the Revolving Credit Commitment Period each Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may (i) Revolving Dollar Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (A) the Aggregate Dollar Revolving Credit Exposure would exceed the Total Dollar Revolving Credit Commitment then in effect or (B) the Revolving Dollar Credit Exposure of any Revolving Dollar Lender would exceed such Revolving Dollar Lender’s Revolving Dollar Credit Commitment, and (ii) Revolving Euro Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (A) the Dollar Equivalent as of the date of such Borrowing of the Aggregate Euro Revolving Credit Exposure would exceed the Total Euro Revolving Credit Commitment then in effect or (B) the Dollar Equivalent as of the date of such Borrowing of the Revolving Euro Credit Exposure of any Revolving Euro Lender would exceed such Revolving Euro Lender’s Revolving Euro Credit Commitment.

(c) The Revolving Loans, the Revolving LC Loans and the Term B Dollar Loans and any New Term Dollar Loans may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans so long as such Loans are in Dollars or (iii) a combination thereof, as determined by the relevant Borrower and notified to the Administrative Agent and the U.K. Administrative Agent in accordance with Sections 2.02 and 2.03; provided that no such Loan denominated in Dollars shall be made as or converted to a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable.

(d) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.02. Procedure for Borrowing. (a) The applicable Borrowers may borrow under the applicable Revolving Credit Commitments (in each case, subject to the limitations in Section 2.01) or the applicable Term B Dollar Commitments by giving the notice in the form of Exhibit B (a “Borrowing Request”) to the Applicable Agent (with a copy thereof to be promptly provided to the Administrative Agent or the U.K. Administrative Agent, as the case may be), which notice must be received by the Applicable Agent prior to (a) 10:00 a.m., London time, (i) three Business Days prior to the requested Borrowing Date in the case of a Eurocurrency Borrowing denominated in Euros and (ii) one Business Day prior to the requested Borrowing Date in the case of a Eurocurrency Borrowing denominated in Pounds Sterling, or (b) 9:00 a.m., New York City time, on the proposed Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify (i) the identity of the Borrower and whether the requested Borrowing is to be a Revolving Dollar Borrowing, a Revolving Euro Borrowing or a Term B Dollar Borrowing, (ii) the amount to be borrowed and the currency thereof, (iii) the requested Borrowing Date (which must be the Effective Date, in the case of a Term B Dollar Borrowing), (iv) whether the Borrowing is to be of Eurocurrency Loans or ABR Loans, (v) if the Borrowing is to be of Eurocurrency Loans, the length of the initial Interest Period therefor, and (vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (if the Borrowing is made by the U.S. Borrower) or a Eurocurrency Borrowing (if the Borrowing is made by the Euro Borrower or a Subsidiary Borrower). If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower thereunder shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Borrowing shall be in a minimum aggregate principal amount of (i) $5.0 million, €5.0 million or £5.0 million, as applicable, or an integral multiple of $1.0 million, €1.0 million or £1.0 million, as applicable, in excess thereof or (ii) in the case of a Revolving Credit Borrowing, if less, the aggregate amount of the then Available Dollar Revolving Credit Commitments or Available Euro Revolving Credit Commitments, as applicable. Subject to Section 2.12, Revolving Loans specified as a Euro Borrowing shall be made and funded in Euros or Pounds Sterling, as specified in the Borrowing Request, in an aggregate amount equal to the Dollar Equivalent of the amount specified in such Borrowing Request (as determined by the U.K. Administrative Agent as of the Denomination Date for such Euro Borrowing (which determination shall be conclusive absent manifest error)).

(c) Upon receipt of a Borrowing Request from any Borrower, the Applicable Agent shall promptly notify each applicable Lender (and if requested, any Participant described in the proviso to the next sentence) of the requested currency and aggregate amount (in both the requested currency and the Dollar Equivalent thereof) of such Borrowing and of the amount (in both the requested currency and the Dollar Equivalent thereof) of such Lender’s pro rata portion thereof, which shall be based on the respective Available Dollar Revolving Credit Commitments of all the Revolving Dollar Lenders or the Available Euro Revolving Credit Commitments of all the Revolving Euro Lenders, as applicable (in the case of a Revolving Credit Borrowing), or Term B Dollar Commitments (in the case of a Term B Dollar Borrowing), as applicable. Each Lender will make the amount of its pro rata portion of each such Borrowing available to the Applicable Agent for the account of the relevant Borrower at (i) in the case of a Euro Borrowing or Pound Sterling Borrowing or a Dollar Borrowing by the Euro Borrower or Subsidiary Borrowers, the office of the U.K. Administrative Agent specified from time to time by the U.K. Administrative Agent as the place for payments in Euros or Pounds Sterling prior to 11:00 a.m., London time, and (ii) in the case of a Dollar Borrowing by the U.S. Borrower, the New York office of the Administrative Agent specified in Section 10.01 prior to 12:00 noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent and, subject to Section 2.12, denominated in the requested currency. Amounts so received by the Applicable Agent will promptly be made available to the relevant Borrower by the Applicable Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Applicable Agent by the Lenders and in like funds as received by the Applicable Agent; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the Issuing Bank.

SECTION 2.03. Conversion and Continuation Options for Loans. (a) Each Borrower may elect from time to time to convert (i) Eurocurrency Loans that are in Dollars to ABR Loans by giving the Administrative Agent prior notice of such election not later than 10:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., London time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurocurrency Loans is made other than on the last day of an Interest Period with respect thereto, such Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurocurrency Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable.

(b) Any Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving prior notice to the Applicable Agent, not later than 11:00 a.m., London time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurocurrency Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Revolving Credit Maturity Date or the Term B Loan Maturity Date, as applicable; and provided, further, that if such Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then (A) in the case of Loans in Euros or Pounds Sterling, such Loans shall continue as Eurocurrency Loans bearing interest at a rate determined by reference to the LIBO Rate with an Interest Period of one month commencing on the last day of the then current Interest Period or (B) in the case of Loans in Dollars, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Crown Holdings of such conversion).

(c) In connection with (i) any weekly Eurocurrency Loans, there shall be no more than three (3) Eurocurrency Borrowings outstanding for the Euro Borrower and one (1) Eurocurrency Borrowing for the U.S. Borrower, at any time and (ii) any other Eurocurrency Loans, there shall be no more than ten (10) Interest Periods outstanding at any time.

SECTION 2.04. [Reserved].

SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Term B Dollar Loans and any New Term Dollar Loans; Repayments of Revolving Loans. (a) Each Borrower may at any time and from time to time prepay the Loans (subject, in the case of Eurocurrency Loans, to compliance with the terms of Section 2.17), in whole or in part, without premium or penalty, upon irrevocable notice to the Applicable Agent not later than 12:00 noon, London time, three Business Days prior to the date of such prepayment, specifying (x) the date and amount of prepayment, and (y) whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof (including in the case of Eurocurrency Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5.0 million, €5.0 million or £5.0 million, as applicable, or a whole multiple of $1.0 million, €1.0 million or £1.0 million, as applicable, in excess thereof (or, if less, the remaining outstanding principal amount thereof). Notwithstanding the foregoing, any optional prepayment of Loans shall first be allocated for the prepayment of any outstanding Revolving LC Loans.

(b) In the event and on such occasion that (i) the Aggregate Dollar Revolving Credit Exposure exceeds the Total Dollar Revolving Credit Commitment, the U.S. Borrower shall prepay Revolving Dollar Borrowings in an aggregate amount equal to such excess, (ii) the Dollar Equivalent (for this purpose only, determined with respect to each Revolving Euro Borrowing as of the date of such Revolving Euro Borrowing) of the Aggregate Euro Revolving Credit Exposure exceeds the Total Euro Revolving Credit Commitment, the Euro Borrower shall prepay, or cause one or more Subsidiary Borrowers to prepay, Revolving Euro Borrowings in an aggregate amount equal to such excess or (iii) the LC Exposure exceeds the Total Revolving LC Credit Commitments, the U.S. Borrower shall prepay Revolving LC Loans (or, if no such Loans are outstanding, deposit cash collateral in a Collateral Account with the Administrative Agent pursuant to Section 2.06(k)) in an aggregate amount equal to such excess.

(c) In the event that, as of the last day of each month after the Effective Date, the Dollar Equivalent as of such day of the Aggregate Euro Revolving Credit Exposure exceeds the Total Euro Revolving Credit Commitment, then (i) on such date, the U.K. Administrative Agent shall notify the Euro Borrower and the Revolving Euro Lenders of the amount of such excess and the sum of the resulting Aggregate Euro Revolving Credit Exposure and (ii) the Euro Borrower shall prepay, or cause one or more Subsidiary Borrowers to prepay, an amount sufficient to reduce the Aggregate Euro Revolving Credit Exposure, after giving effect to such prepayment, so that the Dollar Equivalent thereof is less than or equal to the Total Euro Revolving Credit Commitment.

(d) (i) If, subsequent to the Effective Date, Crown Holdings or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a “Debt Incurrence”), the Borrowers shall prepay the Term B Loans in an amount equal to 50% of the Net Proceeds thereof immediately after receipt thereof, pro rata among the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans, and in accordance with Section 2.05(f) below;

(ii) If, subsequent to the Effective Date, Crown Holdings or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, the Borrowers shall prepay the Term B Loans in an amount equal to 100% of such Net Proceeds immediately after receipt thereof, pro rata among the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans, and in accordance with Section 2.05(f) below; provided that the Net Proceeds from one or more Asset Sales permitted by Section 6.05 and not exceeding 10% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 5.01(a) or (b) (an “Excluded Asset Sale”) shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default or Event of Default then exists or would arise therefrom and (2) Crown Holdings delivers an officers’ certificate to the Administrative Agent on or prior to such date stating that such Net Proceeds shall be reinvested in capital assets of Crown Holdings or any Subsidiary in each case within 300 days following the date of such Excluded Asset Sale (which certificate shall set forth the estimates of the proceeds to so expended); provided that if the Property subject to such Excluded Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 5.11;

(iii) If, subsequent to the Effective Date, Crown Holdings or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction (but in any event excluding proceeds of business interruption or rent insurance not otherwise used for repair) or any proceeds or awards in respect of any Taking, the Borrowers shall prepay the Term B Loans in an amount equal to 100% of the Net Proceeds thereof immediately after receipt thereof, pro rata among the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans, and in accordance with Section 2.05(f) below; provided that so long as no Default or Event of Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied on such date to the extent that Crown Holdings has delivered an officers’ certificate to the Administrative Agent on or prior such date stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of Crown Holdings and its Subsidiaries, in each case within 300 days following the date of the receipt of such Net Proceeds; provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitute Property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the applicable Collateral Agent, for its benefit and for the benefit of the other applicable Lenders in accordance with Section 5.11; and

(iv) If, for any Fiscal Year of Crown Holdings commencing with its Fiscal Year ending on December 31, 2004, there shall be Excess Cash Flow for such Fiscal Year, the Borrowers shall prepay the Term B Loans in an amount equal to 50% of such Excess Cash Flow, pro rata among the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans, and in accordance with Section 2.05(f) below; provided that if Leverage Condition 1 is satisfied as of the end of such Fiscal Year, such percentage of Excess Cash Flow shall be reduced to 25%. Prepayment of the Term B Dollar Loans, any New Term Dollar Loans and any New Term Euro Loans with the applicable percentage of Excess Cash Flow pursuant to this provision shall be made no later than September 30 of each Fiscal Year immediately succeeding the Fiscal Year for which such calculation is made; provided that the calculation of Excess Cash Flow for any Fiscal Year shall be reduced by the aggregate amount of prepayments of principal in respect of Existing Unsecured Debt (other than Debentures) and Second and Third Lien Notes made after the end of such Fiscal Year and on or prior to such September 30th.

(e) The Term B Dollar Loans shall be repaid in equal quarterly installments on the dates set forth below (each such day, an “Installment Payment Date”), commencing on December 31, 2004, in an aggregate amount equal to the amount specified for each such Installment Payment Date.

Installment Payment Date	Term B Dollar Installment Amount
December 31, 2004	$312,500
March 31, 2005	$312,500
June 30, 2005	$312,500
September 30, 2005	$312,500
December 31, 2005	$312,500
March 31, 2006	$312,500
June 30, 2006	$312,500
September 30, 2006	$312,500
December 31, 2006	$312,500
March 31, 2007	$312,500
June 30, 2007	$312,500
September 30, 2007	$312,500
December 31, 2007	$312,500
March 31, 2008	$312,500
June 30, 2008	$312,500
September 30, 2008	$312,500
December 31, 2008	$312,500
March 31, 2009	$312,500
June 30, 2009	$312,500
September 30, 2009	$312,500
December 31, 2009	$312,500
March 31, 2010	$312,500
June 30, 2010	$312,500
September 30, 2010	$312,500
December 31, 2010	$312,500
March 31, 2011	$312,500
June 30, 2011	$312,500
Term B Loan Maturity Date	All Remaining Principal

(f) Prepayments of Term B Loans made by the applicable Borrower thereof pursuant to Section 2.05(a) shall be applied as elected by the applicable Borrower. Prepayments of Term B Loans made by the applicable Borrower thereof pursuant to Section 2.05(d) shall be applied, first, to the amortization payments under the Term B Loans due within 12 months of the date of such prepayment in order of maturity, and second to the remaining installments of principal on a pro rata basis. Any prepayment of Loans pursuant to this Section 2.05 shall be applied, first, in the case of any Term B Dollar Loans, to any ABR Loans then outstanding and, in the case of all Term B Loans, the balance of such prepayment, if any, to the Eurocurrency Loans then outstanding.

(g) Any Lender holding Term B Loans may elect, on not less than two Business Days’ prior written notice to the Applicable Agent with respect to any mandatory prepayments made pursuant to Section 2.05(d), not to have such prepayment applied to such Lender’s Term B Loans. In the event a Lender declines any such prepayments, the amount not so applied shall be retained by the applicable Borrower.

SECTION 2.06. Letters of Credit.

(a) Letter of Credit Commitment/General. Effective upon the Effective Date, each Existing Letter of Credit is deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the Loan Documents. Subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Letters of Credit for its own account or that of any Subsidiary of Crown Holdings, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving LC Commitment Period, but in any event, no later than the thirtieth day before the Revolving LC Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower to, or entered into by the U.S. Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Letter of Credit shall be in Dollars.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the U.S. Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. The Administrative Agent shall promptly notify the Revolving LC Lenders of the issuance of any Letters of Credit or amendment thereof, and if requested by any Revolving LC Lender, shall furnish such Revolving LC Lender with a copy of such Letter of Credit or amendment. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the LC Exposure shall not exceed the Total Revolving LC Credit Commitment. With respect to any Letter of Credit which contains any “evergreen” automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default or Event of Default exists.

(c) [Reserved].

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving LC Maturity Date; provided that, to the extent permissible by an Issuing Bank, any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (d)).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving LC Lenders, the Issuing Bank hereby grants to each Revolving LC Lender, and each Revolving LC Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving LC Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving LC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving LC Lender’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason. Each Revolving LC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving LC Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York

City time, on such date, or, if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the U.S. Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the U.S. Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with an ABR Revolving LC Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving LC Loan (each such financing, a “Revolving LC Loan Conversion”). Once repaid, a Revolving LC Loan may not be reborrowed, except as set forth in the proviso to the immediately preceding sentence. If the U.S. Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving LC Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrower in respect thereof and such Revolving LC Lender’s Commitment Percentage thereof. Promptly following receipt of such notice or a request for a Revolving LC Loan Conversion, each Revolving LC Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from the U.S. Borrower, in the same manner as provided in Section 2.02 with respect to Revolving Dollar Loans made by a Revolving Dollar Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving LC Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving LC Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving LC Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving LC Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving LC Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding an ABR Revolving LC Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The U.S. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrower’s obligations hereunder. Neither the

Administrative Agent, the Revolving LC Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower to the extent caused (as determined by a court of competent jurisdiction) by the Issuing Bank’s gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the U.S. Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower of its obligation to reimburse the Issuing Bank and the Revolving LC Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving LC Loans; provided that, if the U.S. Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.06, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving LC Lender pursuant to paragraph (f) of this Section 2.06 to reimburse the Issuing Bank shall be for the account of such Revolving LC Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Default or Event of Default shall occur and be continuing, on the Business Day that the U.S. Borrower receives notice from the Administrative Agent or the Requisite Revolving LC Lenders (or, if the maturity of the Loans has been accelerated, LC Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving LC Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default or Event of Default described in clause (i) of Section 7.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the U.S. Borrower under this Agreement and the U.S. Borrower hereby grants the Administrative Agent a security interest in respect of each such deposit and the account in which such deposits are held. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the U.S. Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving LC Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default or Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three Business Days after all Defaults or Events of Default have been cured or waived.

(l) Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Administrative Agent designate a Lender (in addition to Citicorp North America, Inc.) that agrees (in its sole discretion) to act as an Issuing Bank in such capacity and is reasonably satisfactory to the Administrative Agent as Issuing Bank. Such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, such Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the U.S. Borrower pursuant to Section 2.06(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Section 2.06, (B) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of the relevant Lenders (i) in respect of Revolving Credit Borrowings of such Borrower, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05, Section 2.12, Section 2.14, or Article VII), the unpaid principal amount of each Revolving Loan made to it by each such Lender, in the applicable currency of such Loan and (ii) in respect of Term B Dollar Borrowings or Revolving LC Loans of such Borrower, on the Term B Loan Maturity Date or Revolving LC Maturity Date, as applicable (or such earlier date as, and to the extent that, such Term B Dollar Loan or Revolving LC Loan becomes due and payable pursuant to Section 2.05, Section 2.12, Section 2.14 or Article VII), the unpaid principal amount of each Term B Dollar Loan or Revolving LC Loan made to it by each such Term B Dollar Lender or Revolving LC Lender, as applicable, in the applicable currency of such Loan. Each Borrower hereby further agrees to pay interest in immediately available funds (in the applicable currency of each Loan) at the office of the Applicable Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans and Term B Dollar Loan or Revolving LC Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the applicable currency and amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Applicable Agent shall maintain the Register pursuant to Section 10.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the currency of each Loan made hereunder, the amount of each such Loan, the Class and Type of each such Loan, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Applicable Agent hereunder from each Borrower in respect of each such Loan and each Lender’s share thereof.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Applicable Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Loans of each Class made by each Lender to each Borrower shall, if requested by the applicable Lender (which request shall be made to the Applicable Agent), be evidenced by one or more Notes duly executed on behalf of such Borrower, in substantially the form attached hereto as Exhibit F-1 or F-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

SECTION 2.08. Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days, except in the case of Eurocurrency Revolving Credit Borrowings denominated in Pounds Sterling, which shall bear interest computed on the basis of the actual number of days elapsed over a year of 365 days) for each day during each Interest Period with respect thereto at a rate per annum equal to:

(i) in the case of a Eurocurrency Revolving Credit Borrowing denominated in Pounds Sterling or Euros, (A) the LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate for Eurocurrency Revolving Loans, plus (C) the Mandatory Cost;

(ii) in the case of a Eurocurrency Revolving Credit Borrowing denominated in Dollars or Eurocurrency Revolving LC Borrowings, (A) the Adjusted LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate for Eurocurrency Revolving Loans or Eurocurrency Revolving LC Loans, as applicable; or

(iii) in the case of a Eurocurrency Term B Borrowing, (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate for Eurocurrency Term B Loans.

(b) Each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (c) of the definition of “Alternate Base Rate”) at a rate per annum equal to:

(i) in the case of ABR Revolving Loans or ABR Revolving LC Loans, (A) the Alternate Base Rate plus (B) the Applicable Rate for ABR Revolving Loans or ABR Revolving LC Loans, as applicable; or

(ii) in the case of ABR Term B Loans, (A) the Alternate Base Rate plus (B) the Applicable Rate for ABR Term B Loans.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall be payable in the currency in which such Loan is made. Interest shall be payable in arrears on each Interest Payment Date and on the Term B Loan Maturity Date, the Revolving Credit Maturity Date and the Revolving LC Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Applicable Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

SECTION 2.10. Fees. (a) The U.S. Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Dollar Lender, and the Euro Borrower agrees to pay a Commitment Fee to each Revolving Euro Lender, in each case for which payment will be made in arrears through the Applicable Agent on the last day of March, June, September and December, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender shall commence to accrue on the Effective Date and shall cease to accrue on the date (the “Commitment Fee Termination Date”) that is the later of (i) the date on which the applicable Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the date after the end of the Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Revolving Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the date of this Agreement or ending with such Lender’s Commitment Fee Termination Date). A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of (i) in the case of a Revolving Dollar Lender, such Revolving Dollar Lender’s Revolving Dollar Credit Commitment less such Revolving Dollar Lender’s Revolving Dollar Credit Exposure, and (ii) in the case of a Revolving Euro Lender, such Revolving Euro Lender’s Revolving Euro Credit Commitment less the Dollar Equivalent of such Revolving Euro Lender’s Revolving Euro Credit Exposure, in each case, for any applicable days during such Revolving Lender’s Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The U.S. Borrower shall pay all Commitment Fees in respect of Revolving Dollar Credit Commitments in Dollars. The Euro Borrower shall pay all Commitment Fees in respect of Revolving Euro Credit Commitments in Euros.

(b) The U.S. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving LC Lender a participation fee, which shall accrue at a rate equal to the Applicable Rate for Eurocurrency Revolving LC Loans on the amount of (x) such Revolving LC Lender’s Revolving LC Commitment (whether or not Letters of Credit in the full amount of such Revolving LC Lender’s Revolving LC Commitment are outstanding), less (y) the average daily amount of outstanding Revolving LC Loans made by such Revolving LC

Lender during the period from and including the Effective Date to but excluding the date on which such Revolving LC Lender’s Revolving LC Commitment terminates, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving LC Lenders’ LC Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving LC Lenders’ Revolving LC Commitments terminate and any such fees accruing after the date on which the Revolving LC Lenders’ Revolving LC Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Euro Borrower agrees to pay to the Administrative Agent the administrative and other fees separately agreed upon by Crown Holdings and the Administrative Agent to be payable to the Administrative Agent for its own account (the “Agent Fees”). The Euro Borrower shall pay all Agent Fees in Dollars.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

SECTION 2.11. Termination, Reduction or Adjustment of Commitments.(a) Unless previously terminated, (i) the Term B Dollar Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and (iii) the Revolving LC Commitments shall terminate on the LC Maturity Date.

(b) The U.S. Borrower and the Euro Borrower shall have the right, upon one Business Day’s notice to the Applicable Agent, to terminate or, from time to time, reduce the amount of (i) the Revolving Dollar Lenders’ Revolving Dollar Credit Commitments and the Revolving LC Lenders’ Revolving LC Commitments and (ii) the Revolving Euro Lenders’ Revolving Euro Credit Commitments, respectively; provided that (A) any such reduction shall be made pro rata between the Revolving Dollar Credit Commitments, the Revolving Euro Credit Commitments and the Revolving LC Commitments and (B) no such termination or reduction of Revolving Dollar Credit Commitments, Revolving LC Credit Commitments or Revolving Euro Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Revolving Loans made on the effective date thereof, (i) the Aggregate Dollar Revolving Credit Exposure then outstanding would exceed the Revolving Dollar Lenders’ Total Dollar Revolving Credit Commitment then in effect, (ii) the Dollar Equivalent of the Aggregate Euro Revolving Credit Exposure then outstanding would exceed the Revolving Euro Lenders’ Total Euro Revolving Credit Commitment then in effect or (iii) the LC Exposure then outstanding would exceed the Total Revolving LC Credit Commitment. Any such reduction shall be in an amount equal to $2.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Revolving Dollar Lenders’ Revolving Dollar Credit Commitments, the Revolving LC Lenders’ Revolving LC Commitments and the Revolving Euro Lenders’ Revolving Euro Credit Commitments, as applicable, then in effect.

(c) The U.S. Borrower and the Euro Borrower shall pay to the Applicable Agent for the account of the applicable Revolving Lenders, on each date of termination or reduction of the Revolving Credit Commitments, the Commitment Fee on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. (a) If prior to 12:00 noon, London time on the Quotation Day, including an initial Interest Period, for a requested Eurocurrency Borrowing:

(i) the Applicable Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the currency in which any Eurocurrency Loan is denominated or the currency specified in the Borrowing Request for such Eurocurrency Borrowing (the “Applicable Currency”) for such Interest Period, or

(ii) the Applicable Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate or LIBO Rate, as applicable, determined or to be determined for such Interest Period for the Applicable Currency will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Applicable Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders by 12:30 p.m., London time, on the same day. If such notice is given under clause (a)(i) or (a)(ii) above, then any affected Eurocurrency Loans shall not be converted or continued pursuant to Section 2.03 or made pursuant to a Borrowing Request, as the case may be, except as follows:

(I) In the case of Eurocurrency Loans that are in Euros or Pounds Sterling, if the Euro Borrower so requests, no later than 1:00 p.m., London time, on the same day, the affected Eurocurrency Loans shall be converted or continued pursuant to Section 2.03 or made pursuant to a Borrowing Request, as the case may be, but with an Interest Period of one month and the amount of interest payable in respect of any such Eurocurrency Loan shall be determined in accordance with the following provisions of this Section 2.12(a)(I):

(A) if the U.K. Administrative Agent so requires, within five days of such notification the U.K. Administrative Agent and the Euro Borrower shall enter into negotiations with a view to agreeing on a substitute basis for determining the rate of interest (a “Substitute Interest Rate”) which may be applicable to affected Eurocurrency Loans in the future and any such Substitute Interest Rate that is agreed shall take effect in accordance with its terms and be binding on each party hereto; provided that the U.K. Administrative Agent may not agree on any such Substitute Interest Rate without the prior consent of each affected Lender;

(B) if no Substitute Interest Rate is agreed pursuant to Section 2.12(a)(I)(A), any such Eurocurrency Loan converted, continued or made by the Lenders pursuant to this Section 2.12(a)(I) shall bear interest during the subsequent Interest Period at the rate per annum determined by the U.K. Administrative Agent pursuant to Section 2.08(a) except that in the place of the LIBO Rate, in respect of Eurocurrency Loans denominated in Euros or Pounds Sterling, the U.K. Administrative Agent shall use the cost to the applicable Lender (as conclusively certified by such Lender to the U.K. Administrative Agent with a copy to the Euro Borrower and expressed as a rate per annum) of funding such Loan from whatever source it shall reasonably select; and

(C) if the U.K. Administrative Agent has required the Euro Borrower to enter into negotiations pursuant to Section 2.12(a)(I)(A), the U.K. Administrative Agent may (acting on the instructions of the Requisite Euro Lenders) declare that no further Eurocurrency Revolving Loans in Euros or Pounds Sterling shall be converted, continued or made unless a Substitute Interest Rate has been agreed by the Euro Borrower and the U.K. Administrative Agent within 30 days of the U.K. Administrative Agent having so required negotiations.

(II) Alternatively, in the case of Eurocurrency Revolving Loans in Euros or Pounds Sterling, if the Euro Borrower so requests, no later than 1:00 p.m., London time, on the Quotation Day, the affected Eurocurrency Revolving Loans in Euros shall be made in, or prepaid pursuant to Section 2.05 and reborrowed in Dollars in an amount that is the Dollar Equivalent of the Euro amount of the affected Eurocurrency Revolving Loans on the first day of such Interest Period. The provisions of clauses (a)(i) and (a)(ii) above shall apply to the proposed Loans in Dollars (except that the time for a determination by or notice to the Administrative Agent under clause (a)(i) or (a)(ii) shall be 2:00 p.m., London time, on such day and the time for notice by the Administrative Agent to the Borrowers and the Lenders shall be 3:00 p.m., London time, on such day), and should the Administrative Agent give a notice under clause (a)(i) or (a)(ii) above with respect thereto, then, unless the Euro Borrower requests by 10:00 a.m., London time, on the following Business Day for the affected Loans to be converted, continued or made pursuant to Section 2.12(a)(I), such Loans shall be converted, continued or made in accordance with paragraph (III) below.

(III) Alternatively, (i) if the applicable Borrower fails to request that the affected Eurocurrency Loans be converted, continued or made pursuant to either paragraph (I) or (II) above or (ii) under the conditions provided in paragraph (II) above for this paragraph (III) to apply or (iii) if the affected Eurocurrency Loans are Term B Dollar Loans or Revolving Dollar Loans, (x) any Eurocurrency Loans in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans in Dollars that, on the first day of such Interest Period, were to have been converted to or continued as Eurocurrency Loans shall be continued as or converted to ABR Loans and (z) any Eurocurrency Revolving Loans shall be prepaid on the first day of such Interest Period and, if such day is during the Revolving Credit Commitment Period, the Dollar Equivalent of such prepaid Revolving Euro Loans may simultaneously therewith be reborrowed in Dollars as ABR Loans.

The Applicable Agent shall promptly withdraw such notice upon becoming aware that the circumstances giving rise thereto shall no longer exist. Until such notice has been withdrawn by the Applicable Agent, no further Eurocurrency Loans in Euros or Pound Sterling shall be made or continued as such, nor shall any Borrower have the right to convert ABR Loans to Eurocurrency Loans in Dollars, except as provided in Section 2.12(a)(I).

(b) If prior to 11:00 a.m., London time, on any Quotation Day for a Borrowing in Euros or Pounds Sterling (including an initial Interest Period for a requested Borrowing in Euros or Pounds Sterling) any Revolving Euro Lender notifies the U.K. Administrative Agent and the Euro Borrower that, in its reasonable and considered opinion, it would be unable at any cost, by reason of circumstances affecting the relevant market generally, to obtain matching deposits in Euros or Pound Sterling at the required time and in sufficient amounts to fund its affected Revolving Euro Loan, then such Revolving Euro Lender shall not be required to make or maintain a Revolving Euro Loan. In such case, the Euro Borrower may request, no later than 1:00 p.m., London time, on the same day, that the affected Revolving Euro Loan be made in, or prepaid pursuant to Section 2.05 and simultaneously therewith reborrowed in, Dollars in an amount that is the Dollar Equivalent of the Euro or Pound Sterling amount of the affected Revolving Euro Loan on the first day of such Interest Period. The first sentence of this clause (b) shall apply to the proposed Revolving Euro Loan in Dollars (except that the time for notice to the Administrative Agent and the Euro Borrower shall be 2:00 p.m., London time, on such day) and should any Revolving Euro Lender give a notice under this clause (b) with respect thereto, or should the Euro Borrower fail to request a Revolving Euro Loan in Dollars, then such Revolving Euro Lender shall instead (as described in Section 2.12(a)(III) above) make the affected Loan in, or the Euro Borrower shall prepay the affected Loan pursuant to Section 2.05 and reborrow in, Dollars on the first day of such Interest Period. The U.K. Administrative Agent shall, no later than 3:00 p.m., London time, on such day, inform the Euro Borrower if any Revolving Euro Loans are to be made in or prepaid and reborrowed in Dollars pursuant to this Section 2.12(b). A Eurocurrency Borrowing comprised of two different currencies pursuant to this Section 2.12(b) shall be referred to herein as a “Multicurrency Borrowing.”

SECTION 2.13. Pro Rata Treatment and Payments. (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata between Classes of Revolving Lenders according to the amounts of Revolving Lenders’ Commitment Percentages of each Class. Each optional or mandatory prepayment of Term B Loans shall be made pro rata between Classes of Term B Lenders according to the original aggregate principal amounts of the Term B Loans of each Class made on the applicable Effective Date. Each payment (including each prepayment) by the U.S. Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the U.S. Borrower on account of principal of and interest on Loans which are Eurocurrency Loans designated by a Borrower to be applied to a particular Eurocurrency Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class; provided that with respect to a single Multicurrency Borrowing payments made in the specific currency of Eurocurrency Loans that are part of such Multicurrency Borrowing shall be applied pro rata according to the outstanding principal amount of all Eurocurrency Loans included in such Multicurrency Borrowing that are denominated in such currency; provided, further, that if payments designated by the Borrower for a particular Multicurrency Borrowing are not denominated in the appropriate currencies required by the second succeeding sentence such that the Revolving Credit Exposure of each Lender of the affected Class will be reduced pro rata in accordance with the Commitment Percentage of each Lender of the affected Class, then, the Administrative Agent shall convert a portion of such payments into the currencies required to so reduce the Revolving Credit Exposure of each Lender of the affected Class pro rata after application of all such payments. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., local time in the place of payment, on the due date thereof to the Applicable Agent, for the account of the Lenders of the applicable Class, in the case of Loans to the U.S. Borrower, at the Administrative Agent’s New York office specified in Section 10.01 and, in the case of Loans to the Euro Borrower, at the U.K. Administrative Agent’s London office specified in Section 10.01, in the currency in which the applicable obligation is denominated and in immediately available funds. The Applicable Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the Applicable Rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the Applicable Rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 2.12, unless the Applicable Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Applicable Agent, the Applicable Agent may assume that such Lender is making such amount available to the Applicable Agent, and the Applicable Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Applicable Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Applicable Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Applicable Agent. A certificate of the Applicable Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Applicable Agent by such Lender within three Business Days of such Borrowing Date, the Applicable Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the relevant Borrower, but without prejudice to any right or claim that such Borrower may have against such Lender.

(c) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall forthwith be suspended until such time as the making or maintaining of Eurocurrency Loans shall no longer be unlawful, (b) such Lender’s Loans in Dollars then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, and (c) such Lender’s Eurocurrency Loans that are in Euros or Pounds Sterling, if any, shall be prepaid on the respective last days of the then current Interest Periods with respect to such Loans (or within such earlier period as may be required by law).

SECTION 2.15. Requirements of Law. (a) The applicable Borrowers agree to reimburse each Lender or the Issuing Bank for any increase in the cost to such Lender or the Issuing Bank of, or any reduction in the amount of any sum receivable by such Lender or the Issuing Bank in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurocurrency Loans or participating in, issuing or maintaining any Letter of Credit, including, without limitation, by reason of any requirements imposed by the Board upon the making or funding of Eurocurrency Loans or participating in, issuing or maintaining any Letter of Credit. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Applicable Agent and the relevant Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five days of the relevant Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on such Borrower.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Loans made by it or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to the relevant Borrower, the relevant Borrower shall immediately pay directly to such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the relevant Borrower. In determining such amount, such Lender or the Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c) Neither the Issuing Bank nor any Lender shall be entitled to compensation under this Section 2.15 for any costs incurred or reductions suffered with respect to any date that it has such costs unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (a) or (b) above, as applicable, not more than 120 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions; provided that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this paragraph (c). In the event that the Issuing Bank or any Lender determines that any event or circumstance will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the relevant Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of the relevant Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

SECTION 2.16. Taxes. All payments by each Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever (“Taxes”) imposed by any taxing authority on the Applicable Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a participation holder or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a “Transferee”)), but excluding Taxes imposed on or measured by the recipient’s net income (or franchise taxes imposed in lieu of net income taxes) by any jurisdiction in which such party is organized or resident or has its principal office or applicable lending office (such non-excluded items being called “Indemnified Taxes”). In the event that any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation, then such Borrower will

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Applicable Agent an official receipt or other documentation satisfactory to the Applicable Agent evidencing such payment to such authority; and

(c) pay to the Applicable Agent for the account of the Lenders or the Issuing Bank or Transferee, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank or Transferee, as the case may be, will equal the full amount such Lender or the Issuing Bank or Transferee, as the case may be, would have received had no such withholding or deduction been required.

Moreover, if any Indemnified Taxes are directly asserted against the Applicable Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Applicable Agent, the Issuing Bank or such Lender or Transferee hereunder or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Loan Document, the Applicable Agent, the Issuing Bank or such Lender or Transferee may pay such Indemnified Taxes and the applicable Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted. In addition, the applicable Borrower shall also reimburse each Lender or Transferee or the Issuing Bank, upon the written request of such Lender or Transferee or Issuing Bank, for taxes imposed on or measured by the net income of such Person pursuant to the laws of the United States of America, any state or political subdivision thereof, or the jurisdiction in which such Person is incorporated, or a jurisdiction in which the principal executive office or lending office of such Person is located, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Person shall determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.16 taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income (as determined in the sole discretion of the Applicable Agent, the Issuing Bank or any Lender or Transferee, as the case may be) and (y) payable to such Person pursuant to this Section 2.16.

If a Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Applicable Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, such Borrower shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by the Issuing Bank, any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder by the Applicable Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by a Borrower.

If legally able to do so, each Lender or Transferee with respect to the U.S. Borrower that is organized under the laws of a jurisdiction other than the United States shall, on or prior to the Effective Date (in the case of each Lender that is a party hereto on the Effective Date) or on or prior to the date of any assignment or participation hereunder (in the case of a Transferee) and thereafter as reasonably requested from time to time by the applicable Borrower or the Applicable Agent, execute and deliver, to the applicable Borrower and the Applicable Agent one or more (as the applicable Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes.

With respect to obligations under this Agreement other than those specified in the immediately following paragraph, the Borrowers shall not be required to indemnify or to pay any additional amounts to the Issuing Bank, any Lender or Transferee with respect to any U.S. federal withholding tax pursuant to this Section 2.16 to the extent that (i) any obligation to withhold, deduct or pay amounts with respect to such tax existed on the date the Issuing Bank, such Lender or Transferee became a party to this Agreement (and, in such case, the Borrowers may deduct and withhold such tax from payments to the Issuing Bank, such Lender or Transferee); provided however that with respect to a person who becomes an Issuing Bank, Lender or Transferee after the date of this Agreement, this clause (i) shall not apply to the extent such Issuing Bank, Lender or Transferee’s assignor or participating Lender was entitled to additional amounts pursuant to this Section 2.16, or (ii) such tax resulted from the failure of any Lender or Transferee to comply in full with the provisions of the immediately preceding paragraph (and, in such case, the Borrowers may deduct and withhold all such taxes required by law as a result of such noncompliance from payments to the Issuing Bank, such Lender or Transferee).

With respect to Loans to the Euro Borrower or a Subsidiary Borrower, each relevant Lender or Transferee shall determine the extent to which obligations to withhold, deduct or pay amounts with respect to Taxes would exist on the Effective Date or the date such Lender or Transferee becomes a party to this Agreement in connection with the initial syndication of the Loans and shall disclose to the Euro Borrower such determination on or after such date. Based on such determination, the applicable Borrower shall indemnify or pay any such additional amounts to each such Lender or Transferee pursuant to this Section 2.16.

Notwithstanding anything to the contrary in this Section 2.16, if the Internal Revenue Service determines that a Lender (or Transferee) is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder and the relevant Borrower was not a participant to such arrangement (other than as a Borrower under this Agreement) (a “Conduit Financing Arrangement”), then (i) such Borrower shall have no obligation to pay additional amounts or indemnify the Lender or Transferee for any Indemnified Taxes with respect to any payments hereunder to the extent the amount of such Indemnified Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Lender or Transferee shall indemnify the applicable Borrower in full for any and all excess Taxes described in clause (i) for which such Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that such Borrower (i) promptly forwards to the indemnitor an official receipt or other documentation satisfactorily evidencing such payment, (ii) shall contest such tax upon the reasonable request of the indemnitor and at such indemnitor’s cost and (iii) shall pay to such indemnitor within 30 days any refund of such taxes (including interest thereon). Each Lender or Transferee represents that it is not participating in a Conduit Financing Arrangement.

Neither the Issuing Bank nor any Lender shall be entitled to payment under this Section 2.16 unless it shall have notified the Borrowers that it is demanding such payment not more than 120 days after the date on which it shall have become aware that it was entitled to such payment; provided that the foregoing shall in no way operate in derogation of the undertaking contained in the last sentence of this Section 2.16. In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the applicable Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender to demand and receive compensation under this Section 2.16, but without prejudice to any claims of the Borrowers for failure to observe this undertaking.

SECTION 2.17. Indemnity. In the event any Lender (or other applicable Person mentioned in Section 2.16) shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurocurrency Loan) as a result of any conversion of a Eurocurrency Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurocurrency Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurocurrency Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such borrowing or otherwise, then, upon the written notice of such Lender to the applicable Borrower (with a copy to the Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on such Borrower.

SECTION 2.18. Change of Lending Office. Each Lender (or Transferee), or other applicable Person mentioned in Section 2.16, agrees that upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by the applicable Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Obligations or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to such Borrower in the amount of such participation.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that any Lender (or other applicable Person mentioned in Section 2.16) shall have delivered a notice or certificate pursuant to Section 2.12(b), 2.14 or 2.15, or any Borrower shall be required to make additional payments to any Lender under Section 2.16 (an “Increased Cost Lender”), then, with respect to each such Increased Cost Lender, the Borrowers shall have the right, but not the obligation, at their own expense, upon notice to such Increased Cost Lender and the Administrative Agent, to replace such Increased Cost Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.04) approved by the Administrative Agent and the Issuing Bank (which approval shall not be unreasonably withheld), and such Increased Cost Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Increased Cost Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrowers shall pay to the affected Increased Cost Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Increased Cost Lender and participations in LC Disbursements held by such Increased Cost Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder (including, without limitation, any Fees).

SECTION 2.21. Increase in Revolving LC Commitments.

(a) New Revolving LC Commitments. At any time following the completion of the syndication of the Loans and Commitments (as reasonably determined by the Administrative Agent, but in no event later than October 11, 2004) and not later than six months prior to the Revolving LC Maturity Date, but no more than once in any twelve month period, the U.S. Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving LC Commitments (any such increase, the “New Revolving LC Commitments”) to acquire participations in Letters of Credit and to make new Revolving LC Loans (“New Revolving LC Loans”), by an amount such that, after giving effect to such New Revolving LC Commitments, the Total Revolving LC Credit Commitments do not exceed $150.0 million, in increments of $10.0 million and integral multiples of $5.0 million in excess thereof. In connection with the New Revolving LC Commitments, the U.S. Borrower may, but shall not be required to, increase the Applicable Rate with respect to the New Revolving LC Loans (which increase in Applicable Rate shall also apply to the existing Revolving LC Commitments and participations in existing Letters of Credit and existing Revolving LC Loans). Such notice shall (A) specify the date (an “Increased Amount Date”) on which the U.S. Borrower proposes that the New Revolving LC Commitments be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, (B) offer each Revolving LC Lender the right to increase its LC Commitment on a pro rata basis and (C) if applicable, specify any increase in the Applicable

Rate with respect to the Revolving LC Loans. The Administrative Agent shall notify the U.S. Borrower of the identity of each Revolving LC Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving LC Lender”) to whom the New Revolving LC Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Revolving LC Lender requested in writing to provide all or portion of the New Revolving LC Commitments may elect or decline, in its sole discretion, to provide a New Revolving LC Commitment. Any existing Revolving LC Lender who does not affirmatively accept such offer to participate in writing within 10 Business Days of receipt of such written request shall be deemed to have declined. Such New Revolving LC Commitments shall become effective as of such Increased Amount Date; provided that (1) both before and after giving effect to the making of any New Revolving LC Commitment, each of the conditions set forth in Section 4.02 shall be satisfied; (2) after giving effect to the issuance of any Letters of Credit pursuant to any New Revolving LC Commitment (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive; (3) such New Revolving LC Commitments and any related Indebtedness would be permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture; (4) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction; (5) such New Revolving LC Commitments shall be evidenced by one or more joinder agreements executed and delivered to the Administrative Agent by each New Revolving LC Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.16; and (6) if any upfront fees or other compensation is paid to any New Revolving LC Lender in its capacity as such in connection with providing a New Revolving LC Commitment which fees and other compensation in the aggregate (expressed as a percentage of such New Revolving LC Lender’s New Revolving LC Commitment) are in excess of the product of (x) the period beginning on and including the Increased Amount Date and ending on and including the Revolving LC Maturity Date, expressed in years (rounded to the nearest quarter), and (y) 0.3664% (such excess, the “Excess New Revolving LC Commitment Fee Percentage”), then the U.S. Borrower shall pay to the Administrative Agent for the account of each existing Revolving LC Lender, a fee on the Increased Amount Date equal to such Revolving LC Lender’s existing Revolving LC Commitment multiplied by the Excess New Revolving LC Commitment Fee Percentage.

(b) On any Increased Amount Date on which New Revolving LC Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving LC Lenders shall assign to each of the New Revolving LC Lenders, and each of the New Revolving LC Lenders shall purchase from each of the existing Revolving LC Lenders, at the principal amount thereof, participations in Letters of Credit and

Revolving LC Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such participations in Letters of Credit and Revolving LC Loans being held by existing Revolving LC Lenders and New Revolving LC Lenders ratably in accordance with their Revolving LC Commitments after giving effect to the addition of such New Revolving LC Commitments to the Revolving LC Commitments, (ii) each New Revolving LC Commitment shall be deemed for all purposes a Revolving LC Commitment, each New Revolving LC Loan shall be deemed for all purposes a Revolving LC Loan and each Letter of Credit issued thereunder shall be deemed, for all purposes, a Letter of Credit and have the same terms as any existing Letter of Credit, (iii) each New Revolving LC Lender shall become a Revolving LC Lender with respect to the Revolving LC Commitments and all matters relating thereto and (iv) any increase in the Applicable Rate shall be effective on the Increased Amount Date.

(c) The Administrative Agent shall notify the Lenders promptly upon receipt of the U.S. Borrower’s notice of an Increased Amount Date and, in respect thereof, the New Revolving LC Commitments and the New Revolving LC Lenders.

SECTION 2.22. New Term Commitments. (a) At any time following the completion of the syndication of the Loans and Commitments (as reasonably determined by the Administrative Agent, but in no event later than October 11, 2004), the U.S. Borrower may by written notice to the Administrative Agent elect to request new term dollar commitments (any such commitment, a “New Term Loan Dollar Commitment”) and/or the Euro Borrower may by written notice to the U.K. Administrative Agent elect to request term euro commitments (any such commitment, a “New Term Loan Euro Commitment” and, together with any New Term Loan Dollar Commitments, the “New Term Loan Commitments”), in each case, in an aggregate amount such that (i)(A) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive) and (B) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture and (ii) if the Indebtedness under this Agreement is rated Ba3 or lower by Moody’s and BB or lower by S&P, Crown Holdings shall provide written confirmation from each of Moody’s and S&P that the rating of such Indebtedness will not be downgraded by either Moody’s or S&P as a result of such New Term Loan Commitments. Any request for New Term Loan Dollar Commitments or New Term Loan Euro Commitments shall not be less than $50.0 million or €50.0 million, as the case may be, and integral multiples of $5.0 million, or €5.0 million, in excess thereof, as the case may be. Such notice shall specify the date (a “New Term Loan Effective Date”) on which the applicable Borrower proposes that the applicable New Term Loan Commitments be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Applicable Agent; provided that no existing

Term B Dollar Lender or existing New Term Lender, as the case may be, shall be obligated to provide any New Term Loan Commitment hereunder. The Administrative Agent shall notify the U.S. Borrower of the identity of each financial institution reasonably acceptable to the Administrative Agent (each, a “New Term Loan Dollar Lender”) to whom any New Term Loan Dollar Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations. The Euro Borrower shall notify the U.K. Administrative Agent in writing of the identity of each financial institution (provided that such financial institution is reasonably acceptable to the Administrative Agent) (each, a “New Term Loan Euro Lender”) to whom any New Term Loan Euro Commitments have been (in accordance with the penultimate sentence) allocated and the amounts of such allocations.

(b) Any new term loans denominated in U.S. dollars (a “New Term Dollar Loan”) made under any New Term Loan Dollar Commitments and any new term loans denominated in Euros (a “New Term Euro Loan” and together with any New Term Dollar Loans, the “New Term Loans”) shall have same the terms (other than in the case of New Term Euro Loans, the currency thereof) as the Term B Dollar Loans, subject to the following terms and conditions, as set forth in one or more Joinder Agreements applicable to such New Term Loans: (i) amortization of such New Term Loans shall not exceed 5% per annum; (ii) the final maturity date for such New Term Loans (the “New Term Loan Maturity Date”) shall be no earlier than the Term B Loan Maturity Date; and (iii) the applicable margin with respect to such New Term Loans shall be at market rates for companies with credit ratings, financial profiles and capital structures comparable to that of the Borrowers; provided that if the yield (including interest spread and any original issue discount) on any New Term Loan exceeds the Applicable Margin for the Term B Dollar Loans made on the Effective Date, then the Applicable Margin for such Term B Dollar Loans and any then existing New Term Loans will be increased to equal such yield.

(c) The New Term Commitments and New Term Loans shall become effective and be Borrowed as of such New Term Loan Effective Date; provided that (1) no Default or Event of Default shall exist on such New Term Loan Effective Date before or after giving effect to such New Term Loan Commitments; (2) such New Term Loan Commitments shall be evidenced by one or more Joinder Agreements executed and delivered to Applicable Agent by each New Term Loan Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.16; (3) both before and after giving effect to making of New Term Loans, each of the conditions set forth in Section 4.02 shall be satisfied; and (4) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested to the Applicable Agent in connection with such transaction.

(d) The Applicable Agent shall notify the Lenders promptly upon receipt of the applicable Borrower’s notice of a New Term Loan Effective Date and, in respect thereof, any New Term Loan Commitments and any New Term Loan Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent and the U.K. Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, each Loan Party, jointly and severally, represents and warrants as follows:

SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation, partnership or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and, to the extent applicable, is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not result in a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a) contravene the Organic Documents of any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries);

(b) contravene any law or governmental regulation or court decree or order binding on or affecting any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries);

(c) violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries); or

(d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party any of its Subsidiaries (other than Immaterial Subsidiaries), except Liens created under the Loan Documents.

Immaterial Subsidiaries as of the Effective Date are set forth on Schedule 3.02.

SECTION 3.03. [Reserved].

SECTION 3.04. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens under the Loan Documents. None of the Borrowers nor any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.05. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligation of each Loan Party (as the case may be) enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

SECTION 3.06. Financial Information. (a) The consolidated balance sheets of Crown Holdings and its Subsidiaries as of December 31, 1999, 2000, 2001, 2002 and 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants, and as of June 30, 2004, certified by Crown Holdings chief financial officer, and the related consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for the five years ended December 31, 2003, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of Crown Holdings and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of the financial statements as of and for the period ended June 30, 2004, to normal year-end adjustments and to the absence of notes).

(b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, none of Crown Holdings nor its Subsidiaries has, as of the Effective Date, any Indebtedness, contingent liabilities, long-term commitments or unrealized losses which would be required to be reported under GAAP.

SECTION 3.07. No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities or prospects of Crown Holdings and its Subsidiaries or investments taken as a whole, except as disclosed in the Information Memorandum.

SECTION 3.08. Litigation. There is no pending or, to the knowledge of any of the Loan Parties, threatened litigation, action or proceeding affecting Crown Holdings or any of its Subsidiaries, or any of their respective properties or assets which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

SECTION 3.09. Compliance with Laws and Agreements. Each of Crown Holdings and its Subsidiaries is in compliance with all laws (other than Environmental Laws, which are the subject of Section 3.14), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so will not result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.10. Subsidiaries. Schedule 3.10 sets forth the name of, and the direct or indirect ownership interest of each Loan Party in, each Subsidiary or other investment of each Loan Party and identifies each such Subsidiary that is a U.S. Loan Party and a Euro Loan Party, in each case as of the Effective Date.

SECTION 3.11. Ownership of Properties. (a) Except as set out on Schedule 3.11(a), each of Crown Holdings and its Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Effective Date, Schedule 3.11(b) contains a true and complete list of each parcel of Real Property (i) owned by any Loan Party as of the Effective Date and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, as of the Effective Date and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) Each of Crown Holdings and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Crown Holdings and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases which, individually or in the aggregate, are not material to Crown Holdings and its Subsidiaries taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(d) Each of Crown Holdings and its Subsidiaries owns or possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) As of the Effective Date, none of Crown Holdings nor its Subsidiaries has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date, except where such proceeding or sale or disposition could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) None of Crown Holdings or its Subsidiaries is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(g) Schedule 3.11(g) sets forth each Subsidiary of Crown Holdings that owns, operates or leases any Principal Property as of the Effective Date.

SECTION 3.12. Taxes. Each of Crown Holdings and its Subsidiaries has timely filed all federal, foreign and all other material income tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due, except (i) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (ii) any such taxes or charges that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

SECTION 3.13. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien. The Loan Parties and their ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan or Welfare Plan which reasonably might result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any contingent liability with respect to post-retirement benefits provided by any Loan Party or its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and (b) no Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

SECTION 3.14. Environmental Warranties. (a) All facilities and property owned, leased or operated by Crown Holdings or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or threatened (in writing):

(i) Environmental Claims received by Crown Holdings or any of its Subsidiaries or

(ii) written claims, complaints, notices or inquiries received by Crown Holdings or any of its Subsidiaries regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party’s knowledge, previously owned or leased or operated by Crown Holdings or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(d) Crown Holdings and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which Crown Holdings and its Subsidiaries are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) No property now or, to any Loan Party’s knowledge, previously owned, leased or operated by Crown Holdings or any of its Subsidiaries is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA, in each case other than properties as to which any such listing could not reasonably be expected to have a Material Adverse Effect.

(f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party’s knowledge, previously owned or leased by Crown Holdings or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) Neither Crown Holdings nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against Crown Holdings or such Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(h) There are no past or present actions, activities, conditions or occurrences that could reasonably be expected to prevent Crown Holdings or any of its Subsidiaries from complying with, or to result in liability under, any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

(i) No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets owned or leased by Crown Holdings or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(j) Neither Crown Holdings nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law which could reasonably be expected to have a Material Adverse Effect, nor has Crown Holdings or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation under Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(k) There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by Crown Holdings or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Regulations U and X. The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or X.

SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projections. (a) Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender or S&P or Moody’s in connection with the Transactions by or on behalf of any Loan Party (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

(b) On or prior to five Business Days prior to the Effective Date, Crown Holdings shall have furnished to the Lenders the pro forma consolidated balance sheet as of June 30, 2004, after giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) was prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum, (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly the pro forma financial position of Crown Holdings and its consolidated Subsidiaries as of June 30, 2004, as if the Transactions had occurred on such date.

SECTION 3.17. Insurance. As of the Effective Date, set forth on Schedule 3.17 is a summary of all insurance policies maintained by Crown Holdings and each of its Subsidiaries with financially sound and responsible insurance companies (a) with respect to its properties material to the business of Crown Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations and (b) required to be maintained pursuant to the Security Documents.

SECTION 3.18. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against Crown Holdings or any Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of Crown Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from Crown Holdings or any Subsidiary, or for which any claim may be made against Crown Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Crown Holdings or such Subsidiary.

SECTION 3.19. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (I) (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured and specifically, no German Borrower or Non-U.S. Guarantee Subsidiary organized under the Laws of the Federal Republic of Germany is threatened with illiquidity within the meaning of 18 German Insolvency Code (Insolvenzordnung); (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and (II) (i) no Loan Party will be subject to any proceedings for its administration (with respect to a Loan Party organized under the laws of France, redressement judiciaire), or is or will be subject to a plan for the transfer of the whole or part of its business, or is or will be subject to liquidation (with respect to a Loan Party organized under the laws of France, liquidation judiciaire) and no claim has been made requesting implementation of such proceedings; (ii) no Loan Party is or will be subject to the administration of a court appointed mediator (conciliateur), judicial condition, compulsory manager, receiver (administrateur judiciaire), administrator, liquidator (liquidateur judiciaire) or other similar office (with respect to a Loan Party organized under the laws of France, mandataire ad hoc), and no request has been filed and no negotiations are envisaged for the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of such Loan Party; (iii) no Loan Party is or will be unable to settle its debts (contingent or otherwise) with realizable assets (with respect to a Loan Party organized under the laws of France, en état de cessation des paiements) within the meaning of article L 621-2 of the French Commercial Code or admits in writing its inability to pay its debts as they fall due; (iv) no Loan Party organized under the laws of France is or will be subject to amicable arrangement proceedings (procédure de règlement amiable), within the meaning of Article L. 611-3 of the French Commercial Code; and (v) no Loan Party has or will commence negotiations with any of its creditors with a view to the general readjustment or rescheduling of any of its indebtedness or has made a general assignment for the benefit of any of its creditors and/or has entered into any settlement agreement or amicable arrangement with any of its creditors (with respect to a Loan Party organized under the laws of France, transactions, accord ou réglement amiable), or stops or suspends payment of all or substantially all of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

SECTION 3.20. Securities. The Equity Interests of each Loan Party’s Subsidiaries have been duly authorized, issued and delivered and are fully paid, nonassessable and free of preemptive rights that have not been waived. The Equity Interests of each Subsidiary of a Loan Party are owned, directly or indirectly, by a Loan Party, free and clear of all Liens other than those created pursuant to the Security Documents. There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of any Subsidiary of Crown Holdings or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, except as disclosed in the financial statements delivered pursuant to Section 3.06 or otherwise disclosed to the Lenders prior to the Effective Date.

SECTION 3.21. Indebtedness Outstanding. Set forth on:

(a) Schedule 3.21(a) hereto is a list and description of (i) all Indebtedness of the Loan Parties and their respective Subsidiaries (other than the Loans) that will be outstanding immediately after the Effective Date and (ii) all Indebtedness of the Loan Parties and their respective Subsidiaries that will be repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date;

(b) Schedule 3.21(b) hereto is a list and description of the Existing Non-U.S. Facilities and the obligations of any Subsidiary of Crown Holdings that Guarantees, is an obligor under or provides credit support in respect of such Existing Non-U.S. Facilities as of the Effective Date; and

(c) Schedule 3.21(c) hereto is a list and description of the Existing Factoring Facilities and the obligations of any Subsidiary of Crown Holdings that Guarantees, is an obligor under or provides credit support in respect of such Existing Factoring Facilities as of the Effective Date.

SECTION 3.22. Security Documents. (a) The U.S. Bank Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Parties named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the U.S. Bank Pledge Agreement) having the priority set forth therein and, when such Collateral is delivered to the U.S. Collateral Agent, the U.S. Bank Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral.

(b) The U.S. Shared Pledge Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Parties named therein, a legal, valid and enforceable security interest in the Collateral (as defined in the U.S. Shared Pledge Agreement) having the priority set forth therein and, when such Collateral is delivered to the U.S. Collateral Agent, the U.S. Shared Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral.

(c) (i) The U.S. Security Agreement is effective to create in favor of the U.S. Collateral Agent, for its benefit and the ratable benefit of the Secured Parties named therein, a legal, valid and enforceable security interest in the Collateral securing the Obligations (as defined in the U.S. Security Agreement) having the priority set forth therein and (ii) when (x) financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (y) upon the taking of possession or control by the U.S. Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the U.S. Collateral Agent to the extent possession or control by the U.S. Collateral Agent is required by any Security Document), the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property), to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the U.S. Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d) When the filings in clause (c)(ii)(x) above are made and when the U.S. Security Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(e) Each Mortgage executed and delivered as of the Effective Date is, or to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party,

will be effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the U.S. Collateral Agent, for its benefit and the ratable benefit of the Secured Parties named therein, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right securing the Obligations as defined therein, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof and having the priority set forth therein, and when the Mortgages are filed in the offices specified on Schedule 3.22(e), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.

(f) Each Euro Security Document is effective to create in favor of the Euro Collateral Agent, for the ratable benefit of the Secured Parties named therein, a legal, valid and enforceable security interest in the Collateral (as defined in such Euro Security Document) having the priority set forth therein and, when the actions specified in Schedule 3.22(f) are taken, each Euro Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(g) Each Intercompany Collateral Document is effective to create in favor of the Euro Borrower a legal, valid and enforceable security interest in the collateral (as defined in such Intercompany Collateral Document) and, when the actions specified in Schedule 3.22(g) are taken, each Intercompany Collateral Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantor thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

SECTION 3.23. Anti-Terrorism Laws. (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.24. Board of Euro Borrower. As of the Effective Date, the board of directors (or equivalent body) of the Euro Borrower consists of at least a majority of Persons that are executive officers (as described in Rule 16a-1(f) under the Exchange Act) of Crown Holdings. All actions may be taken by such board of directors (or equivalent body) by a majority vote.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.09) and subject to satisfaction of the conditions set forth in Section 4.02:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of each of (i) Dechert, counsel for the Loan Parties, substantially in the form of Exhibit L, and (ii) U.S. and non-U.S. local counsel for the Loan Parties, as specified on Schedule 4.01(b), substantially in the form of Exhibit M-1, 2 or 3, in each case, (A) dated the Effective Date and (B) addressed to the Administrative Agent and the Lenders.

(c) All documents executed or submitted in connection with this Agreement, the borrowings hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders.

(d) The Administrative Agent shall have received such documents and Officer’s Certificates substantially in the form of Exhibit G-3 as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received an Officer’s Certificate, dated the Effective Date and signed by a Financial Officer of each of the Borrowers, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02, substantially in the form of Exhibit G-1 or G-2, as applicable.

(f) The Administrative Agent shall have received all fees payable to the Administrative Agent or any Lender on or prior to the Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and U.S. and non-U.S. local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(g) The U.S. Collateral Agent shall have received a counterpart of each of the U.S. Shared Pledge Agreement and the U.S. Bank Pledge Agreement signed on behalf of each U.S. Loan Party, and covering pledges of 100% of the Equity Interests of the U.S. Subsidiaries held, directly or indirectly, by any of the U.S. Subsidiaries of Crown Holdings and 65% of the Equity Interests of the “first tier” Non-U.S. Subsidiaries of the U.S. Borrower and Crown International, together with promissory notes (to the extent such notes exist on the Effective Date) evidencing all intercompany Indebtedness owed to any Loan Party by Crown Holdings or any Subsidiary as of the Effective

Date and stock powers and instruments of transfer, endorsed in blank, with respect to the Equity Interests of Crown Holdings’ U.S. Subsidiaries and any such promissory notes.

(h) The U.S. Collateral Agent shall have received a counterpart of the (x) U.S. Shared Pledge Agreement signed by each of the U.S. Loan Parties, (y) U.S. Bank Pledge Agreement signed by each of the U.S. Loan Parties, and (z) U.S. Security Agreement signed on behalf of each U.S. Loan Party together with the following:

(A) certificates representing all certificated Pledged Securities (as defined in the U.S. Bank Pledge Agreement and the U.S. Shared Pledge Agreement), together with executed and undated stock powers and/or assignments in blank;

(B) Instruments representing all intercompany Indebtedness payable to any U.S. Loan Party, together with executed and undated instruments of assignment endorsed in blank;

(C) certificates of insurance required under the U.S. Security Agreement;

(D) appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the U.S. Collateral Agent’s sole discretion, to grant to the U.S. Collateral Agent a perfected Lien on such U.S. Collateral having the priority set forth in the applicable U.S. Security Document, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

(E) UCC, judgment and tax lien, bankruptcy and pending lawsuit search reports and intellectual property searches with the United States Patent and Trademark Office and United States Copyright Office listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any of such U.S. Collateral is located and the jurisdictions in which any applicable Loan Party’s principal place of business is located in the United States, together with copies of such existing financing statements, none of which shall encumber such U.S. Collateral covered or intended or purported to be covered by the U.S. Security Agreement other than Permitted Liens;

(F) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of the U.S. Security Agreement, including,

without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents, including, without limitation, UCC-3 termination statements with respect to UCC filings that do not constitute Permitted Liens, as may be necessary or, in the opinion of the U.S. Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by the U.S. Security Agreement;

(G) evidence that all other actions reasonably necessary or, in the opinion of the U.S. Collateral Agent, desirable to perfect the security interest created by the U.S. Security Agreement have been taken; and

(H) a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the U.S. Borrower, Crown Holdings and all of the U.S. Subsidiaries of Crown Holdings, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(i) The U.S. Collateral Agent shall have received the following documents and instruments:

(A) Mortgages encumbering each Mortgaged Property in which the applicable U.S. Loan Party holds an ownership interest (as indicated on Schedule 4.01(i)(A) hereto) in favor of the U.S. Collateral Agent, for its benefit and the benefit of the Secured Parties named therein, duly executed and acknowledged by the applicable Loan Party, and otherwise in form for recording in the recording office where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 4.01(b)(ii) in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the U.S. Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a Lien on such Mortgaged Property subject to no other Liens except Permitted Liens;

(B) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, in form acceptable to the U.S. Collateral Agent, as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the U.S. Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(C) with respect to each Mortgage, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid first mortgage Lien on the real property and fixtures described therein in an amount not less than the amount set forth on Schedule 4.01(i)(C), which policies (or commitments) shall (w) be issued by the Title Company, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the U.S. Collateral Agent, (y) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the U.S. Collateral Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the real property subject to such Mortgage) as shall be reasonably requested by the U.S. Collateral Agent (including, without limitation, endorsements, to the extent available in each jurisdiction at commercially reasonably rates, on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, access, survey, address and so-called comprehensive coverage over covenants and restrictions) and (z) contain only such exceptions to title as shall be agreed to by the U.S. Collateral Agent on or prior to the Effective Date with respect to such Mortgaged Property;

(D) with respect to each Mortgaged Property, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

(E) with respect to each Mortgaged Property as to which a Survey was not previously delivered, a Survey in form acceptable to the U.S. Collateral Agent;

(F) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in subparagraph (C) above;

(G) evidence acceptable to the U.S. Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (C) above;

(H) with respect to each Real Property or Mortgaged Property, copies of all leases or other agreements relating to possessory interests to which any Loan Party or Subsidiary thereof is a party to the extent such leases or other agreements were not previously delivered. To the extent any of the foregoing in which any Loan Party is a landlord or sublandlord affect any Mortgaged Property, such agreement shall be subordinate to the Mortgage to be recorded against such Mortgaged Property and otherwise acceptable to the U.S. Collateral Agent; and

(I) with respect to each Mortgaged Property, a Real Property Officers’ Certificate or other evidence satisfactory to the U.S. Collateral Agent that as of the date thereof there (x) has been issued and is in effect a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Property and that the Loan Parties have not received written notices of any outstanding citation, violation or similar notice indicating that such Mortgaged Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness, (y) has not occurred any Taking or Destruction of any Mortgaged Property or Real Property and (z) to the best knowledge of the Loan Parties, are no disputes regarding boundary lines, location, encroachment or possession of any Real Property or Mortgaged Property and no state of facts existing which could give rise to any such claim.

(j) The Euro Collateral Agent shall have received counterparts of each Euro Security Document signed on behalf of each Euro Loan Party thereto, in each case, together with, to the extent required by such Euro Security Document, the following:

(A) to the extent applicable, certificates representing all certificated Pledged Securities, together with executed and undated stock powers and/or assignments in blank or other instruments of transfer customary in the applicable jurisdiction;

(B) certificates of insurance;

(C) appropriate financing statements or comparable documents of, and executed by, the appropriate entities in proper form for filing under the provisions of the applicable or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant to the Euro Collateral Agent a perfected first priority Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

(D) judgment and tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any of such Collateral is located and the jurisdictions in which any applicable Loan Party’s principal place of business is located, together with copies of such existing financing statements, none of which shall encumber such Collateral covered or intended or purported to be covered by such Euro Security Document other than Permitted Liens;

(E) [Reserved]; and

(F) evidence that all other actions reasonably necessary or desirable to perfect the security interest created by the Euro Security Documents have been taken.

(k) All (A) Intercompany Notes set forth on Schedule 4.01(k)-1 shall have been duly executed by the respective Intercompany Borrower and collaterally assigned or pledged in favor of the Euro Collateral Agent and (B) French Intercompany Loan Agreements set forth on Schedule 4.01(k)-2 shall have been duly executed by the French Intercompany Borrowers and collaterally assigned or pledged in favor of the Euro Collateral Agent.

(l) All Intercompany Collateral Documents set forth on Schedule 4.01(l) shall have been duly executed and delivered by each respective Intercompany Borrower in favor of the Euro Borrower and collaterally assigned or pledged to the Euro Collateral Agent.

(m) The Administrative Agent shall have received (i) counterparts of the U.S. Guarantee Agreement signed on behalf of each U.S. Subsidiary of Crown Holdings and (ii) counterparts of the Indemnity, Subrogation and Contribution Agreement signed on behalf of each U.S. Subsidiary of Crown Holdings.

(n) The Administrative Agent shall have received counterparts of a (i) Non-U.S. Guarantee Agreement signed on behalf of each Non-U.S. Guarantee Subsidiary designated on Schedule 3.10 and (ii) the Crown Développement Parent Guarantee.

(o) The Administrative Agent shall have received counterparts of each of the Intercreditor Agreements, the Sharing Agreement and the Receivables Intercreditor Agreement, each signed on behalf of each of the parties thereto.

(p) The Administrative Agent shall have received evidence that the insurance required by Section 5.04 and the Security Documents is in effect.

(q) The Euro Borrower shall have received aggregate gross proceeds of €350.0 million from the issuance of the First Lien Notes; the terms, conditions and documentation of the First Lien Notes shall be consistent in all material respects with the description thereof in the Offering Memorandum dated August 11, 2004, which gross proceeds (together with the Loans hereunder) were used to repay in full the Term B Loans under the Existing Credit Agreement and terminate the Obligations and Commitments under the Existing Credit Agreement.

(r) The Lenders shall have received a solvency certificate substantially in the Form of Exhibit S, together with such other evidence reasonably requested by the Lenders, and signed by the chief financial officer of Crown Holdings confirming the solvency of (i) Crown Holdings and its Subsidiaries, (ii) the U.S. Borrower and its Subsidiaries and (iii) the Euro Borrower and its Subsidiaries, in each case, on a consolidated basis after giving effect to the Transactions.

(s) The Administrative Agent shall have received (i) a counterpart of each of (A) the Guarantee Agreements and the U.S. Indemnity, Subrogation and Contribution Agreements, (B) the U.S. Intercreditor Agreement, the Euro Intercreditor Agreement, the Sharing Agreement and the U.S. Bank Pledge Agreement, (C) the Crown Développement Parent Guarantee and (D) each Euro Security Document, in each case in form and substance satisfactory to the Administrative Agent, and (ii) a counterpart of the amendments to (A) the Shared Pledge Agreement and (B) the U.S. Security Agreement, in each case in form and substance satisfactory to the Administrative Agent.

(t) There shall be no litigation, administrative proceeding or investigation that could reasonably be expected to have a material adverse effect on the business, assets, operations, prospects, condition (financial or otherwise), contingent liabilities, prospects, material agreements, customer relationships or investments of Crown Holdings and its Subsidiaries, taken as a whole, or on the ability of the parties to consummate the Transactions, and shall have been no adverse development or decision since August 11, 2004 in any pending litigation, proceeding or investigation.

(u) The Administrative Agent shall be satisfied that, as of the Effective Date, the interest rate on any Loans hereunder shall not exceed the Maximum Rate.

(v) The Receivables Purchase Agreement (and certain of the “Transaction Documents” as defined therein) shall have been amended or amended and restated on terms and conditions satisfactory to the Administrative Agent and the Administrative Agent shall have received an executed counterpart of such amendment(s).

(w) The Administrative Agent shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Existing Credit Agreement shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

(x) The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Crown Holdings for the five Fiscal Years ended before the Effective Date and (b) to the extent available, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Crown Holdings for each completed Fiscal Quarter since the date of such audited financial statements, which audited and unaudited financial statements (i) shall be in form and scope reasonably satisfactory to Lenders and (ii) shall not be materially inconsistent with the financial statements previously provided to the Lenders.

(y) The Lenders shall have received a pro forma consolidated balance sheet of Crown Holdings as of June 30, 2004, after giving effect to the Transactions, together with a certificate substantially in the form of Exhibit G-4 signed by the chief financial officer of Crown Holdings certifying to the effect that such statements fairly present the pro forma financial position of Crown Holdings and its Subsidiaries in accordance with GAAP, and the Lenders shall be satisfied that such balance sheets are not materially inconsistent with the forecasts previously provided to the Lenders. Crown Holdings shall have delivered its then most recent projections through the 2010 Fiscal Year, which shall not be materially inconsistent with the projections provided to CGMI prior to the Effective Date.

(z) All requisite material governmental authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a “Credit Event”) (excluding continuations and conversions of Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02 or 2.06, as applicable.

(b) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party, jointly and severally, covenants and agrees with the Lenders that:

SECTION 5.01. Financial Information, Reports, Notices, etc. Crown Holdings will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days (or such shorter period for the filing of Crown Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending September 30, 2004), a consolidated balance sheet of Crown Holdings and its Subsidiaries as of the end of such

Fiscal Quarter and consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings, it being understood and agreed that the delivery of Crown Holdings’ Form 10-Q (as filed with the SEC), if certified as required in this clause (a), shall satisfy the requirements set forth in this clause;

(b) as soon as available and in any event within 90 days (or such shorter period for the filing of Crown Holdings’ Form 10-K as may be required by the SEC) after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ended December 31, 2004), a copy of the annual audit report for such Fiscal Year for Crown Holdings and its Subsidiaries, including therein a consolidated balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by PricewaterhouseCoopers or other independent public accountants reasonably acceptable to the Administrative Agent (it being understood and agreed that the delivery of Crown Holdings’ Form 10-K (as filed with the SEC), if certified as required by this clause (b), shall satisfy such delivery requirement in this clause), together with a certificate from a Financial Officer of Crown Holdings and the Borrowers substantially in the form of Exhibit D (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6.12 through 6.14 and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(c) as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of Crown Holdings’ Form 10-Q by the SEC) after the end of each Fiscal Quarter, a Compliance Certificate from a Financial Officer of Crown Holdings, the U.S. Borrower and the Euro Borrower containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6.12 through 6.14 and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

(d) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending September 30, 2004), an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of earnings and cash flows of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) the U.S. Borrower and its Domestic Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) the Euro Borrower and the Euro Subsidiary Loan Parties, on a consolidated basis; and (C) each Subsidiary of the Euro Borrower that is not a Euro Subsidiary Loan Party, on a consolidated basis;

(e) as soon as available and in any event within 105 days after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ending December 31, 2004), an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) the U.S. Borrower and its Domestic Subsidiaries (other than any Receivables Subsidiary and the Insurance Subsidiary), on a consolidated basis; (B) the Euro Borrower and the Euro Subsidiary Loan Parties, on a consolidated basis; and (C) each Subsidiary of the Euro Borrower that is not a Euro Subsidiary Loan Party, on a consolidated basis;

(f) as soon as available and in any event within 45 days after the end of each Fiscal Quarter and 90 days after the end of each Fiscal Year (commencing with the Fiscal Quarter ending September 30, 2004), the aggregate amount of cash and Permitted Investments held by each Subsidiary of the Euro Borrower that is not a Subsidiary Loan Party;

(g) no later than January 31 of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ending December 31, 2005), a detailed consolidated budget of Crown Holdings and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

(h) promptly upon receipt thereof, copies of all reports submitted to Crown Holdings or its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Crown Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

(i) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of Crown Holdings, the U.S. Borrower and the Euro Borrower setting forth details of such Default or Event of Default and the action which Crown Holdings, the U.S. Borrower and the Euro Borrower have taken and propose to take with respect thereto;

(j) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding described in Section 3.08 that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding of the type described in Section 3.08, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(k) promptly after the sending or filing thereof, copies of all reports which any Loan Party sends to any of its security holders (other than a report by a Wholly Owned Subsidiary to its parent security holders), including, without limitation, holders of the First Lien Notes, Second Lien Notes or Third Lien Notes, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials which any Loan Party or any of its Subsidiaries or any of their officers file with the SEC or any national securities exchange (other than the Luxembourg Stock Exchange);

(l) immediately upon becoming aware of the taking of any specific actions by Crown Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Crown Holdings or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien or in the incurrence by a Loan Party of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(m) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(n) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(o) on the 10th day of each month (or, if not a Business Day, the Business Day immediately following such day) a report setting forth (i) the amount of aggregate unused availability on such date of Revolving Credit Commitments and (ii) the aggregate amount of cash held in immediately available funds by Crown Holdings and its Subsidiaries on such date;

(p) simultaneously with the delivery of financial statements pursuant to Section 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC; and

(q) such other information respecting the condition or operations, financial or otherwise, of Crown Holdings, any Borrower or any of their Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 5.02. Compliance with Laws, etc. Each Loan Party will, and will cause each of its Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a) the maintenance and preservation of its and its Subsidiaries’ existence and its qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except as provided in Section 5.09.

SECTION 5.03. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Loan Party, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

SECTION 5.04. Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and responsible insurance companies (a) insurance with respect to its properties material to the business of Crown Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of Crown Holdings setting forth the nature and extent of all insurance maintained by Crown Holdings and its Subsidiaries in accordance with this Section. Each such insurance policy shall provide that (i) it may not be canceled or otherwise terminated without at least thirty (30) days’ prior written notice to the Collateral Agents (and to the extent any such policy is cancelled, modified or renewed, the Borrower shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agents of the payment of the premium therefor); (ii) to the extent such insurance policy constitutes property insurance, all losses payable thereunder in an amount in excess of $10.0 million shall be payable to the Collateral Agents, as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Collateral Agents, as loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of Crown Holdings (such consent not to be unreasonably withheld or delayed); and (iii) with respect to liability insurance, the Collateral Agents shall be named as an additional insured. Each Loan Party shall promptly notify the Collateral Agents if it does not intend to or has not paid when due any premium under any such insurance policy, and after 30 days after receipt of such notice, the Collateral Agents shall be permitted to pay such premium. In the event any Loan Party gives the Collateral Agents written notice that it does not intend to pay any premium relating to any insurance policy when due, the Collateral Agents shall not exercise their right to pay such premium so long as such Loan Party delivers to the Collateral Agents a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Loan Party with no lapse in such coverage.

SECTION 5.05. Books and Records; Visitation Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the relevant Loan Party or Subsidiary, photocopy extracts from) any of its books or other corporate or partnership records.

SECTION 5.06. Environmental Covenant. Each Loan Party will, and will cause each of its Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith, except where the failure to keep in effect such Environmental Permits, or any noncompliance with the provisions thereof, would not reasonably be expected to have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law, or which could reasonably be expected to have Environmental Liability, in each case which could reasonably be expected to have a Material Adverse Effect, Crown Holdings, each Borrower and their respective Subsidiaries, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;

(d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, Crown Holdings, each Borrower and each of their Subsidiaries will provide, at their sole cost and expense, an environmental site assessment report concerning any Mortgaged

Property now or hereafter owned or leased by such Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that a Borrower or any Subsidiary of a Borrower or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against a Borrower or any Subsidiary of a Borrower or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If a Borrower or any Subsidiary of Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and such Borrower or Subsidiary shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Borrower’s or Subsidiary’s sole cost and expense; and

(e) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

SECTION 5.07. Information Regarding Collateral. (a) Each Loan Party will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all relevant Collateral. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of Section 5.01, each Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of each Borrower (i) setting forth the information required pursuant to Sections 1, 2, 7, 8, 12, 13, 14, 15, 16, 17 and 18 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.08. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.09. Performance of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, perform all of its respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party, except where such nonperformance could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Casualty and Condemnation. Each Loan Party will, and will cause each of its Subsidiaries to, (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $10.0 million or the commencement of any action or proceeding for the taking of any material Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.11. Guarantees; Pledge of Additional Collateral. (a) In the event that any Domestic Subsidiary of Crown Holdings existing on the Effective Date (other than the Insurance Subsidiary and any Receivables Subsidiary) has not previously executed the U.S. Guarantee Agreement or in the event that any Person becomes a Domestic Subsidiary (other than any Receivables Subsidiary) of Crown Holdings after the Effective Date, Crown Holdings will promptly notify the Administrative Agent of that fact and cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of the U.S. Guarantee Agreement and deliver to the U.S. Collateral Agent a counterpart of the U.S. Security Agreement, the U.S. Shared Pledge Agreement and the U.S. Bank Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 4.01(h)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the U.S. Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on all of the property and assets of such Subsidiary described in the applicable forms of U.S. Security Documents.

(b) In any event within 30 days after the acquisition of assets of the type that would have constituted U.S. Collateral on the Effective Date pursuant to the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement (the “Additional U.S. Collateral”), Crown Holdings will, and will cause each appropriate U.S. Subsidiary to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the U.S. Guarantee Agreement, the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement, to grant to the U.S. Collateral Agent for its benefit and the benefit of the Secured Parties a perfected Lien (having the priority set forth in the U.S. Security Agreement, the U.S. Bank Pledge Agreement or the U.S. Shared Pledge Agreement, as applicable) on such Additional U.S. Collateral pursuant to and to the full extent required by the U.S. Security Agreement, the U.S. Bank Pledge Agreement, the U.S. Shared Pledge Agreement and this Agreement (including, without limitation, to the extent requested by the U.S. Collateral Agent, satisfaction of the conditions set forth in subsections (b)(ii) and (h) of Section 4.01).

(c) In the event that any Non-U.S. Guarantee Subsidiary existing on the Effective Date has not previously executed the Non-U.S. Guarantee Agreement or in the event that any Person becomes a Non-U.S. Guarantee Subsidiary after the Effective Date, the Euro Borrower will promptly notify the Administrative Agent of that fact and, to the extent permitted by applicable law, cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Non-U.S. Guarantee Agreement and deliver to the Euro Collateral Agent a counterpart of the applicable Euro Security Documents and such documents and instruments and take such further actions (including actions, documents and instruments comparable to those referred to in Section 4.01(h)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Euro Collateral Agent, for the benefit of the Revolving Euro Lenders, a valid and perfected first priority Lien on all of the property and assets (including, without limitation, Real Property) of such Subsidiary that would have constituted Euro Collateral on the Effective Date under the applicable Euro Security Documents of other Non-U.S. Guarantee Subsidiaries organized in the same jurisdiction to the extent legally permissible.

(d) In any event within 30 days after the acquisition of assets of the type that would have constituted Euro Collateral on the Effective Date (other than any intercompany loans or Indebtedness not otherwise required to be pledged under this Agreement) pursuant to any Euro Security Document (the “Additional Euro Collateral” and together with the Additional U.S. Collateral, the “Additional Collateral”), the Euro Borrower will, and will cause each appropriate Subsidiary to, to the extent legally permissible, take all necessary action, including the filing of appropriate financing statements, under the provisions of applicable laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending any Euro Security Document, to grant to the Euro Collateral Agent for its benefit and the benefit of the Secured Parties a perfected Lien on such Additional Euro Collateral pursuant to and to the full extent required by this Agreement (including, without limitation, to the extent requested by the U.K. Administrative Agent, satisfaction of the conditions set forth in subsection (h) of Section 4.01).

(e) In the event that any U.S. Loan Party or its respective Subsidiaries acquire an interest in additional Real Property having a fair market value in excess of $5.0 million as determined in good faith by Crown Holdings, Crown Holdings or the appropriate Loan Party or Subsidiary, as the case may be, and using its commercially reasonable efforts in respect of any leases, will take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage (including, without limitation, satisfaction of the conditions set forth in subsections (b)(ii), (h) and (i) of Section 4.01).

(f) All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of the Loan Parties, which shall pay all sums due on demand.

(g) If, for any reason after the Effective Date, any debt securities of Crown Holdings or any of its Subsidiaries become secured by a Lien on Principal Property, each Loan Party shall, and shall cause each of its Subsidiaries to, take all necessary action so that any limitation on the Lien of the applicable Collateral Agent and the applicable Lenders on such Principal Property is eliminated from the Security Documents and the applicable Collateral Agent and the applicable Lenders enjoy a full and unconditional Lien on all such Principal Property.

SECTION 5.12. Further Assurances. Each Loan Party will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recorrding of financing statements, notarizations, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each Loan Party also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Furthermore, to the extent Indebtedness outstanding under the Revolving Facilities is less than $9.5 million at any time, Crown Holdings will, and will cause each of its applicable Subsidiaries to, promptly take all such further actions including the payment of any additional mortgage recording taxes, fees, charges, costs and expenses required to grant, preserve, protect or perfect the Liens created by a Mortgage on a Mortgaged Property located in the State of New York on the Effective Date or the validity or priority of any such Lien.

SECTION 5.13. Use of Proceeds. Crown Holdings and each Borrower covenant and agree that (a) on the Effective Date, the proceeds of all Borrowings (i) under the Term B Dollar Loans shall be used to repay the existing Term B Dollar Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and Term B Euro Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and (ii) under the Revolving Loans shall be used to terminate the Obligations and Revolving Commitments (each as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (b) thereafter, all Borrowings hereunder and all Letters of Credit issued hereunder will be used for general corporate purposes; provided that at any time when proceeds of Revolving Loans are used to repay, redeem, repurchase or otherwise defease Non-Priority Debt, there shall be at least $350.0 million of Available Liquidity after giving effect to such repayment, redemption, repurchase or defeasance.

SECTION 5.14. Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Person or cause a failure or forfeiture of title thereto; provided that no Loan Party nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP; provided, further, that any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

SECTION 5.15. Equal Security for Loans and Notes. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or property thereby secured as long as any such assets or property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation of the provisions of Section 6.02.

SECTION 5.16. Cash Accounts. (a) No U.S. Loan Party shall establish and/or maintain any Deposit Account (other than Deposit Accounts having a maximum aggregate balance of $1.0 million or otherwise excluded pursuant to the terms of the U.S. Security Agreement) unless (1) such U.S. Loan Party shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such U.S. Loan Party shall have duly executed and delivered to the U.S. Collateral Agent a Control Agreement with respect to such Deposit Account.

(b) No Euro Loan Party shall establish and/or maintain cash or Permitted Investments in any deposit account (other than deposit accounts having a maximum aggregate balance of the Euro Equivalent of $10.0 million, other than with respect to occasional receipt of customer receivables, in which case such amount may exceed the Euro Equivalent of $10.0 million for no more than one Business Day, but in no event may exceed the Euro Equivalent of $30.0 million) unless (1) such Euro Loan Party shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new deposit account with a bank and (2) the Euro Collateral Agent shall be satisfied that the Revolving Euro Lenders have a first priority Lien thereon.

SECTION 5.17. Board of Euro Borrower. (a) Crown Holdings shall cause the board of directors (or equivalent organizational body) of the Euro Borrower to consist of at all times at least a majority of Persons that are executive officers (as described in Rule 16a-1(f) under the Exchange Act) of Crown Holdings.

(b) Unless the principal of any Indebtedness incurred or guaranteed by the Euro Borrower or any of its Subsidiaries has finally matured and not been paid or has been accelerated, the Euro Borrower and its Subsidiaries shall not apply for or consent to the appointment of a trustee, receiver or other custodian or commence a bankruptcy, reorganization or other proceedings under any bankruptcy or insolvency law, except as required by applicable law.

SECTION 5.18. Excluded Companies. Notwithstanding anything to the contrary set forth herein, Crown Holdings shall ensure that (a) Continental Can of Canada, Inc. remains a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of Canada, (b) Crown Cork AG Switzerland remains a dormant company and shall remain dormant until such time as it is dissolved under the laws of Switzerland, and (c) each Excluded U.K. Company remains (i) a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of England and Wales or (ii) a trust company which is involved only in the business of holding assets on behalf of beneficiaries in a trustee relationship, as applicable, and shall continue to exist in such dormant state until it is dissolved or act in such capacity and in no other capacity until such time as all of the Obligations hereunder are discharged pursuant to this Agreement.

SECTION 5.19. Facilities Rating. Crown Holdings shall use its commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to the Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

SECTION 5.20. Post-Closing Matters. Each Loan Party shall, and shall cause its Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 5.20, in each case within the time limits specified on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party, jointly and severally, covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents;

(ii) Indebtedness of the Euro Borrower under the First Lien Notes in an aggregate principal amount not to exceed €350.0 million and Guarantees of such Indebtedness by each Subsidiary Loan Party and Parent Guarantor;

(iii) Indebtedness of the Euro Borrower under (A) the Second Lien Dollar Notes in an aggregate principal amount not to exceed $1.085 billion and Guarantees of such Indebtedness by each Subsidiary Loan Party and (B) the Second Lien Euro Notes in an aggregate principal amount not to exceed €285 million and Guarantees of such Indebtedness by each Subsidiary Loan Party and Parent Guarantor;

(iv) Indebtedness of the Euro Borrower under the Third Lien Notes in an aggregate principal amount not to exceed $725 million and Guarantees of such Indebtedness by each Subsidiary Loan Party and Parent Guarantor;

(v) Indebtedness under the Existing Unsecured Debt existing on the Effective Date;

(vi) Refinancing Plan Indebtedness (and Guarantees of such Indebtedness by each Subsidiary Loan Party and Parent Guarantor) that refinances (A) Unsubordinated Debt and that does not increase the outstanding principal amount of such Unsubordinated Debt (except to pay reasonable fees and expenses in connection with such refinancing) and (B) Subordinated Indebtedness otherwise permitted to be incurred hereunder so long as such Refinancing Plan Indebtedness constitutes Subordinated Indebtedness and that does not increase the outstanding principal amount of such Subordinated Indebtedness (except to pay reasonable fees and expenses in connection with such refinancing); provided that (v) if such Refinancing Plan Indebtedness refinances Non-Priority Debt and if the Indebtedness under this Agreement is rated Ba3 or lower by Moody’s and BB or lower by S&P, Crown Holdings shall provide written confirmation from each of Moody’s and S&P that the rating of such Indebtedness will not be downgraded by either Moody’s or S&P as a result of the incurrence of such new Refinancing Plan Indebtedness, (w) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (x) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive, (y) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture and (z) in case of any Indebtedness incurred by or guaranteed by the Euro Borrower or any of its Subsidiaries or under which the Euro Borrower or any of its Subsidiaries is an obligor, the holders of such Indebtedness or any trustee or agent on their behalf shall be bound by and shall execute and deliver counterparts to the Sharing Agreement;

(vii) Indebtedness under the Existing Non-U.S. Facilities outstanding or committed on the Effective Date and listed on Schedule 3.21(b) and the Indebtedness listed in clause (i) of Schedule 3.21(a), in each case up to the amounts set forth on such Schedule and any extensions, renewals, refinancings, refundings and replacements thereof incurred by the same obligors thereunder and on substantially similar terms (or terms that are more favorable to the respective borrower) that do not increase the amount outstanding or committed thereunder as of the Effective Date; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive, and (z) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture;

(viii) Indebtedness (including Indebtedness outstanding as of the Effective Date) under one or more Permitted Receivables or Factoring Financings; provided that with respect to any such Indebtedness incurred under clause (iii) of the definition of Permitted Receivables or Factoring Financings (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive, and (z) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture; provided, that in the case of revolving Permitted Receivables or Factoring Financings, compliance with clauses (x), (y) and (z) above shall be required solely as of the date that the commitments for such revolving Permitted Receivables or Factoring Financings become effective or are increased and shall be calculated as if the maximum amount of such commitments were fully funded on such date;

(ix) Indebtedness of the Italian Subsidiaries incurred after the Effective Date in an aggregate principal amount not to exceed €50 million; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive, and (z) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture;

(x) Indebtedness of any Non-Subsidiary Loan Parties in an aggregate principal amount outstanding at any time not to exceed $150.0 million; provided that (x) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties shall be in compliance with Sections 6.12 through 6.14, inclusive, and (z) such Indebtedness is permitted to be incurred under the First Lien Notes Indenture;

(xi) (a) Indebtedness of any Loan Party to any other Loan Party; provided that any Indebtedness owed by a Subsidiary Loan Party of the U.S. Borrower or the U.S. Borrower to a Subsidiary Loan Party of the Euro Borrower or the Euro Borrower shall be subordinated to the U.S. Obligations to at least the same extent as Intercompany Debt is subordinated to the Euro Obligations under the Euro Intercreditor Agreement; and (b) Indebtedness of any Non-Subsidiary Loan Party owed to another Non-Subsidiary Loan Party;

(xii) subject to Section 6.04(iv), Indebtedness of any Non U.S. Subsidiary that is not a Subsidiary Loan Party owed to any Borrower or any Subsidiary Loan Party, provided that no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xiii) the incurrence by Crown Holdings or any of its Subsidiaries of Hedging Agreements that are incurred in the ordinary course of business for the purpose of fixing or hedging (A) interest rate risk so long as such Indebtedness is permitted by the terms of this Agreement to be outstanding, (B) commodity price risk with respect to any commodity regularly purchased by Crown Holdings or its Subsidiaries or (C) exchange rate risk with respect to agreements or Indebtedness of such Person payable or denominated in a currency other than Dollars and, in each case, not for speculative purposes; provided that, in any such case, the liabilities under such Hedging Agreements which do not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements are recorded in accordance with SFAS 133;

(xiv) Indebtedness (and Guarantees thereof) of the U.S. Borrower or the Euro Borrower or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement,

(b) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive and (c) the aggregate principal amount of Indebtedness incurred and outstanding under this clause (xiv) together with Indebtedness incurred under clauses (xv), (xvi) and (xvii) of this Section 6.01(a), does not exceed the Debt Basket Amount;

(xv) Indebtedness of any Subsidiary of the U.S. Borrower or the Euro Borrower assumed in connection with a Permitted Acquisition so long as (a) such Indebtedness was not issued or created in contemplation of such acquisition, (b) all of the terms and conditions of such Indebtedness are reasonably acceptable to the Administrative Agent, (c) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive; and (d) the aggregate principal amount of Indebtedness under this clause (xv), together with Indebtedness incurred and outstanding under clauses (xiv), (xvi) and (xvii) of this Section 6.01(a), does not exceed the Debt Basket Amount;

(xvi) Indebtedness of a Permitted Issuer the net proceeds of which are used solely to finance a Permitted Acquisition (and to pay fees and expenses related thereto); provided that (a) such Indebtedness satisfies the definition of “Refinancing Plan Indebtedness”, (b) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive; and (c) the aggregate principal amount of Indebtedness incurred under this clause (xvi), together with Indebtedness incurred and outstanding under clauses (xiv), (xv) and (xvii) of this Section 6.01(a), shall not exceed the Debt Basket Amount;

(xvii) Attributable Debt in respect of sale and leaseback transactions permitted by Section 6.06; provided that (a) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive; and (b) the aggregate principal amount of Indebtedness incurred under this clause (xvii), together with Indebtedness incurred and outstanding under clauses (xiv), (xv) and (xvi) of this Section 6.01(a), shall not exceed the Debt Basket Amount;

(xviii) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Crown Holdings or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person;

(xix) Indebtedness of Crown Holdings or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xx) Indebtedness arising from agreements of Crown Holdings or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with a Permitted Acquisition or the disposition of any business, assets or a Subsidiary, other than, in the case of a disposition, Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xxi) obligations in respect of performance and surety bonds and completion guarantees provided by Crown Holdings and its Subsidiaries in the ordinary course of business;

(xxii) Indebtedness of Crown Holdings or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xxiii) Indebtedness of the Thai Subsidiaries incurred after the Effective Date in an aggregate principal amount not to exceed $100.0 million; provided that (w) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (x) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding

Test Period)), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive, and (y) such Indebtedness is permitted under the First Lien Notes Indenture, the Second Lien Notes Indenture and the Third Lien Notes Indenture.

(xxiv) Indebtedness of any Euro Loan Party to any other Non-U.S. Subsidiary that is not a Loan Party incurred in the ordinary course of business consistent with past practice; provided that (x) if any such Indebtedness in excess of $50.0 million is outstanding at any time, Indebtedness representing such excess shall be subordinated to the Euro Obligations to at least the same extent as Intercompany Loans are subordinated to the Euro Obligations under the Euro Intercreditor Agreement and (y) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom;

(xxv) Indebtedness of Non-Subsidiary Loan Parties to Loan Parties issued solely as consideration for asset sales permitted by Section 6.05(xi); and

(xxvi) other Indebtedness of Crown Holdings or any of its Subsidiaries in an aggregate principal amount not exceeding $100.0 million at any time outstanding.

The maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In addition, the maximum amount of Indebtedness that Crown Holdings or any Subsidiary may incur pursuant to Section 6.01(a)(xiv), (xv), (xvi) or (xvii) shall not be deemed exceeded solely as a result of Leverage Condition 2 no longer being satisfied after the incurrence of Indebtedness under such clauses (it being understood that the Debt Basket Amount shall be reduced to 5% for purposes of incurrences of Indebtedness thereafter).

(b) The Loan Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any preferred stock or other preferred Equity Interest which (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to one year after the Term B Loan Maturity Date, (ii) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, prior to one year after the Term B Loan Maturity Date, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred Equity Interest described in this paragraph prior to one year after the Term B Loan Maturity Date.

SECTION 6.02. Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i) Liens in favor of the Collateral Agents under the Security Documents securing the Obligations and the Bank Related Debt;

(ii) Liens in favor of the Collateral Agents under the Security Documents securing the First Lien Notes permitted to be incurred under Section 6.01(a)(ii); provided that the trustee under the First Lien Notes Indenture shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement;

(iii) Liens in favor of the Collateral Agents under the Security Documents securing the Second Lien Notes permitted to be incurred under Section 6.01(a)(iii); provided that the trustee under the Second Lien Notes Indenture shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement;

(iv) Liens in favor of the Collateral Agents under the Security Documents securing the Third Lien Notes permitted to be incurred under Section 6.01(a)(iv); provided that the trustee under the Third Lien Notes Indenture shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement;

(v) Liens in favor of the Collateral Agents under the Security Documents securing Indebtedness described under clause (ii), (iii) or (iv) of the definition of “Refinancing Plan Indebtedness” permitted to be incurred under Section 6.01(a)(vi); provided that if such Indebtedness is Additional First Lien Notes, Additional Second Lien Notes and/or Additional Third Lien Notes, such Indebtedness constitutes “First Priority Indebtedness,” “Second Priority Indebtedness” or “Third Priority Indebtedness”, as applicable, under the Intercreditor Agreements and the Sharing Agreement and the trustee or agent representing such Additional First Lien Notes, Additional Second Lien Notes and/or Additional Third Lien Notes shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement;

(vi) Liens on assets acquired after the Effective Date existing at the time of acquisition thereof by any Loan Party; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Loan Party other than the specific assets so acquired;

(vii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, guarantees, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and Permitted Investments;

(viii) Liens existing on the Effective Date and listed on Schedule 6.02(viii);

(ix) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied;

(x) Liens on Italian Assets to secure Indebtedness permitted to be incurred under Section 6.01(a)(ix);

(xi) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Sections 6.01(a)(xiv) and (xvi) hereof covering only the assets acquired, constructed or improved with such Indebtedness;

(xii) Liens on the assets that are the subject of a sale and leaseback transaction permitted by Section 6.06 securing Attributable Debt incurred under Section 6.01(a)(xvii);

(xiii) Liens on the assets of a Non-Subsidiary Loan Party so long as such assets are not otherwise Collateral which Liens secure such Non-Subsidiary Loan Party’s obligations under Indebtedness incurred pursuant to Section 6.01(a)(x);

(xiv) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (vi), (viii), (x), (xii) and (xiii) of this definition; provided that any such Lien shall not extend to or cover any assets, or class of assets in respect of inventory and receivables, not securing the Indebtedness so refinanced;

(xv) Liens (A) in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of the Loan Parties and their Subsidiaries at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(xvi) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than cash and Permitted Investments;

(xvii) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that any such Liens in an amount in excess of $50.0 million on Mortgaged Property shall be paid, discharged, bonded or stayed prior to the sale or forfeiture of any portion of such Collateral on account of such Liens;

(xviii) Liens in the form of licenses, leases or subleases granted or created by any Loan Party or any Subsidiary, which licenses, leases or subleases (A) do not interfere, individually or in the aggregate, in any material respect with the business of the Loan Parties and their Subsidiaries or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto; provided that (x) to the extent such licenses, leases or subleases relate to Mortgaged Property located in the U.S. in existence as of the Effective Date, such Subsidiary shall use its commercially reasonable efforts to as soon as practicable cause such licenses, leases or subleases to be subordinate to the Lien granted and evidenced by the U.S. Security Documents in accordance with the provisions thereof; and (y) to the extent relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the U.S. Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any assets of any Loan Party or any Subsidiary that is not the subject of any such license, lease or sublease;

(xix) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that (i) with respect to any such Liens relating to the U.S. Collateral or entered into by a U.S. Subsidiary and in existence on the Effective Date, the applicable Loan Party or any applicable Subsidiary has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent and (ii) with respect to any leases relating to the U.S. Collateral or entered into by a U.S. Subsidiary and entered into after the Effective Date, the applicable Loan Party or any applicable Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the U.S. Collateral Agent;

(xx) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(xxi) Liens in respect of Receivables Assets that are the subject of Permitted Receivables or Factoring Financings; and

(xxii) Liens on Thai Assets to secure Indebtedness permitted to be incurred under Section 6.01(a)(xxii);

(xxiii) Liens in favor of the Collateral Agents under the Security Documents securing Indebtedness permitted by Section 6.01(a)(xvi); provided that if such Indebtedness is Additional First Lien Notes, Additional Second Lien Notes and/or Additional Third Lien Notes, such Indebtedness constitutes “First Priority Indebtedness,” “Second Priority Indebtedness” or “Third Priority Indebtedness”, as applicable, under the Intercreditor Agreements and the Sharing Agreement and the trustee or agent representing such Additional First Lien Notes, Additional Second Lien Notes and/or Additional Third Lien Notes shall be bound by and execute and deliver to the Collateral Agents counterparts to each of the Intercreditor Agreements and the Sharing Agreement; and

(xxiv) additional Liens so long as, without duplication, the value of the property subject to such Liens at the time such Lien is incurred and the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed $50.0 million in the aggregate at any time;

provided, however, that (A) no Liens (other than pursuant to the Loan Documents) shall be permitted to exist, directly or indirectly, on any Pledged Securities and (B) no such Liens (other than Liens under clauses (i), (ii), (iii), (iv), (v), (vi), (viii), (ix), (xv), (xvi) and (xviii)) shall extend to any Principal Property or Restricted Securities.

SECTION 6.03. Fundamental Changes. (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary of the U.S. Borrower may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (ii) any Wholly Owned Subsidiary of the Euro Borrower may merge into the Euro Borrower in a transaction in which the Euro Borrower is the surviving corporation, (iii) any Wholly Owned Subsidiary (or any Subsidiary if in connection with a Permitted Acquisition) of the U.S. Borrower may merge with or into any Subsidiary of the U.S. Borrower in a transaction in which the surviving entity is a Wholly Owned Subsidiary of the U.S. Borrower and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party; (iv) any Wholly Owned Subsidiary (or any Subsidiary if in connection with a Permitted Acquisition) of the Euro Borrower may merge with or into any Subsidiary of the Euro Borrower in a transaction in which the surviving entity is a Wholly Owned Subsidiary of the Euro Borrower and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party; and (v) the Loan Parties and their Subsidiaries may engage in Permitted Parent Guarantor Transactions and Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the U.S. Collateral Agent or the U.K. Administrative Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the U.S. Collateral Agent or the Euro Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary of the U.S. Borrower or the Euro Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or the Euro Borrower or any Subsidiary Loan Party (provided that, in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agents to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agents pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Loan Party may dispose of assets to any other Subsidiary which is not a Subsidiary Loan Party.

(c) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by Crown Holdings and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i) Permitted Investments;

(ii) Investments existing on the Effective Date and set forth on Schedule 6.04;

(iii) Investments (x) by or among the Parent Guarantors, the Borrowers and the Subsidiary Loan Parties in Subsidiary Loan Parties and by the Parent Guarantors in the Borrowers; provided that any such Investment (other than intercompany Indebtedness held by a Non-U.S. Subsidiary which shall be pledged only if and to the extent required by this Agreement) held by a Loan Party shall be pledged pursuant to the applicable Security Document or (y) by a Subsidiary Loan Party in a Parent Guarantor or a Borrower in the form of intercompany indebtedness only, provided that such investment shall be pledged pursuant to the applicable Security Document if and to the extent required by this Agreement;

(iv) Investments by (A) the Loan Parties in Non-Subsidiary Loan Parties and (B) Non-Subsidiary Loan Parties in other Non-Subsidiary Loan Parties; provided that such Investments are made in the ordinary course of business; provided, further that in the case of clause (A) the aggregate amount of all such Investments shall not exceed $150.0 million; provided that such amount shall be increased to $200.0 million if and for so long as Leverage Condition 3 is satisfied;

(v) Investments constituting Indebtedness permitted by Section 6.01(a)(xi), (xii), (xiii) or (xxiv);

(vi) Guarantees of Indebtedness permitted by Section 6.01(a)(i), (ii), (iii), (iv), (vi), (xiii), (xiv), (xvi), (xvii), (xviii), (xix), (xx), (xxi), (xxii), (xxiii) or (xxvi) and Guarantees pursuant to the Standard Securitization Undertakings;

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) loans and advances to employees of Crown Holdings or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses);

(ix) Investments to the extent that the consideration paid by Crown Holdings and its Subsidiaries is common stock of Crown Holdings;

(x) Investments representing consideration (including by way of capital contribution) for asset sales and dispositions permitted by Section 6.05;

(xi) Permitted Acquisitions; and

(xii) other loans, advances and Investments (including, without limitation, in joint ventures) not in excess of $130.0 million at any time outstanding prior to satisfaction of Leverage Condition 3 and $150.0 million thereafter (without giving effect to write-downs, but after giving effect to loans, advances or Investments returned in cash).

SECTION 6.05. Asset Sales. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Crown Holdings permit any Subsidiary to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

(i) sales of inventory or obsolete, damaged, excess or worn out equipment and other property no longer used or useful, in each case, in the ordinary course of business;

(ii) (a) sales or transfers set forth on Schedule 6.05(ii) and (b) sales, transfers and dispositions and issuances to the Borrowers or any Subsidiary Loan Party, including Permitted Cross Chain Transactions; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the U.S. Collateral Agent or the U.K. Administrative Agent, as applicable, to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the U.S. Collateral Agent or the Euro Collateral Agent, as applicable, pursuant to the Security Documents (including, without limitation, all items required by clause (c) of the definition of Permitted Cross Chain Transactions) and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;

(iii) sales of Permitted Investments;

(iv) sales, transfers and other dispositions (including by way of capital contribution) of Receivables Assets pursuant to any Permitted Receivables or Factoring Financing;

(v) the lease or sublease of Real Property in the ordinary course of business not constituting a sale and leaseback transaction;

(vi) any sale, transfer or disposition of any (a) business or controlling or majority equity interest in any Person engaged in a line of business, (b) Minority Interest or (c) property or assets and, in each such case, the replacement thereof with a similar business, Equity Interest, Minority Equity Interest or property or assets, as applicable, used or useful in a line of business in which Crown Holdings or any of its Subsidiaries is engaged or which are complementary, reasonably related, ancillary or useful to such line of business in which Crown Holdings or any of its Subsidiaries is then engaged, the aggregate fair market value of which (calculated, in each case, as of the date of such sale, transfer or disposition) shall not exceed $50.0 million since the Effective Date;

(vii) sales or transfers of Crown Holdings’ Equity Interest in Constar International Inc. held as of the Effective Date; provided that the Net Proceeds thereof are applied as required by Section 2.05(d)(iii);

(viii) sales or transfers identified in Schedule 6.05(viii); provided that the Net Proceeds thereof are applied as required by Section 2.05(d)(ii);

(ix) (a) sales, transfers and dispositions set forth on Schedule 6.05(ix) and (b) sales, transfers and dispositions of assets not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (ix) shall not, in the aggregate, exceed 10% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 5.01(a) or (b); provided that after giving effect to such sale, transfer or disposition (and any other sale, transfer or disposition consummated since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Loan Parties would be in compliance with Sections 6.12 through 6.14, inclusive); provided, however, that the Net Proceeds thereof are applied as required by Section 2.05(d)(ii);

(x) any Investments otherwise permitted by Section 6.04 and any Restricted Payments permitted by Section 6.08;

(xi) sales, transfers and dispositions by a Euro Loan Party of the Equity Interests of any Non-Subsidiary Loan Party held directly by such Euro Loan Party to another Non-Subsidiary Loan Party in exchange for Indebtedness (in a principal amount no less than the fair market value of such Equity Interests) of such Non-Subsidiary Loan Party to which such sale, transfer or disposition is made or cancellation of Indebtedness owed by such Euro Loan Party to such Non-Subsidiary Loan Party; provided that such Indebtedness is evidenced by an intercompany note and the Euro Collateral Agent has a perfected security interest in such intercompany note which has either (x) in the event the issue is determined by the law of a jurisdiction in which Equity Interests have previously been pledged, a priority at least equal to the priority of such pledge or (y) in any other instance, a priority, if any, to the maximum extent permitted by law; and

(xii) Permitted Parent Guarantor Transactions;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for (x) fair value and (y) at least 75% cash consideration (other than (A) in the case of clauses (x) and (y), sales, transfers and dispositions permitted by Section 6.05(ii), (v), or (vii) and (B) in the case of clause (y), sales, transfers and dispositions permitted by Section 6.05(vi) and (xi)).

SECTION 6.06. Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sale and leaseback transactions permitted by Section 6.05(ix) for assets having a fair market value in the aggregate not to exceed 5% of Consolidated Tangible Assets as set forth in the financial statements most recently delivered by Crown Holdings pursuant to Section 5.01(a) or (b).

SECTION 6.07. Sale or Discount of Receivables. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell or transfer for less than the face value thereof, notes or accounts receivable, other than in connection with a Permitted Receivables or Factoring Financing.

SECTION 6.08. Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and repurchase their Equity Interests ratably;

(ii) Crown Holdings may make dividends consisting solely of shares of its common stock;

(iii) the purchase of the Equity Interests of the Non-U.S. Subsidiary listed on Schedule 6.08 in connection with the Minority Acquisition and other purchases of Equity Interests of non-Wholly Owned Subsidiaries as permitted by Section 6.04(xii);

(iv) Crown Holdings may make Restricted Payments; provided that the aggregate sum of any such Restricted Payments made pursuant to this clause (iv) from and after the Effective Date shall not exceed the sum of (x) 50% of the Consolidated Net Income of Crown Holdings for the period (taken as one accounting period) from July 1, 2004 to the end of Crown Holdings’ most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (y) 100% of the aggregate net cash proceeds received by Crown Holdings from the issuance and sale of its Equity Interests after the Effective Date (other than Equity Interests that are not permitted to be issued under Section 6.01(b)); and

(v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Crown Holdings held (x) by employees or directors of Crown Holdings or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or similar agreement or (y) for matching contributions to otherwise meet the needs of its employee stock purchase, deferred compensation, 401(k) and other employee benefit plans in the ordinary course of business; provided that the aggregate price paid (net of employee contributions) for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of $10.0 million in any Fiscal Year.

SECTION 6.09. Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) (A) transactions that are at prices and on terms and conditions not less favorable to the applicable Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) in the event that such transaction involves aggregate payments or transfers of property or services with a fair market value in excess of $10.0 million, the terms of such transaction shall be approved by a majority of Crown Holdings’ board of directors (including a majority of the disinterested members thereof), the approval of which is evidenced by a board resolution stating that the board of directors has determined that such transaction complies with these provisions, and (C) except with respect to transactions between or among Crown Holdings or any Subsidiar(ies), in the event that such transaction involves aggregate payments or transfers of property or services with a fair market value in excess of $50.0 million, Crown Holdings shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction to the relevant Loan Party (if any) from a financial point of view from an independent financial advisor and provide the same to the Administrative Agent;

(ii) transactions between or among the Loan Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Loan Party;

(iii) reasonable fees, compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Crown Holdings or any Subsidiary as determined in good faith by Crown Holdings’ board of directors;

(iv) any Restricted Payment permitted by Section 6.08;

(v) loans and advances to employees of the Borrowers or any Subsidiary permitted by Section 6.04(viii);

(vi) any agreement as in effect as of the Effective Date and set forth on Schedule 6.09(vi) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lenders, taken as a whole, than the original agreement as in effect on the Effective Date;

(vii) any Permitted Receivables or Factoring Financings;

(viii) sales or issuances of common stock or Equity Rights in respect of common stock of Crown Holdings;

(ix) any Permitted Cross Chain Transaction and any Permitted Parent Guarantor Transaction;

(x) any transaction undertaken pursuant to the Constar Agreements, including any amendment thereto or replacement thereof so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lenders, taken as a whole, than the original Constar Agreements so amended or replaced; and

(xi) transfers by a Loan Party to an SLB Subsidiary in connection with a transaction permitted by Section 6.06.

SECTION 6.10. Restrictive Agreements. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Crown Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary (i) to pay dividends or other distributions with respect to any of its Equity Interests or (ii) to make or repay loans or advances to Crown Holdings or any other Subsidiary or to Guarantee Indebtedness of Crown Holdings or any other Subsidiary or (iii) to transfer property to Crown Holdings or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i) conditions imposed by law or by any Loan Document;

(ii) restrictions and conditions imposed by the Second Lien Notes Indenture and the Third Lien Notes Indenture as in effect on February 26, 2003 and restrictions and conditions imposed by the First Lien Notes Indenture as in effect on the Effective Date;

(iii) restrictions and conditions imposed by any Refinancing Plan Indebtedness; provided that the encumbrances and restrictions contained in such Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the First Lien Notes Indenture (as in effect on the Effective Date), with respect to Additional First Lien Notes, the Second Lien Notes Indenture (as in effect on February 26, 2003), with respect to Additional Second Lien Notes, or in the Third Lien Notes Indenture, for any other Refinancing Plan Indebtedness (as in effect on February 26, 2003);

(iv) with respect to clause (b)(iii) only, assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(v) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.10 identified on Schedule 6.10 and refinancings thereof with restrictions and conditions no more restrictive, in any material respect, taken as a whole, than those in such Indebtedness on the Effective Date;

(vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder;

(vii) with respect to clause (a) only, customary provisions in leases and other contracts restricting the assignment thereof;

(viii) restrictions and conditions contained in any Permitted Receivables or Factoring Financings and relating to any Receivables Subsidiary or Factoring Subsidiary; and

(ix) restrictions contained in Indebtedness of Non-Subsidiary Loan Parties incurred pursuant to Section 6.01(a)(ix), (a)(x) or (a)(xxiii), permitted to be incurred under Section 6.01(a)(xv) that relate only to the Subsidiary that is the obligor under such Indebtedness or permitted by Section 6.01(a)(xvii); provided that the board of directors of the Euro Borrower shall have determined in good faith (as evidenced by a resolution of the board of directors of the Euro Borrower) at the time that such encumbrance or restriction is created that such encumbrance or restriction, as the case may be, will not impair the ability of any Borrower to make payments of interest on the Loans or make payments in respect of its Reimbursement Obligations, in each case as and when due.

SECTION 6.11. Amendments or Waivers of Certain Documents; Prepayments of Indebtedness. (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of its Organic Documents, the First Lien Notes, the First Lien Notes Indenture, the Second Lien Notes, the Second Lien Notes Indenture, the Third Lien Notes, the Third Lien Notes Indenture, the documents governing any other Refinancing Plan Indebtedness, the documents governing any Existing Unsecured Debt, the documents governing any Permitted Receivables or Factoring Financing and Existing Non-U.S. Facilities or the documents governing any other Indebtedness outstanding as of the Effective Date or any refinancing thereof, in each case, if the effect of such amendment, change or waiver would be to (i) cause all or any portion of the principal amount of any Indebtedness under such document to be payable, or to cause any redemption of any Equity Interest under such document, earlier than scheduled at the Effective Date, except to the extent such prepayment or redemption would be permitted by Section 6.11(b) or (c) below without giving effect to such amendment, modification or waiver, (ii) increase the interest rate payable on such Indebtedness or increase the rate of dividends payable on such Equity Interest, or (iii) make the covenants, redemption provisions, mandatory prepayment provisions or events of default contained in such document more burdensome in any material respect to the Loan Parties, taken as a whole; provided, that the entering into of any refinancing or extension otherwise permitted under this Agreement shall not be prohibited by this Section 6.11(a).

(b) The Loan Parties will not, and will not permit any of their Subsidiaries to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Non-Priority Debt (other than Indebtedness with respect to Permitted Receivables or Factoring Financings or sale and leaseback transactions permitted by this Agreement) unless, after giving effect thereto, there is at least $350.0 million of Available Liquidity; provided that this provision shall not prohibit Crown Holdings from exchanging its Indebtedness for shares of its common stock or other Refinancing Plan Indebtedness to the extent permitted to be incurred under Section 6.01(a)(vi).

(c) The Loan Parties will not permit any Intercompany Borrower to repay or prepay or forgive any principal of any Intercompany Loan set forth on Schedules 4.01(k)-1 and -2 prior to the Term B Loan Maturity Date. The Loan Parties will not permit Crown Cork & Seal Finance plc to prepay its intercompany loan to CROWN Polyflex SAS or CROWN Astra SAS unless, substantially simultaneously therewith, the Euro Borrower makes a payment of principal or interest on its Indebtedness in an equivalent amount.

SECTION 6.12. Total Leverage Ratio. Each Loan Party will not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Test Period	Ratio
September 30, 2004	5.75 to 1.00
December 31, 2004	5.75 to 1.00

March 31, 2005	5.75 to 1.00
June 30, 2005	5.75 to 1.00
September 30, 2005	5.75 to 1.00
December 31, 2005	5.25 to 1.00

March 31, 2006	5.25 to 1.00
June 30, 2006	5.25 to 1.00
September 30, 2006	5.25 to 1.00
December 31, 2006	4.75 to 1.00

March 31, 2007	4.75 to 1.00
June 30, 2007	4.75 to 1.00
September 30, 2007	4.75 to 1.00
December 31, 2007	4.25 to 1.00

March 31, 2008	4.25 to 1.00
June 30, 2008	4.25 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008 and thereafter	3.75 to 1.00

SECTION 6.13. First Lien Leverage Ratio. Each Loan Party will not permit or suffer to exist the First Lien Leverage Ratio for any Test Period to exceed 3.0 to 1.0 if and for so long as the Indebtedness under this Agreement is rated Ba2 or better by Moody’s and BB or better by S&P; provided that in all other cases, the First Lien Leverage Ratio for any Test Period shall not exceed 2.0 to 1.0.

SECTION 6.14. Fixed Charge Coverage Ratio. Each Loan Party will not permit or suffer to exist the Consolidated Fixed Charge Coverage Ratio for any Test Period set forth below to be less than the ratio set forth opposite such period:

Test Period	Ratio
September 30, 2004	1.20 to 1.00
December 31, 2004	1.20 to 1.00

March 31, 2005	1.20 to 1.00
June 30, 2005	1.20 to 1.00
September 30, 2005	1.20 to 1.00
December 31, 2005	1.35 to 1.00

March 31, 2006	1.35 to 1.00
June 30, 2006	1.35 to 1.00
September 30, 2006	1.35 to 1.00
December 31, 2006	1.45 to 1.00

March 31, 2007	1.45 to 1.00
June 30, 2007	1.45 to 1.00
September 30, 2007	1.45 to 1.00
December 31, 2007	1.45 to 1.00

March 31, 2008	1.45 to 1.00
June 30, 2008	1.45 to 1.00
September 30, 2008	1.45 to 1.00
December 31, 2008	1.50 to 1.00

March 31, 2009	1.50 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.50 to 1.00
December 31, 2009 and thereafter	1.60 to 1.00

SECTION 6.15. Limitation on Activities of Parent Guarantors, Crown Développement SAS and Euro Borrower. Notwithstanding anything to the contrary set forth herein, each Parent Guarantor, Crown Développement and the Euro Borrower shall not conduct any business or hold or acquire any assets (other than immaterial equipment, other intellectual property and other immaterial assets) (other than holding Intercompany Loans and (i) in the case of a Parent Guarantor, the Equity Interests of the Borrowers or another Parent Guarantor, (ii) in the case of Crown Développement, the Equity Interests of the Euro Borrower, (iii) in the case of the Euro Borrower, the Equity Interests of its Subsidiaries, (iv) cash sufficient to pay amounts owing under its Indebtedness permitted to be incurred hereunder and to pay its ordinary course operating expenses) and shall have no operations other than holding such Equity Interests and, in the case of Crown Holdings and the Euro Borrower, holding company activities (including, without limitation, administering employee benefit plans and other holding company activities) reasonably related to being a publicly listed company or having publicly traded securities and (v) in the case of CCSC, activities engaged in as of the Effective Date; provided that Permitted Parent Guarantor Transactions shall be permitted under this Section 6.15.

SECTION 6.16. Anti-Terrorism Law. The Loan Parties shall not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.23 above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

SECTION 6.17. Principal Property. None of the Parent Guarantors, the U.S. Borrower and the Euro Borrower shall, nor shall they permit any First Tier Subsidiary to, own any Principal Property.

SECTION 6.18. Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Loan Party, as of the date thereof, based upon reasonable inquiry by such Loan Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by any Loan Party, indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

SECTION 6.19. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by such Loan Party, none of the funds of such Loan Party, that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default,” if any Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an “Event of Termination,” if no Loans, LC Disbursements or Letters of Credit are outstanding:

(a) Any Borrower shall default or fail (i) in the payment when due of any principal of any Loan (including, without limitation, on any Installment Payment Date) or any Reimbursement Obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three Business Days), or (iii) in the payment when due of any Fee described in Section 2.10 or other amount that by its terms is due and payable hereunder or under any Loan Document or of any previously invoiced amount (other than an amount described in the foregoing clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of three Business Days).

(b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, the U.K. Administrative Agent, any Collateral Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) Any Loan Party shall default in the due performance and observance of any of its obligations under clause (i), (j) or (n) of Section 5.01, clause (a) of Section 5.02 (with respect to the maintenance and preservation of any Parent Guarantor’s or any Borrower’s corporate existence) or Article VI.

(d) Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date of such default.

(e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $50.0 million individually or in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries (or any combination thereof) and

(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;

(ii) such judgment has not been stayed, vacated or discharged within 60 days of entry; or

(iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of Crown Holdings.

(g) Any of the following events shall occur with respect to any Pension Plan:

(i) the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $2.0 million; or

(ii) an ERISA Event or noncompliance with respect to Non-U.S. Plans shall have occurred that gives rise to a Lien or, when taken together with all other ERISA Events and noncompliance with respect to Non-U.S. Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

(h) Any Change in Control shall occur.

(i) Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall:

(i) become insolvent or generally fail to pay debts as they become due;

(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, administrator, sequestrator or other custodian for such Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, administrator, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party and each such Subsidiary hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any such Subsidiary, and, if any such case or proceeding is not commenced by any Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by any Loan Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed, provided that each Loan Party and each such Subsidiary hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) The obligations of any Guarantor under Article IX or the obligations of the U.S. Borrower or any other Subsidiary Loan Party under the Guarantee Agreements shall cease to be in full force and effect or any Guarantor or the U.S. Borrower or any such other Subsidiary Loan Party shall repudiate its obligations thereunder.

(k) Any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $20.0 million, with the priority required by the Intercreditor Agreements, except as a result of (i) the Collateral Agents’ failure to take any action reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (ii) any action taken by the Collateral Agents to release any Lien on any Collateral in accordance with the terms of this Agreement and the Intercreditor Agreements.

(l) The occurrence of any Triggering Event under the Sharing Agreement.

SECTION 7.02. Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur with respect to any Parent Guarantor or any Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrowers; provided that (i) if such Event of Default relates to one or more U.S. Loan Parties only, the Requisite Euro Lenders may rescind such acceleration as it applies to the Revolving Euro Loans and any New Term Euro Loans and waive (either conditionally or unconditionally, temporarily or otherwise) such Event of Default as it applies to the Revolving Euro Loans and any New Term Euro Loans only and (ii) if such Event of Default relates to one or more Euro Loan Parties only, the Requisite Dollar Lenders may rescind such acceleration as it applies to the Term B Dollar Loans, any New Term Dollar Loans and the Revolving Dollar Loans and waive (either conditionally or unconditionally, temporarily or otherwise) such Event of Default as it applies to the Term B Dollar Loans, any New Term Dollar Loans and the Revolving Dollar Loans.

SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i) with respect to any Parent Guarantor or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

SECTION 7.04. Action Relating to U.S. Borrower or Euro Borrower Only. Notwithstanding Section 7.03, if an Event of Default specified in (i) Section 7.01(a) shall occur with respect to only the U.S. Borrower or the Euro Borrower or any Subsidiary Borrower for any reason or (ii) Section 7.01(i) with respect to a U.S. Loan Party (other than the U.S. Borrower) or Euro Loan Party (other than the Euro Borrower or any Subsidiary Borrower) only, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of (A) the Requisite Dollar Lenders, in the case of such Event of Default relating to the U.S. Borrower or a U.S. Loan Party, and (B) the Requisite Euro Lenders, in the case of such Event of Default relating to the Euro Borrower or any Subsidiary Loan Party or a Euro Loan Party, shall by written notice to such Borrower and each Lender declare all or any portion of the outstanding principal amount of the Revolving Dollar Loans, the Term B Dollar Loans and any New Term Dollar Loans, in the case of (A), and the Revolving Euro Loans and any New Term Euro Loans, in the case of (B), and other Obligations with respect thereto to be due and payable and/or the Revolving Dollar Credit Commitments and Revolving LC Commitments, in the case of (A), and the Revolving Euro Commitments, in the case of (B) (if not theretofore terminated), to be terminated (a “U.S. Acceleration” and a “Euro Acceleration,” respectively), whereupon the full unpaid amount of such Loans and other Obligations with respect thereto which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, such applicable Commitments shall terminate. After any such U.S. Acceleration and prior to any rescission of such U.S. Acceleration, the Requisite Euro Lenders may direct the Administrative

Agent to declare all or any portion of the outstanding principal amount of the Revolving Euro Loans and any New Term Euro Loans and other Obligations with respect thereto to be due and payable and/or the Revolving Euro Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations with respect thereto which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, such Commitments shall terminate. After any such Euro Acceleration and prior to any rescission of such Euro Acceleration, the Requisite Dollar Lenders may direct the Administrative Agent to declare all or any portion of the outstanding principal amount of the Revolving Dollar Loans, the Term B Dollar Loans and any New Term Dollar Loans and other Obligations with respect thereto to be due and payable and/or the Revolving Dollar Credit Commitments and the Revolving LC Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations with respect thereto which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, such Commitments shall terminate.

SECTION 7.05. Action if Event of Termination. (a) If any Event of Termination (other than any Event of Termination described in clauses (i) through (v) of Section 7.01(i) with respect to any Parent Guarantor or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers and each Lender declare the Commitments (if not theretofore terminated) to be terminated, whereupon without further notice, demand or presentment, the Commitments shall terminate.

(b) Notwithstanding Section 7.05(a), if an Event of Termination specified in (i) Section 7.01(a) shall occur with respect to only the U.S. Borrower or the Euro Borrower or any Subsidiary Borrower for any reason or (ii) Section 7.01(i) shall occur with respect to a U.S. Loan Party (other than the U.S. Borrower) or Euro Loan Party (other than the Euro Borrower or any Subsidiary Borrower) only, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of (A) the Requisite Dollar Lenders, in the case of such Event of Termination relating to the U.S. Borrower or a U.S. Loan Party, and (B) the Requisite Euro Lenders, in the case of such Event of Termination relating to the Euro Borrower or any Subsidiary Borrower or a Euro Loan Party, shall by written notice to such Borrower and each Lender declare all the Revolving Dollar Credit Commitments and Revolving LC Commitments, in the case of (A), and the Revolving Euro Commitments, in the case of (B) (if not theretofore terminated), to be terminated (a “U.S. Termination” and a “Euro Termination,” respectively), whereupon without further notice, demand or presentment, the Revolving Euro Commitment or the Revolving Dollar Credit Commitments and the Revolving LC Commitments, as applicable, shall terminate. After any such U.S. Termination and prior to any rescission of such U.S. Termination, the Requisite Euro Lenders may direct the Administrative Agent to declare the Revolving Euro Commitments (if not theretofore terminated) to be terminated, whereupon without further notice, demand or presentment and/or, as the case may be, such Commitments shall terminate. After any such Euro Termination and prior to any rescission of such Euro Termination, the Requisite Dollar Lenders may direct the Administrative Agent to declare all the Revolving Dollar Credit Commitments and the Revolving LC Commitments (if not theretofore terminated) to be terminated, whereupon without further notice, demand or presentment, and/or, as the case may be, such Commitments shall terminate. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

SECTION 7.06. Sharing Agreement. After the occurrence of a Triggering Event (as defined in the Sharing Agreement), unless such Triggering Event is waived in accordance with the terms of this Agreement and the Sharing Agreement, the Loan Parties hereby irrevocably agree to pay any and all amounts in respect of the Loans and the Obligations directly to the Sharing Agent under the Sharing Agreement (and to follow the directions given with respect thereto by the Administrative Agent).

ARTICLE VIII

THE AGENTS

SECTION 8.01. The Agents. Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and the U.S. Collateral Agent on behalf of the U.S. Lenders, and Citibank International plc is hereby appointed to act as the U.K. Administrative Agent and Citicorp Trustee Company Limited is hereby appointed to act as the Euro Collateral Agent on behalf of the Revolving Euro Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Agent (it being understood that with respect to the Euro Collateral Agent, only to the extent expressly set forth in the Euro Intercreditor Agreement) is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, and all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to any of the Borrowers of any Default or Event of Default specified in this Agreement of which such Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by such Agent.

None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Crown Holdings or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each Lender hereby authorizes the Collateral Agents to enter into the U.S. Intercreditor Agreement and the Euro Intercreditor Agreement, the Receivables Intercreditor Agreement, the Sharing Agreement and each Security Document on behalf of such Lender and to exercise its rights and perform its obligations thereunder. Each of the Revolving Euro Lenders further agrees to supply the U.K. Administrative Agent with any information required by it in order to calculate the Mandatory Cost in accordance with Exhibit U in respect of Eurocurrency Borrowings denominated in Pounds Sterling or Euros.

Notwithstanding anything to the contrary in this Agreement, none of the Term B Arranger, Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agents or the Senior Managing Agent, in such capacities, shall have any obligations, duties or responsibilities, and shall incur no liabilities, under this Agreement or any other Loan Document.

Each of the Lenders represents to the Agents only that neither the execution and delivery of the Security Documents by the Administrative Agent and the U.K. Administrative Agent on behalf of such Lender nor the performance thereof by the Administrative Agent and the U.K. Administrative Agent on behalf of such Lender will conflict with or create a default or violation under (a) such Lender’s organizational documents, (b) any other agreement, instrument or document that such Lender is a party to or (c) any applicable law, rule, regulation, order, decree or judgment.

Each Revolving Euro Lender and any New Term Euro Lender appoints and designates the U.K. Administrative Agent as the Person holding the power of attorney (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Quebec for the purposes of the hypothecary security to be granted by each of CROWN Metal Packaging Canada LP, CROWN Metal Packaging Canada Inc. and 3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse pursuant to those deeds of hypothec in the Province of Quebec and, in such capacity, the U.K. Administrative Agent shall hold the hypothecs granted in the

Province of Quebec for the benefit of the Revolving Euro Lenders and any New Term Euro Lenders and shall act as their agent in the exercise of the rights conferred thereunder. Each Lender further acknowledges that the first issue of 25% Collateral Demand Mortgage Debentures to be issued pursuant to the Deed of Hypothec may be purchased from the grantor of such hypothec by CROWN Metal Packaging Canada LP, CROWN Metal Packaging Canada Inc. or 3079939 Nova Scotia Company/3079939 Compagnie de la Nouvelle Ecosse by underwriting, purchase, subscription or otherwise notwithstanding the terms of Section 32 of the Act respecting the Special Power of Legal Persons (Quebec).

ARTICLE IX

GUARANTEE

SECTION 9.01. Guarantee of Each of the Parent Guarantors. In order to induce the Administrative Agent, the Issuing Bank and the Lenders to execute and deliver this Agreement and to make or maintain the Loans and to issue Letters of Credit hereunder, and in consideration thereof, each Parent Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Issuing Bank and the Lenders, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and each of the Parent Guarantors further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents, the Issuing Bank or any Lender in enforcing any of their rights under the guarantee contained in this Article IX. The guarantee contained in this Article IX, subject to Section 9.05, shall remain in full force and effect until all Letters of Credit have terminated, the Obligations are paid in full and the Commitments are terminated.

Each Parent Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, the Issuing Bank or any Lender on account of its liability under this Article IX, it will notify such Agent, the Issuing Bank and such Lender in writing that such payment is made under the guarantee contained in this Article IX for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Agent, the Issuing Bank or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Parent Guarantor under this Article IX, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 9.05, the Obligations are paid in full and the Commitments are terminated.

SECTION 9.02. Guarantee of the Euro Borrower. In order to induce the U.K. Administrative Agent and the Revolving Euro Lenders to execute and deliver this Agreement and to make or maintain the Revolving Euro Loans hereunder, and in consideration thereof, the Euro Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Agents, for the ratable benefit of the Revolving Euro Lenders, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, and the Euro Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Agents or any Revolving Euro Lender in enforcing any of their rights under the guarantee contained in this Article IX. The guarantee contained in this Article IX, subject to Section 9.05, shall remain in full force and effect until all Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

The Euro Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent or any Revolving Euro Lender on account of its liability under this Article IX, it will notify such Agent or such Revolving Euro Lender in writing that such payment is made under the guarantee contained in this Article IX for such purpose. No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by any Agent or any Revolving Euro Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Euro Borrower under this Article IX, which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations until, subject to Section 9.05, the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

SECTION 9.03. Amendments, etc. with Respect to the Applicable Obligations. Each Guarantor shall remain obligated under this Article IX notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the applicable Obligations made by the Agents, the Issuing Bank or any Lender may be rescinded by the Agents, the Issuing Bank or such Lender, and any of the applicable Obligations continued, and the applicable Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agents, the Issuing Bank or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the

Agents, the Issuing Bank or any Lender for the payment of the applicable Obligations may be sold, exchanged, waived, surrendered or released. None of the Agents, the Issuing Bank nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the applicable Obligations or for the guarantee contained in this Article IX or any property subject thereto.

SECTION 9.04. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the applicable Obligations and notice of or proof of reliance by the Agents, the Issuing Bank or any Lender upon the guarantee contained in this Article IX or acceptance of the guarantee contained in this Article IX; the applicable Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article IX, and all dealings between each Guarantor, on the one hand, and the Agents, the Issuing Bank and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article IX. The Agents will, to the extent permitted by applicable law, request payment of any applicable Obligation from the applicable Borrower before making any claim against the applicable Guarantor under this Article IX, but will have no further obligation to proceed against a Borrower or to defer for any period a claim against the applicable Guarantor hereunder. Except as expressly provided in the preceding sentence, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or any Borrower with respect to the applicable Obligations. Each guarantee contained in this Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the applicable Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent, the Issuing Bank or any Lender, (b) the legality under applicable laws of repayment by the relevant Borrower of any applicable Obligations or the adoption of any applicable laws purporting to render any applicable Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor or the applicable Borrower against the Agents, the Issuing Bank or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for any applicable Obligations, or of any Guarantor under the guarantee contained in this Article IX, in bankruptcy or in any other instance. When any Agent, the Issuing Bank or any Lender is pursuing its rights and remedies under this Article IX against any Guarantor, such Agent, the Issuing Bank or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the applicable Obligations or any right of offset with respect thereto, and any failure by any Agent, the Issuing Bank or any Lender to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability under this Article IX, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agents, the Issuing Bank and the Lenders against any Guarantor.

SECTION 9.05. Reinstatement. Each of the guarantees contained in this Article IX shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the applicable Obligations is rescinded or must otherwise be restored or returned by any Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 9.06. Payments. Each Guarantor hereby agrees that any payments in respect of the applicable Obligations pursuant to this Article IX will be paid without setoff or counterclaim, at the option of the Issuing Bank or the relevant Lender(s), in the currency in which the applicable Loans are denominated at the office of the Applicable Agent specified in Section 10.01.

SECTION 9.07. Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article IX are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not the relevant Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the relevant Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the relevant Guarantor.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. (a) Except as set forth in Section 10.19, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

(i) if to Crown Holdings, Crown International, CCSC or the U.S. Borrower, to it at One Crown Way, Philadelphia, Pennsylvania 19154, attention: Mr. Alan W. Rutherford (telecopy: (215) 552-3715), with a copy to Dechert LLP, 4000 Bell Atlantic Towers, 1717 Arch Street, Philadelphia, Pennsylvania 19103, attention: Gary Green, Esq. (telecopy: (215) 994-2222);

(ii) if to the Euro Borrower, to it at Le Colisee I, Rue Fructidor, 75830 Paris Cedex 17, France, attention: Mr. Howard Lomax (telecopy: 33 0 149 18 45 00), with a copy to Dechert LLP, 4000 Bell Atlantic Towers, 1717 Arch Street, Philadelphia, Pennsylvania 19103, attention: Gary Green, Esq. (telecopy: (215) 994-2222);

(iii) if to the Administrative Agent, to it at Citicorp North America, Inc., 2 Penns Way, Suite 200, New Castle, Delaware 19720, attention: Tara Wooster (telecopy: (212) 994-0961) (e-mail: tara.a.wooster@citigroup.com), with a copy to (a) William Martens (telecopy: (212) 816-5711) (e-mail: william.g.martens.III@citigroup.com), and (b) with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Adam M. Dworkin, Esq. (telecopy: (212) 269-5420);

(iv) if to the U.K. Administrative Agent, to it at Citibank International plc, Loans Agency Office, 2nd Floor, 4 Harbour Exchange Square, London E14 9GE, attention: Ian Hayton (telecopy: +44 208 636 3824/3825) (e-mail: ian.hayton@citigroup.com), with a copy to (a) William Martens (telecopy: (212) 723-5711) (e-mail: william.g.martens.III@citigroup.com), and (b) Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Adam M. Dworkin, Esq. (telecopy: (212) 269-5420);

(v) if to Citicorp North America, Inc., as the Issuing Bank, to it at 388 Greenwich Street, New York, New York 10013, attention: Jeffrey Stern (telecopy: (212) 816-5402) (e-mail: jeffrey.stern@citigroup.com), with a copy to (a) William Martens (telecopy: (212) 816-5711) (e-mail: william.g.martens.III@citigroup.com), and (b) Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Adam M. Dworkin, Esq. (telecopy: (212) 269-5420); and

(vi) if to a Lender or any other Issuing Bank, to it at its address (or telecopy number) set forth in Schedule 2.01 or its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. Each Loan Party and Lender hereunder agrees to notify the Administrative Agent and the U.K. Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01.

(b) The Loan Parties (jointly and severally to the extent legally permissible) shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to any Loan Party in any respect) solely as a consequence of:

(i) any Person to whom any notice or communication under or in connection with this Agreement is sent by the relevant Borrower by telecopy failing to receive that notice or communication (unless directly caused by that Person’s gross negligence or willful default); or

(ii) any telecopy communication which reasonably appears to that Lender to have been sent by the relevant Borrower having in fact been sent by a Person other than such Borrower.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by each Loan Party and the Administrative Agent and the U.K. Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of the Loan Parties, the Agents, or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants to the extent provided herein (including in clause (f) below) and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the applicable Borrower must give prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment or any Revolving LC Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or a Lender Affiliate, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Applicable Agent) shall not be less than the Dollar Equivalent of $1.0 million in the case of Revolving LC Loans and $2.0 million in the case of Revolving Loans and Term B Loans, and, in each case, increments of $1.0 million in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the applicable Borrower and the Applicable Agent otherwise agree), (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments and Loans, (v) except in the case of an assignment to a Lender Affiliate or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Applicable Agent an Assignment and Acceptance, together with a processing and recordation fee equal to the Dollar Equivalent of $3,500, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the U.K. Administrative Agent an Administrative Questionnaire and (vii) the Revolving Euro Lenders may only make such assignment to a Person qualified to carry out banking activities in the European Union; provided, further, that any consent of the applicable Borrower otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Applicable Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Crown Holdings or any Subsidiary or the performance or observance by any Loan Party or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Schedule 2.01 shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

(d) The Administrative Agent and the U.K. Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York and London, England, respectively, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the applicable Borrower, the Issuing Bank and the Applicable Agent to such assignment, the Applicable Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrowers, the Issuing Bank or the Applicable Agent sell participations to any Person (other than a natural person or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that subject to the terms and conditions contained herein, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16 and 2.17 and the provisions of Section 5.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04, and (iv) the Borrowers, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and, except as agreed to by the Euro Borrower as of the Effective Date, such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a Participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in the first proviso of Section 10.09(b) that affect such Participant (it being understood that with respect to the voting rights of any Participant agreed to by the Euro Borrower as of the Effective Date, such Lender’s voting rights in respect of the non-participated portion of its commitment may be voted independently of such Participant’s participation interest)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender. In addition, each Participant shall be entitled to rely upon the representations and warranties of the Loan Parties set forth in this Agreement and in any other Loan Document (or any certificate to be delivered hereunder or thereunder).

(g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to Crown Holdings and its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated by any Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute a confidentiality agreement in form and substance consistent with the provisions of Section 10.18.

(h) Any Lender may (without consent of or notice to the Borrowers or the Administrative Agent) at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge or assignment to any holder, or trustee for or any representative of holders, of obligations owed or securities issued by such Lender, as security for such obligations or securities and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to this Section 10.04. In order to facilitate such a pledge or assignment, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

(i) No Loan Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 10.05. Expenses; Indemnity. (a) Each Euro Loan Party (jointly and severally to the extent legally permissible) agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, and any other U.S. and non-U.S. local counsel in connection with the syndication of the Loans and Commitments provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Joint Lead Arrangers, the Agents, the Issuing Bank or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement (including their rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Agents, the Joint Lead Arrangers, the Issuing Bank or any Lender; provided, however, that the Euro Loan Parties shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 10.04.

(b) Each Loan Party (jointly and severally to the extent legally permissible) agrees to indemnify the Agents, the Joint Lead Arrangers, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee by any Loan Party or any third party arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to any Loan Party or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s gross negligence or willful misconduct.

(c) To the extent that any Loan Party fails to promptly pay any amount to be paid by it to any Agent, the Joint Lead Arrangers or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Joint Lead Arrangers or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined by the Administrative Agent (after giving effect to the pro rata share of defaulting Lenders), based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term B Loans, the Total Revolving LC Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the U.K. Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff. If an Event of Default or Event of Termination shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any of such Loan Party’s credit balances with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by such Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Loan Parties and the Applicable Agent after making any such setoff.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Intercreditor Agreements, Security Documents and Sharing Agreement. (a) Each Lender hereby irrevocably (for itself and its assignees, Participants and successors) authorizes the Administrative Agent to enter into the U.S. Intercreditor Agreement, the Receivables Intercreditor Agreement (including additional Receivables Intercreditor Agreements in connection with a Permitted Receivables or Factoring Financing) and each U.S. Security Document on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the U.S. Intercreditor Agreement and each U.S. Security Document. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the U.S. Intercreditor Agreements, the Receivables Intercreditor Agreement or the U.S. Security Documents without the prior consent of the Requisite Lenders; provided that (i) any release of all or substantially all of the U.S. Collateral shall require the prior consent of each Lender and (ii) any amendment to Section 4(a) of the U.S. Intercreditor Agreement that has the effect of allowing Second Priority Indebtedness or Third Priority Indebtedness (each as defined therein) to be paid prior to any Bank Indebtedness (as defined therein) being repaid and the Loan Documents (as defined therein) being terminated and the Letters of Credit being canceled shall require the prior consent of each Lender. Each Lender agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any U.S. Security Document, it being understood and agreed that such rights and remedies may be exercised by the U.S. Collateral Agent for the benefit of the Administrative Agent and the Lenders and the parties to the U.S. Intercreditor Agreement upon the terms of the U.S. Security Documents and the U.S. Intercreditor Agreement.

(b) Each Revolving Euro Lender and any New Term Loan Lender (for itself and its assignees, Participants and successors) hereby authorizes irrevocably the U.K. Administrative Agent to enter into the Euro Intercreditor Agreement and the Euro Security Documents on behalf of and for the benefit of that Lender and its assignees, Participants and successors, and agrees to be bound by the terms of the Euro Intercreditor Agreement and the

Euro Security Documents. Each Lender agrees that the U.K. Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Euro Intercreditor Agreement or the Euro Security Documents without the prior consent of the Requisite Lenders; provided that (i) any release of all or substantially all of the Euro Collateral shall require the prior consent of each Lender and (ii) any amendment to Section 4(a) of the Euro Intercreditor Agreement that has the effect of allowing Second Priority Indebtedness or Third Priority Indebtedness (each as defined therein) to be paid prior to any Bank Indebtedness (as defined therein) being repaid and the Loan Documents (as defined therein) being terminated and the Letters of Credit being canceled shall require the prior consent of each Lender. Each Lender irrevocably (for itself and its assignees, Participants and successors) agrees that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Euro Security Document, it being understood and agreed that such rights and remedies may be exercised by the Euro Collateral Agent for the benefit of each Revolving Euro Lender and the parties to the Euro Intercreditor Agreement upon the terms of the Euro Security Documents and the Euro Intercreditor Agreement.

(c) Each Lender hereby authorizes the Administrative Agent, the U.K. Administrative Agent and each Collateral Agent to enter into the Sharing Agreement on behalf of and for the benefit of that Lender, and agrees to be bound by the terms of the Sharing Agreement. Each Lender agrees that the Administrative Agent and the U.K. Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Sharing Agreement without the prior written consent of the Requisite Lenders; provided, however, that notwithstanding the foregoing, (x) the Requisite Dollar Lenders may instruct the Administrative Agent to waive the occurrence of a Triggering Event or some or all of the consequences thereof under the Sharing Agreement or terminate the Sharing Agreement in accordance with its terms and (y) any amendment or modification of the Sharing Agreement that by its terms adversely affects the Term B Dollar Lenders, any New Term Dollar Lenders, the Revolving Dollar Lenders and the Revolving LC Lenders, on the one hand, or the Revolving Euro Lenders and any New Term Euro Lenders, on the other hand, differently from the other Lenders shall require the prior written consent of the Requisite Dollar Lenders and the Requisite Euro Lenders, respectively.

(d) Upon payment in full of all principal, interest and other amounts due hereunder and termination of the Commitments and all Letters of Credit hereunder and this Agreement and termination of and payment in full of any Bank Related Debt, at the request of the U.S. Borrower, the Administrative Agent shall request that the Sharing Agent (as defined in the Sharing Agreement) terminate the Sharing Agreement according to its terms.

SECTION 10.09. Waivers; Amendment. (a) No failure or delay of any Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below of this Section 10.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Requisite Lenders or, in the case of any other Loan Document (other than the Intercreditor Agreements, the Sharing Agreement and the Security Documents, which are governed by Section 10.08), pursuant to an agreement or agreements in writing entered into by the Applicable Agent and the Loan Party or Loan Parties or other Persons that are parties thereto, in each case with the consent of the Requisite Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of any Loan or LC Disbursement, or extend the final scheduled maturity date of the Loans or the dates for the payment of any interest on any Loan or the required date of reimbursement of any LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, or postpone the scheduled date of termination of any Commitment, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fee or LC Fee of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.13, the provisions of this Section, the provisions of Section 10.08, the definitions of “Requisite Lenders”, “Requisite Dollar Lenders”, “Requisite Euro Lenders” and “Requisite LC Lenders” or any other provision of any Loan Document (other than the Intercreditor Agreements, the Sharing Agreement and the Security Documents, which are governed by Section 10.08) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the prior written consent of each Lender (or each Lender of such Class, as the case may be), (iv) release any Loan Party from its Guarantee under Article IX or a Guarantee Agreement (except as expressly provided in this Agreement or such Guarantee Agreement or in connection with any sale of Equity Interests of a Subsidiary that is consented to by the Requisite Lenders), or limit its liability in respect of such Guarantee, without the written consent of each Lender,

(v) change any provisions of any Loan Document (other than the Intercreditor Agreements, the Sharing Agreement and the Security Documents, which are governed by Section 10.08) in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently from those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, or (vi) extend or waive any payment of principal on any Installment Payment Date or reduce the amount due on any Installment Payment Date, without the written consent of the Requisite Term Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or the Issuing Bank, as the case may be; provided, further, that (x) the consent of the Term B Lenders holding more than fifty percent (50%) of the aggregate principal amount of any such Class of Term B Loans shall be required with respect to any amendment that changes the application of any mandatory prepayments between the Classes of Term B Loans or between the Term B Loans or to the remaining amortization payments under the Term B Loans, (y) the consent of the Requisite Revolving Dollar Lenders and the Requisite Revolving Euro Lenders shall be required with respect to any amendment after all Term B Loans have been repaid that changes the application of any optional or mandatory prepayments or commitment reductions between the Classes of Revolving Loans and (z) the consent of Revolving Lenders representing more than 50% of the outstanding Revolving Credit Commitments and Revolving Credit Exposure shall be required with respect to any amendment, modification, supplement or waiver during the continuation of a Default or when the conditions in Section 4.02 to any Revolving Credit Borrowing cannot be satisfied of any condition precedent in Section 4.02 to any Revolving Credit Borrowing. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties, the Requisite Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 10.09 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(d) Notwithstanding the foregoing, upon the request of the Euro Borrower and with the written consent of each Revolving Euro Lender, this Agreement may be amended to provide for the making of Revolving Euro Loans in additional approved currencies to be made to the Euro Borrower or approved Subsidiaries of the Euro Borrower on the terms set forth in such amendment.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Crown Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding New Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any New Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Crown Holdings and the Administrative Agent to the extent necessary to integrate any New Term Commitments on substantially the terms and conditions set forth in Section 2.22 or New Revolving LC Commitments on substantially the same basis as the Revolving LC Loans, as applicable.

(g) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.09 requires the consent of all of the Lenders affected and with respect to which the Requisite Lenders shall have granted their consent, then provided no Event of Default then exists, Crown Holdings shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans of the Class for which its consent is being sought, and its Commitments hereunder to one or more assignees; provided that (a) all Obligations of Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the applicable Borrower, the Applicable Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04.

SECTION 10.10. Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

(b) In order to fulfill the obligations of articles L.313-1 and L.313-2 of the French consumer code (“Code de la Consommation”), Citibank International plc represents to the Euro Borrower, who accepts such representation, that the effective global rate (“taux effectif global”) calculated in accordance with the articles referred to above, on the basis of a 365-day year, is 5.6179% in respect of Revolving Euro Loans. The effective global rate (“taux effectif global”) was calculated on the basis of utilization of the total Revolving Euro Commitments on September 1, 2004, and LIBO Rate for an Interest Period of one month on September 1, 2004 of 2.07575% in the case of Revolving Euro Loans. Given the floating nature of such Loans, such rate is given on an indicative basis as of the Effective Date only and shall not be binding on the Lenders in the future.

SECTION 10.11. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.16. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01, subject to such other form of notice as may be required under applicable law with respect to the German Borrowers. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) By the execution and delivery of this Agreement, the Euro Borrower and each Subsidiary Borrower acknowledges that it has by separate written instrument, designated and appointed Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, attn: Senior Vice President - Finance (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the Loan Documents that may be instituted in any federal or state court in the State of New York.

(e) The Euro Borrower and each Subsidiary Borrower, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents (it being understood that the waivers contained in this paragraph (e) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

SECTION 10.17. Judgments Relating to Euro Borrower. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Euro Borrower and each Subsidiary Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss; provided that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to the Euro Borrower. The obligations of the Euro Borrower contained in this Section 10.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.18. Confidentiality. (a) None of the Administrative Agent, the Syndication Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent, the Syndication Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each of the Administrative Agent, the Syndication Agent and the Lenders may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 10.18 by the Administrative Agent, the Syndication Agent or such Lender, or (B) is or becomes available to the Administrative Agent, the Syndication Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

SECTION 10.19. Fixed Income Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other Loan Documents. Nothing in this Section 10.19 shall prejudice the right of the Agents, the Syndication Agent, the Joint Lead Arrangers or any Lender to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to paragraph (b) below at the e-mail address(es) set forth on Schedule 2.01 opposite such Lender’s name or pursuant to the notice provisions of any assignment and acceptance agreement shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.

(b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) The Communications transmitted pursuant to this Section 10.19 and the Platform are provided “as is” and “as available.” Neither the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Communications or the Platform and each Citigroup Party expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective Related Parties have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent’s gross negligence or willful misconduct.

(d) Termination. The provisions of this Section 10.19 shall automatically terminate on the date that Citicorp North America, Inc. or any of its Affiliates ceases to be the Administrative Agent under this Agreement.

SECTION 10.20. Euro Agents as Joint Creditors. Each of the Loan Parties and each Lender, Agent, Syndication Agent, Co-Documentation Agent, Term B Arranger, Lead Arranger and Senior Managing Agent agree that each of the Euro Agents (and any agent or sub-agent of any such Euro Agent) shall be a joint creditor (together with the relevant Lender, Agent, Syndication Agent, Co-Documentation Agent, Term B Arranger, Lead Arranger or Senior Managing Agent) of each and every obligation of the Loan Parties toward each Lender, Agent, Syndication Agent, Co-Documentation Agent, Term B Arranger, Lead Arranger and Senior Managing Agent under or in connection with the Loan Documents, and that accordingly the Euro Agents (and any agent or sub-agent of any such Euro Agent) will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to any such Euro Agent or the relevant Lender, Agent, Syndication Agent, Co-Documentation Agent, Term B Arranger, Lead Arranger or Senior Managing Agent shall, to the same extent, discharge the corresponding obligation owing (or any agent or sub-agent of any such Euro Agent) to the other.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers as of the day and year first above written.

CROWN HOLDINGS, INC., as Parent Guarantor

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

By:	/s/ Rosemary Haselroth
Name:	Rosemary Haselroth
Title:	Assistant Secretary

CROWN INTERNATIONAL HOLDINGS, INC., as Parent Guarantor

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

CROWN CORK & SEAL COMPANY, INC., as Parent Guarantor

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

CROWN AMERICAS, INC., as the U.S. Borrower

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Vice President and Treasurer

CROWN EUROPEAN HOLDINGS S.A., as the Euro Borrower

By:	/s/ Paul Browett
Name:	Paul Browett
Title:	attorney-in-fact

CROWN UK HOLDINGS LIMITED

By:	/s/ Paul Browett
Name:	Paul Browett
Title:	attorney-in-fact

CROWN VERPACKUNGEN DEUTSCHLAND GMBH

By:	/s/ Howard Lomax
Name:	Howard Lomax
Title:	Director

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

CITICORP NORTH AMERICA, INC., as Administrative Agent and as Lender

By:	/s/ Myles Kassin
Name:	Myles Kassin
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

CITIBANK INTERNATIONAL plc, as U.K. Administrative Agent and as Lender

By:	/s/ Ian Hayton
Name:	Ian hayton
Title:	Assistant Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger in respect of the Revolving Facilities and Sole Arranger in respect of the Term B Facility

By:	/s/ Whit Marshall
Name:	Whit Marshall
Title:	Director

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

LEHMAN BROTHERS INC., as Joint Lead Arranger in respect of the Revolving Facilities

By:	/s/ Frank R. Turner
Name:	Frank R. Turner
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent and as a Lender

By:	/s/ Frank R. Turner
Name:	Frank R. Turner
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

ABN AMRO INCORPORATED INC., as Co-Documentation Agent and Lender

By:	/s/ Alexander M. Blodi
Name:	Alexander M. Blodi
Title:	Managing Director

By:	/s/ Christopher M. Plumb
Name:	Christopher M. Plumb
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

BNP PARIBAS, as Co-Documentation Agent and Lender

By:	/s/ Richard Pace
Name:	Richard Pace
Title:	Managing Director

By:	/s/ Nanette Baudon
Name:	Nanette Baudon
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

CALYON NEW YORK BRANCH, as Co- Documentation Agent and Lender

By:	/s/ Rod Hurst
Name:	Rod Hurst
Title:	Director

By:	/s/ Scott R. Chappelka
Name:	Scott R. Chappelka
Title:	Director

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

BANK OF AMERICA, N.A., as Senior Managing Agent and Lender

By:	/s/ Douglas J. Bolt
Name:	Douglas J. Bolt
Title:	Vice President

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

The Bank of Nova Scotia, as a Lender

By:	/s/ Brian Allen
Name:	Brian Allen
Title:	Managing Director

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

SCOTIABANK EUROPE PLC, as a Lender

By:	/s/ J.A. Flexer
Name:	J.A. Flexer
Title:	Director

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Jerome McDermott
Name:	Jerome McDermott
Title:	Duly Authorized Signatory

Crown Americas, Inc.

Crown European Holdings S.A.

Credit Agreement September 2004